     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 2000



                                                      REGISTRATION NO. 333-96223

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                               BROADBANDNOW, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                           7370                          75-2851160
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

                         ------------------------------
                              1440 CORPORATE DRIVE
                              IRVING, TEXAS 75038
                                 (972) 650-6900
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                            JAMES R. PRICE, CHAIRMAN
                     MATTHEW HUTCHINS, SR., PRESIDENT & CEO
                               BROADBANDNOW, INC.
                              1440 CORPORATE DRIVE
                              IRVING, TEXAS 75038
                                 (972) 650-6900
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                with copies to:


                 MARK ZVONKOVIC, ESQ.                                  L. STEVEN LESHIN, ESQ.
                   KING & SPALDING                                   JENKENS & GILCHRIST, P.C.
             1185 AVENUE OF THE AMERICAS                                  1445 ROSS AVENUE
               NEW YORK, NEW YORK 10036                                 DALLAS, TEXAS 75202
                    (212) 556-2100                                         (214) 855-4500


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                                                                    AGGREGATE               AMOUNT OF
       TITLE OF CLASS OF SECURITIES TO BE REGISTERED            OFFERING PRICE(1)      REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value..............................       $115,000,000              $30,360
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).


(2) Previously paid with initial filing.

                         ------------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED MARCH 21, 2000


PROSPECTUS

                                           SHARES

                           BroadbandNOW, INC. [LOGO]
                             (FORMERLY I(3)S, INC.)

                                  COMMON STOCK
                          ---------------------------
This is an initial public offering of           shares of common stock of
BroadbandNOW, Inc. We are selling all of the           shares of common stock
offered under this prospectus.


We expect the initial public offering price to be between $       and $
per share. Currently, no public market exists for our shares. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "BBNW."


SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------

                                                                    PER
                                                                   SHARE              TOTAL
                                                              ----------------   ----------------
Public offering price.......................................      $                  $
Underwriting discounts and commissions......................      $                  $
Proceeds, before expenses, to us............................      $                  $

                          ---------------------------
The underwriters may also purchase up to an additional      shares at the public
offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over allotments.


The underwriters are severally underwriting the shares being offered. The
underwriters expect to deliver the shares in New York, New York on           ,
2000.

                          ---------------------------
BEAR, STEARNS & CO. INC.
                                   CHASE H&Q

                                                       JEFFERIES & COMPANY, INC.


                 The date of this prospectus is        , 2000.

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Prospectus Summary..........................................     1
Risk Factors................................................     5
Special Note Regarding Forward-Looking Statements...........    16
Use of Proceeds.............................................    16
Dividend Policy.............................................    16
Capitalization..............................................    17
Dilution....................................................    18
Unaudited Pro Forma Consolidated Financial Information......    19
Selected Historical Consolidated Financial Data.............    22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    24
Business....................................................    31
Management..................................................    49
Principal Stockholders......................................    59
Certain Relationships and Related Party Transactions........    62
Description of Capital Stock................................    65
Shares Eligible for Future Sale.............................    71
Underwriting................................................    73
Experts.....................................................    76
Legal Matters...............................................    76
Where You Can Find More Information.........................    76
Glossary of Terms...........................................    77
Index to Consolidated Financial Statements..................   F-1


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE, AND THE UNDERWRITERS, HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.


     We have included definitions of technical terms important to your understanding of our business under "Glossary of Terms" on page 77.


                                      (ii)

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our consolidated financial statements and related notes, and consider the information set forth under "Risk Factors" before making an investment decision. Unless we indicate otherwise, the information set forth in this prospectus includes reference to our subsidiary prior to our reincorporation in Delaware and assumes a two for one stock split and the conversion of all of our preferred stock, Class B common stock and Class C common stock into common stock to be effected on March 31, 2000.


                                  OUR COMPANY


     We provide high-speed, high-bandwidth Internet access and customized broadband content and applications under the BroadbandNOW(TM) tradename. We provide these data services to our subscribers via our private, national Internet protocol network which we manage on an end-to-end basis to ensure peak performance. By utilizing multiple broadband access technologies, including cable modem, xDSL, Ethernet and wireless, we connect subscribers directly to our network. Our mission is to provide our subscribers with the "always on, always fast, always fun(TM)" experience of BroadbandNOW(TM) at data transmission speeds substantially faster than typical dial-up connections.



     We have established and are pursuing strategic relationships with service partners to gain access more rapidly to potential subscribers and deliver our services. Our service partners currently include:



     - utility companies, such as Northern States Power through its communications subsidiary, Seren Innovations;



     - property managers and owners and real estate investment trusts, or REITs, such as Archstone Communities, AvalonBay Communities, Camden Property and Forest City Residential; and



     - private cable operators, or PCOs, such as Direct Digital Communications, Global Interactive and GTE Media Ventures.



We also intend to pursue service partner relationships with other emerging data communications providers such as multiple system cable operators. As part of our service partner agreements, which currently average seven years in duration, we share both in the funding of capital and operating expenditures and in the revenue generated. As of December 31, 1999, we had executed master service agreements with our service partners that cover approximately 600,000 potential passings and obtained approximately 2,300 broadband subscribers for our BroadbandNOW(TM) service from the approximately 39,000 passings constructed at that time.



     Our product offering is based upon the premise that sustainable, high-performance, broadband Internet access requires a high-capacity, scalable, national network architecture and server platform to alleviate public Internet bottlenecks and enable true end-to-end network management capabilities. As such, we have designed and deployed our own private, national Internet protocol network that currently has 25 points-of-presence, or POPs, serving 26 markets. Our network is managed on an end-to-end basis, 24 hours a day, seven days a week from our network operations center in Dallas, Texas. Our network is scalable to OC-48 and we expect to have 47 POPs, serving 48 markets, covering 18,000 route miles by the end of 2000. Through strategic affiliations with Adaptive Broadband, Lucent Technologies and Nortel Networks, we have developed certain customized network solutions that ensure consistent quality and interoperability between our private, national network infrastructure and the multiple broadband access technologies we use for "last mile" access, which is the local portion of our network that connects subscribers' premises to our POP. Lucent Technologies and Nortel Networks are investors in our company with a combined equity investment of $30 million.


     A key part of our strategy is to provide our subscribers with content enhanced for broadband connectivity. Access to this enhanced content is initiated through our integrated BroadbandNOW(TM) launch screen where we present internally developed, as well as aggregated, broadband content. Through our directPEER(TM) program we aggregate sources of broadband content by connecting the servers of other providers and aggregators of broadband content directly to our private network and subscribers. To date we have established a directPEER(TM) partnership with Yahoo! and are pursuing agreements with other broadband content providers. In addition to our directPEER(TM) program, we also work closely with a number of quality software vendors, such as Microsoft, and broadband content providers, such as Liberty Media, to develop the key components of our product offering that enable us to more rapidly deliver broadband access, applications and content to our subscribers. Liberty Media and Microsoft are investors in our company with a combined equity investment of $40 million.



     People are increasingly using the Internet for work, personal communications, commerce and leisure. The growth in the number of subscribers, the increase in Internet usage, the growth in e-commerce business and the development of bandwidth-intensive applications are imposing burdens on the current Internet infrastructure, resulting in primarily slower transmission speeds and reduced network availability. The increasing demand by subscribers for reasonably priced high-speed service that can handle bandwidth-intensive applications is projected to cause the market for broadband Internet service to grow rapidly.


     Our Strategy. We intend to become a leading provider of high-speed, high-bandwidth Internet access and broadband content and applications. To achieve this objective, we intend to:

     - Establish strategic relationships with service partners nationwide;


     - Provide high quality services and a full range of high-speed data solutions for our service partners;


     - Utilize and leverage multiple broadband access technologies for "last mile" access;


     - Continue the deployment of our private, nationwide Internet protocol network;


     - Link directPEER(TM) content partners directly to our private, nationwide Internet protocol network;

     - Develop, aggregate and deliver additional broadband content and applications;

     - Invest in our BroadbandNOW(TM) brand; and

     - Leverage our key supplier relationships to create customized technology.
                         ------------------------------

     Our principal executive offices are located at 1440 Corporate Drive, Irving, Texas 75038, and our telephone number is (972) 650-6900. Our websites are located at http://www.broadbandnow.net and http://www.bbnow.com. Information contained on our websites is not a part of this prospectus. On January 6, 2000, the Company formed a Delaware holding company, BroadbandNOW, Inc., from the existing capital structure of its former company, I 3S, Inc. All company operations will continue to be conducted in the Texas corporation, which has been renamed BroadbandNOW Texas, Inc. and which is a wholly-owned subsidiary of BroadbandNOW, Inc.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth our summary historical consolidated financial and other data as of and for each of the three years ended December 31, 1997, 1998 and 1999; and consolidated balance sheet data as of December 31, 1999, pro forma for the private placement of our Series A redeemable convertible preferred stock subsequent to December 31, 1999, and as adjusted for the consummation of this offering.

     The following summary consolidated financial data has been derived from our audited consolidated financial statements and the notes to those statements included in this prospectus beginning on page F-1. You should read this information together with the information under "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You should not assume that the summary consolidated financial data is indicative of our future performance.

     Our revenue streams were largely derived from our systems integration business through December 31, 1998. Beginning in late 1998, we strategically de-emphasized our systems integration business and began to focus on our Internet subscriber services. Therefore, results for these periods are not directly comparable and are not indicative of future results.


                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1997        1998         1999
                                                              --------   ----------   ----------
                                                              (ALL DOLLAR AMOUNTS IN THOUSANDS,
                                                                    EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Internet subscriber services..............................   $   --     $     17     $    444
  All other revenues........................................    3,801        1,338          464
                                                               ------     --------     --------
Total revenues..............................................    3,801        1,355          908
Operating expenses..........................................    4,615        5,073       16,797
                                                               ------     --------     --------
Operating loss..............................................     (814)      (3,718)     (15,889)
Net loss attributable to common stockholders................     (883)      (3,775)     (17,492)
Basic and diluted net loss per share........................   $(0.06)    $  (0.20)    $  (0.75)
                                                               ======     ========     ========
Shares used to compute basic and diluted net loss per share
  (in thousands)............................................   14,695       19,164       23,437
                                                               ======     ========     ========
OTHER DATA(1):
Passings....................................................       --      127,000      613,000
Passings constructed........................................       --        2,762       39,127
Subscribers.................................................       --           84        2,313
Penetration.................................................       --          3.0%         5.9%


                                                                    AS OF DECEMBER 31, 1999
                                                            ----------------------------------------
                                                                                        PRO FORMA
                                                             ACTUAL    PRO FORMA(2)   AS ADJUSTED(3)
                                                            --------   ------------   --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................................  $ 52,802     $ 76,388
Working capital...........................................    45,764       69,350
Total assets..............................................    76,735      100,321
Long-term debt and capital leases.........................    14,159       14,159
Redeemable convertible preferred stock....................    66,915       90,501
Stockholders' equity (deficit)............................   (12,431)     (12,431)

---------------


(1) "Passings" include all of the doors for potential subscribers which, through our existing agreements with our service partners, we have the right to be granted access to and/or the right to construct facilities to provide our services. We do not include passings attributable to service partners who do not have the financial strength to construct the necessary infrastructure to allow us to provide high-speed data services. "Passings constructed" identifies the number of doors for potential subscribers where we have built out the infrastructure necessary to provide high-speed data services within 24 hours of receiving a request to do so. "Subscribers" is the number of customers that have subscribed to our service. "Penetration" is equal to the number of subscribers divided by the passings constructed.


(2) The "pro forma" column reflects the issuance of 1,265,723 shares of Series A redeemable convertible preferred stock issued after December 31, 1999, in exchange for approximately $23.6 million in cash net of expenses.


(3) The "pro forma as adjusted" column reflects our capitalization as of December 31, 1999, with adjustments to give effect to the stock split to be effected on March 31, 2000 and the conversion of all shares of outstanding preferred stock, including those issued after December 31, 1999, into 9,693,690 shares of common stock upon the closing of this offering, and the receipt of the estimated proceeds from the sale of our common stock offered hereby (after deducting the estimated offering expenses and underwriting discounts and commissions).

                                  RISK FACTORS

     Investing in our common stock involves risks. You should carefully consider the following risks together with the other information contained in this prospectus before deciding to buy our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also could harm our business, financial condition and operating results.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE AND FORECAST OUR BUSINESS.


     We have only a limited operating history in providing high-speed data services over the Internet. Prior to 1999, most of our operations and our revenues related to our systems integration operations, which we have strategically de-emphasized. We have historically incurred net losses. As a result, forecasting operating results for our Internet services is difficult and our historical results are not indicative of our future results. The profit potential of our business model is unproven. We have difficulty predicting whether the pricing models for our Internet services will prove to be viable, whether demand for our Internet services will materialize at the prices we charge, or whether current or future pricing levels will be sustainable. If such pricing levels are not achieved or sustained, or if our services do not achieve or sustain broad market acceptance, our business will be significantly harmed.


OUR QUARTERLY PERFORMANCE MAY BE DIFFICULT TO FORECAST AND OUR ACTUAL PERFORMANCE MAY FLUCTUATE.

     Our quarterly revenues and operating results are difficult to forecast even in the short term. A significant portion of our expenses is fixed in advance based in large part on future revenue forecasts. If revenue is below expectations in any given quarter, the adverse impact of the shortfall on our operating results may be magnified by our inability to adjust spending to compensate for the shortfall.

     In addition, our actual operating results may fluctuate significantly due to a variety of factors, many of which are outside our control. Factors that may affect our operating results include:

     - the speed with which third parties are able to deliver local and national telecommunications circuits;


     - the condition of the "last mile" infrastructure and our ability and that of our service partners to upgrade or maintain that infrastructure and the timing thereof;



     - our effectiveness and that of our service partners in marketing our service;


     - the rate at which customers subscribe to our Internet services and the prices subscribers pay for these services;


     - changes in the revenue splits between us and our service partners; and


     - the overall market demand for e-commerce and broadband content and applications in general.

WE HAVE INCURRED SIGNIFICANT NET LOSSES, EXPERIENCED NEGATIVE CASH FLOWS AND ACCUMULATED A SIGNIFICANT DEFICIT.

     We have incurred net losses in each fiscal year since our formation. As of December 31, 1999, we had an accumulated deficit of $22.7 million. In addition, we currently intend to increase our capital expenditures and operating expenses in order to expand our network to support additional expected subscribers in existing and future markets and to market and provide services to a growing number of potential subscribers. As a result, we expect to incur additional substantial operating and net losses and there is no assurance that we will ever achieve favorable operating results or profitability. See "Business -- Our Business Strategy."

OUR FAILURE TO MANAGE THE GROWTH OF OUR OPERATIONS COULD HARM OUR BUSINESS.

     Our future performance depends, in part, upon the ability of senior management, which, among other things, must manage growth effectively. We have rapidly and significantly expanded our operations. We anticipate that further significant expansion will be required to grow our subscriber base if we are to be successful in implementing our business strategy. We may not be able to implement management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. During 1998, we increased the number of employees from 31 to 46, and as of March 15, 2000, we had further increased our total number of employees to
128. To manage the expected growth of our operations and personnel, we will be required to:


     - train, motivate and manage our sales and marketing, engineering, technical and customer support employees;

     - improve existing and implement new operational, financial and management controls, reporting systems and procedures; and

     - install new management information systems.

If we are unable to manage growth effectively, our business will suffer.


WE RELY HEAVILY ON OUR SERVICE PARTNERS TO PROVIDE OUR SERVICES, AND OUR FAILURE TO MAINTAIN THESE RELATIONSHIPS COULD HARM OUR BUSINESS.



     We obtain access to subscribers through agreements with utility companies, REITs and PCOs. Key service partners currently include Archstone Communities, AvalonBay Communities, Cable Plus, Camden Properties, Direct Digital Communications, Forest City Residential, Global Interactive, GTE Media Ventures, Northern States Power, through its communications subsidiary Seren Innovations, and OpTel. We rely upon our service partners in many areas, including, but not limited to: marketing to potential subscribers; obtaining access to on-property plant and equipment; and subscriber billing and collection. In addition, transmission of the BroadbandNOW(TM) service over coaxial cable is dependent on the availability of high-speed, two-way coaxial cable infrastructure. In some cases, our service partners are required to pay for and complete the upgrade and maintenance of the cable infrastructure so that we will be able to provide consistently high performance and reliable service.



     There are many risks related to our service partner arrangements, including some that we may not have foreseen. For example, certain service partners have reduced and/or delayed marketing efforts to potential subscribers due to financial duress; delayed and, in some cases, limited our access to properties for installation and maintenance; and delayed providing subscriber billing information and remitting payment of our revenue share to us. These delays adversely impact the speed at which we install new properties and market to and commence service for new subscribers, each of which could have a material adverse effect on our financial results. Certain of our service partners have limited experience with these upgrades, and these investments may place a significant strain on their financial, managerial, operating and other resources, especially since most of our PCO service partners are highly leveraged or under financial duress. In addition, under certain circumstances our service partner agreements may be terminated, with liquidated damages payable in some cases. It is difficult to assess the likelihood of future occurrences of these and other related risks, including the lack of success of the overall arrangement to meet both our objectives and those of our service partners. If we fail to maintain these relationships or if our service partners do not perform to our expectations, our ability to continue to provide our service to existing subscribers, deploy our service to new subscribers and generate revenues will be materially harmed.



WE MAY BE ADVERSELY IMPACTED BY THE FINANCIAL DIFFICULTIES OF OUR PCO SERVICE PARTNERS.



     Several of our PCO service partners are highly leveraged or under financial duress. OpTel, for example, recently filed for protection under the U.S. Bankruptcy Code. As part of its reorganization, OpTel has the option to accept or reject our contract in its entirety at any point in time prior to confirmation of its plan of reorganization, which currently has not been filed. If OpTel rejects our contract, we would be permitted to terminate the contract and approach the property owners directly. OpTel subscribers accounted for 31% of 1999 Internet subscriber services revenues. In addition to potential delays in systems and infrastructure upgrades and maintenance as noted above, the financial difficulties of our PCO service partners could adversely affect our ability to construct additional passings under the current contracts and to collect revenues from our subscribers. The failure of our service partners to provide the necessary infrastructure to deploy our service or the rejection of our contracts by our service partners may materially adversely affect our business, operating results or financial condition.


WE FACE SIGNIFICANT COMPETITION FROM COMPETITORS THAT MAY LIMIT OUR ABILITY TO GAIN ADDITIONAL MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.


     The markets for consumer and business Internet services and online content are extremely competitive. We expect that competition will intensify in the future. Many of our competitors and potential competitors, consisting of local exchange carriers, long-distance carriers, Internet access and service providers and Internet content and applications providers have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with our customers and potential customers, advertisers and content and applications providers than we. These competitors, such as AT&T, SBC Communications, Excite@Home and others have announced plans to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or online content and applications than we. Additionally, America Online, the dominant dial-up Internet service provider, has recently entered into an agreement to acquire Time Warner. Time Warner owns a large cable infrastructure and substantial entertainment and media content assets. The merged company will have the capacity to market broadband services with Time Warner's content under AOL's brand name, creating increasing competition from a dominant Internet service provider. Also, there are other companies that compete with us for strategic relationships with potential service partners. Furthermore, many of our competitors are offering, or may soon offer, technologies that will attempt to compete with some or all of our high-speed data service offerings. We may not compete successfully against current or future competitors and the competitive pressures we face may materially adversely affect our business, operating results or financial condition. See "Business -- Competition."



WE DEPEND ON THIRD PARTIES FOR FIBER OPTIC TRANSPORT AND CO-LOCATION FACILITIES. AN INABILITY TO CONTINUE TO OBTAIN ADEQUATE ACCESS TO TRANSMISSION FACILITIES OR CO-LOCATION SPACE ON ACCEPTABLE TERMS COULD NEGATIVELY IMPACT OUR BUSINESS.


     We depend on the availability of fiber optic transmission facilities from third parties to connect our equipment within and between metropolitan areas and for co-location facilities. These third party fiber optic carriers and providers of co-location facilities include long distance carriers, incumbent carriers and other competitive carriers. Many of these entities are, or may become, our competitors. This approach includes a number of risks. For instance, we may be unable to obtain and renew supply agreements at acceptable rates, terms and conditions, including timeliness. We have in the past experienced supply problems with certain of our fiber optic transport and co-location facilities' suppliers, and they may not be able to meet our needs on a timely basis in the future. Moreover, the fiber optic transport providers whose networks we lease may be unable to obtain or maintain permits and rights-of-way necessary to develop and operate existing and future networks. An inability to obtain adequate and timely access to co-location space or transmission facilities on acceptable terms and conditions could have a material and adverse effect on our business, prospects, operating results and financial condition.


WE DEPEND ON THE DEVELOPMENT AND ACCEPTANCE OF HIGH-QUALITY, HIGH-SPEED BROADBAND INTERNET CONTENT AND APPLICATIONS. THE LACK OF SUCH DEVELOPMENT OR ACCEPTANCE COULD ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION.


     A key component of our strategy is to provide a more compelling interactive experience to Internet users than the experience currently available from dial-up Internet service providers and other online service providers. We believe that, in addition to providing high-speed, high-performance Internet access, we must also promote the development of and aggregation of high-quality multimedia Internet content and applications. Our success in providing and aggregating such content and applications, and our success in charging a premium for our service, is dependent on the ability of content and applications providers to create and support high-quality, high-speed multimedia Internet content and applications and our ability to aggregate content and applications offerings in a manner that subscribers find useful and compelling. Our ability to accomplish this will depend on our ability and that of our competitors to develop a subscriber base sufficiently large to justify investments in the development of such content and applications by others. There is no assurance that we will be successful in these endeavors. In addition, the market for high-quality multimedia Internet content and applications is at an early stage of development and is rapidly evolving, and there is significant competition among Internet service providers and online service providers for aggregating such content and applications. If the market fails to develop as expected or competition increases, or our content and applications offerings do not achieve or sustain market acceptance, our business, operating results and financial condition will be materially adversely affected. See "Business -- Our Business Strategy" and "Business -- Our Products."


WE ARE DEPENDENT ON THE CONTINUED GROWTH OF THE INTERNET AND ON OUR ABILITY TO SUCCESSFULLY ANTICIPATE THE FREQUENTLY CHANGING PREFERENCES OF OUR USERS. IF SUCH GROWTH DOES NOT CONTINUE OR WE DO NOT RESPOND EFFECTIVELY TO SUCH CHANGES, OUR REVENUES AND FINANCIAL CONDITION COULD BE HARMED.



     Our business is unlikely to be successful if the use of the Internet and specifically high-speed, broadband Internet applications, such as ours, does not continue to increase. Similarly, our business may be adversely impacted if concerns about privacy and security slow the expected growth in e-commerce. Even if the popularity of the Internet and related high-speed, broadband Internet applications does increase and e-commerce grows as expected, the success of our service depends on our ability to anticipate and maintain content that appeals to the frequently changing preferences of our subscribers. Any failure on our part to successfully anticipate, identify or react to changes in styles, trends or preferences of our subscribers would lead to reduced interest in and use of the BroadbandNOW(TM) service and could materially and adversely affect our business, operating results and financial condition.



WE CANNOT PREDICT THE ACCEPTANCE AND MAINTENANCE OF THE BROADBANDNOW(TM) BRAND. OUR FAILURE TO DEVELOP AND MAINTAIN RECOGNITION OF OUR BRAND COULD PREVENT US FROM ACHIEVING A PROFITABLE LEVEL OF REVENUES.


     The development of the BroadbandNOW(TM) brand is important to our future success. We believe that we must establish and maintain the BroadbandNOW(TM) brand across our entire subscriber base to attract and expand that base. The BroadbandNOW(TM) brand could be eroded by misjudgments in service offerings or a failure to develop and maintain content that appeals to the evolving preferences of our audience. The inability to establish or maintain the BroadbandNOW(TM) brand successfully, or the incurrence of excessive expense in an attempt to promote and maintain our brand, could materially and adversely affect our business, operating results and financial condition and our ability to attract subscribers. See "Business -- Our Business Strategy."

OUR SUCCESS DEPENDS ON THE SUCCESSFUL DEVELOPMENT OF NEW SERVICES AND FEATURES BECAUSE WE ARE SUBJECT TO TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, WHICH MAY RENDER OUR SERVICES NONCOMPETITIVE OR OBSOLETE.

     The markets for consumer and business Internet access services and online content are characterized by rapid technological developments, frequent new product and service introductions and evolving industry standards. The emerging nature of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our network, Internet content and consumer and business services, particularly in response to offerings of new products or services by our competitors. In addition, our new enhancements must meet the requirements of our current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructure to adapt to these changes. There can be no assurance that we will successfully respond quickly, cost effectively and sufficiently to these developments.

WE MAY REQUIRE ADDITIONAL CAPITAL TO COMPLETE OUR NETWORK BUILD-OUT AND TO FUND OUR INFRASTRUCTURE, PRODUCT DEVELOPMENT AND OTHER NEEDS, AND AN INABILITY TO OBTAIN SUCH CAPITAL COULD PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN.



     As our business is still at an early stage, we must continue to make significant investments in the development of our network infrastructure and hire new personnel rapidly in anticipation of potential growth in our business. We believe that the net proceeds from this offering, together with existing cash, cash equivalents and capital lease financing, will be sufficient to fund our aggregate capital expenditures and working capital requirements, including operating losses, for the next 18 months. However, we may need to raise additional funds if our estimates of working capital, capital expenditure or lease financing requirements change or prove inaccurate, or if we are forced to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities. Over the longer term, it is likely that we will require substantial additional funds to continue to fund our infrastructure investment, product development, marketing, sales and customer support needs. We may need to raise funds through public or private equity or debt financings.



     If funds are raised through the issuance of equity securities, the ownership percentage of our then-current stockholders will be diluted and the holders of new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through a bank credit facility or the issuance of debt securities, the holder of such indebtedness would have rights senior to the rights of the holders of our common stock and the terms of this indebtedness could impose restrictions on our ability to incur additional indebtedness and also on our operations, which could impede the successful completion of our business plan. There can be no assurance that any such funds will be available at the time or times needed, or on terms acceptable to us. If adequate funds are not available, or are not available on acceptable terms, we may not be able to continue our network implementation, develop new products and services or otherwise respond to competitive pressures. Such inability could have a material adverse effect on our business, operating results and financial condition.



WE DEPEND ON THIRD PARTIES FOR KEY TECHNOLOGY AND SOFTWARE. IF WE ARE NOT ABLE TO OBTAIN SUCH TECHNOLOGY AND SOFTWARE ON COMMERCIALLY ACCEPTABLE TERMS, OUR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED.


     We currently depend on a limited number of suppliers for certain key technologies and software used to build and manage our network and offer our services. In particular, we depend on:

     - Adaptive Broadband for on-property wireless equipment;

     - Hewlett-Packard for servers;

     - Lucent Technologies for asynchronous transfer mode switches, access concentrators and on-property equipment;

     - Microsoft for server and browser software;

     - Nortel Networks for on-property equipment and network POP equipment; and

     - Vignette for profiling and content development software.

     Although we believe that there are alternative suppliers for each of these technologies, it could take a significant period of time to establish relationships with alternative suppliers and substitute their technologies into our network and products. In addition, we rely on software licensed from third parties, including applications that are integrated with internally developed software and used in our products. Most notably, we license content publishing software, remote management software and Windows NT. These third-party technology licenses may not continue to be available to us on commercially reasonable terms, or at all, and we may not be able to obtain licenses for other existing or future technologies that we desire to integrate into our products. The loss of any of our relationships with these suppliers could materially adversely affect our business, operating results and financial condition.

IF WE CANNOT MAINTAIN THE SCALABILITY AND SPEED OF OUR NETWORK, POTENTIAL CUSTOMERS WILL NOT SUBSCRIBE TO OUR SERVICES.

     Due to the limited deployment of our services, the ability of our network to connect and manage a substantial number of online subscribers at high transmission speeds is unknown. We face uncertainties related to our network's ability to be scaled to our expected subscriber levels while maintaining superior performance. There is no assurance that our network will be able to maintain such high-speed data transmission as the number of our subscribers grows. Our failure to maintain high-speed data transmission would significantly reduce consumer demand for our services and have a material adverse effect on our business, operating results and financial condition.

SYSTEM FAILURES COULD CAUSE INTERRUPTIONS IN THE SERVICES WE PROVIDE.


     Our operations are dependent upon our ability to support our highly complex network infrastructure and avoid damage from fires, earthquakes, hurricanes, floods, power losses, telecommunications failures and similar events. The occurrence of a natural disaster or other unanticipated problems at our network operations center or at a number of our network access points-of-presence could cause interruptions in the services we provide. Additionally, failure of other companies to provide the data communications capacity required by our network, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the services we provide. Any damage or failure that causes interruptions in our operations could materially and adversely affect our business, operating results and financial condition. Our natural disaster insurance excludes earthquakes and floods and may not cover all potential claims of the foregoing types, or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could have a material adverse effect on our business, operating results and financial condition.


SECURITY BREACHES AND VIRUSES COULD HURT OUR BUSINESS.


     Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Internet service providers and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized access could also potentially jeopardize the security of confidential information stored in our computer systems or those of our subscribers, which might result in liability to our subscribers, the loss of our current subscribers and the possible deterrence of potential subscribers. Although we intend to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there is no assurance that measures we implement will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, expenses, delays or cessation of service to our subscribers, which could have a material adverse effect on our business, operating results and financial condition. Our business interruptions insurance may not cover all potential claims arising as a result of viruses and other security breaches, or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could have a material adverse effect on our business, operating results and financial condition.



WE DEPEND ON KEY PERSONNEL WHO MAY LEAVE US AT ANY TIME AND SUCH A LOSS COULD IMPEDE OUR SUCCESS.



     Our success will depend on the continued employment of our key executive officers. The loss of the services of any of our executive officers, particularly our President and Chief Executive Officer, Matthew Hutchins, Sr., could disrupt our day-to-day operations, result in delays in the deployment of our private, national Internet protocol network, impede our efforts to maintain or form new relationships with service partners and to obtain new subscribers and otherwise harm our business. We currently have "key man" insurance on the following executives officers: Messrs. Matthew Hutchins, Sr., Charles W. (Bo) Price and Daniel A. Gillett. Despite such insurance, the death or departure of any of our key personnel could have a material adverse effect on our business, operating results and financial condition. See "Management -- Employment Agreements."

IF WE ARE UNABLE TO RETAIN AND HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY, WE MAY NOT BE ABLE TO SUCCESSFULLY ACHIEVE OUR OBJECTIVES.

     Our growth will require us to hire and train additional management, technical and marketing personnel. There is intense competition for management, technical and marketing personnel in the areas of our activities. Recruiting qualified personnel is an intensely competitive and time-consuming process. We may not be able to attract and retain the necessary personnel to accomplish our business objectives, and we may experience constraints that will adversely affect our ability to deploy our service in a timely fashion or to support our users and operations. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. The failure to attract and retain additional key employees could have a material adverse effect on our business, operating results and financial condition.

WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND WE MAY FACE CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY.

     Despite the precautions we take to protect our technology and other proprietary information, the possibility exists for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. The global nature of the Internet makes it virtually impossible to control the ultimate destination of our content offerings. Policing unauthorized use of our content offerings is difficult. There is no assurance that the steps we take will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. See "Business -- Intellectual Property."


WE MAY BE SUBJECT TO LIABILITY FOR PRODUCTS SOLD THROUGH OUR NETWORK.



     We have had a very limited experience in the sale of products online and the development of relationships with manufacturers or suppliers of such products. Consumers may sue us if any of the products that we sell online are defective, fail to perform properly or injure the user. Liability claims resulting from our sale of products could require us to spend significant time and money in litigation or to pay significant damages. As with other online service providers, patent claims could also be asserted against us based upon our services or technologies. Although we carry general liability insurance, our insurance may not cover potential claims of the foregoing types, or may not be adequate to indemnify us for all liability that may be imposed, including losses caused by our sale of defective products. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, operating results and financial condition.


WE MAY FACE LIABILITY FOR DEFAMATORY OR INDECENT CONTENT.


     The law relating to liability of Internet service providers and online service providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made to impose liability on Internet and online service providers under both United States and foreign law for defamation, the carriage of indecent materials or other theories based on the nature and content of the materials disseminated through their networks. Several lawsuits seeking to impose such liability are currently pending against other companies. In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. The imposition upon Internet and online service providers of potential liability for information carried on or disseminated through their systems could require us to implement measures to reduce our exposure to this liability. This may require that we expend substantial resources or discontinue offering certain services or products. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. One or more of these factors could significantly harm our business. Our general liability insurance may not cover potential claims of the foregoing types, or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could have a material adverse effect on our business, operating results and financial condition.



WE MAY BE SUBJECT TO GOVERNMENT REGULATION SUCH AS CABLE UNBUNDLING PROPOSALS, THE APPLICATION OF TELECOMMUNICATION LAWS TO SERVICES PROVIDED OVER THE INTERNET AND RULES GOVERNING THE USE OF THE MICROWAVE FREQUENCIES OVER WHICH OUR EQUIPMENT AND WIRELESS COMMUNICATIONS SYSTEMS ARE DEPLOYED, ALL OF WHICH COULD ADVERSELY AFFECT OUR BUSINESS BY REDUCING POTENTIAL REVENUES OR RAISING OUR COSTS.


     Although our services are not directly subject to current regulations of the Federal Communications Commission or any other federal or state communications regulatory agency, radio communications are subject to such regulation and changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes that, directly or indirectly, affect telecommunications costs, limit usage of subscriber-related information or increase the likelihood or scope of competition from the regional bell operating companies or other telecommunications companies, could affect the prices at which we sell our services. See "Business -- Competition."

     Radio communications are subject to regulation by United States and foreign laws and international treaties. Among these requirements are Federal Communications Commission rules governing the operation of Unlicensed National Information Infrastructure, or U-NII, devices in the 5.25 GHz and 5.725 GHz to
5.825 GHz frequency bands, and governing operation of other devices in the 2.4 GHz frequency band, which has been allocated by the Federal Communications Commission for use by Industrial, Scientific and Medical, or ISM, equipment. Our products and wireless communications systems deployed in the U-NII and ISM bands must conform to domestic and international requirements established to avoid interference among users of microwave frequencies and to permit interconnection of equipment. Each of the transceiver models which we purchase from our vendors must be certified by the Federal Communications Commission. In addition, domestic and international authorities regulate the allocation of the radio frequency spectrum. Products to support new services can be marketed only if permitted by suitable frequency allocations and regulations, and the process of establishing new regulations is complex and lengthy. We may experience difficulty obtaining allocation of spectrum and may experience spectral interference by other radio frequency sources. A delay or failure to obtain suitable allocations of available spectrum could have a material adverse effect on our business. We may also face future regulation or other restrictions on the use of the spectrum in which we operate. Any such regulation or restrictions could have a material adverse effect on our business. See
"Business -- Government Regulation."

UNCERTAIN FEDERAL AND STATE TAX AND OTHER SURCHARGES ON OUR SERVICES MAY INCREASE OUR PAYMENT OBLIGATIONS.

     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. A recently passed law places a temporary moratorium on certain types of taxation on Internet commerce. We cannot predict the effect of any current or future attempts to tax or regulate commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could harm our business.


PROPOSED FEDERAL AND STATE LEGISLATION WITH RESPECT TO INTERNET PRIVACY-RELATED ISSUES MAY ADVERSELY IMPACT OUR BUSINESS.



     Federal and state legislators are currently studying online privacy-related issues. In particular, they are examining Internet sites' use of "cookies", or identifiers, that enable sites, including advertisers, to track usage patterns by compiling data and to deliver customized content to users. The Federal Trade Commission and certain states' attorneys general are investigating such practices as potentially unfair and deceptive practices. In addition, other Internet privacy concerns, such as protecting the confidentiality of medical records, personal finances and credit card numbers, are also being reviewed. We have security measures in place to maintain the confidentiality of certain subscriber information; however, our security measures may not prevent security breaches by people who desire to steal or misuse personal or confidential information of or about our subscribers. In addition, our own use of subscriber information could be the subject of government investigation or regulation in the future. We cannot predict the effect of any legislation to safeguard privacy on the Internet or our potential liability thereunder. Any legislation that substantially impairs the growth of e-commerce could cause our sales to decline and have a material adverse affect on our business.


WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK.

     We have not paid any dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future on our common stock. We do have dividend requirements on our preferred stock and have paid cash dividends of approximately $38,000 through December 31, 1999, and have accrued additional dividends of $1.8 million through December 31, 1999. All of the existing preferred stock will convert automatically to common stock upon the consummation of this offering.

FAILURE TO OBTAIN YEAR 2000 COMPLIANCE COULD CAUSE AN INTERRUPTION IN, OR A FAILURE OF, OUR NORMAL BUSINESS ACTIVITIES AND OPERATIONS.

     The term "Year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 was reached. We have not yet experienced any system problems related to the year 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" for a more detailed discussion.

CERTAIN DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS CONTROL A SIGNIFICANT PORTION OF OUR VOTING STOCK AND MAY HAVE INTERESTS WHICH ARE ADVERSE TO YOURS.

     You should be aware that James R. Price, our Chairman of the Board, his brother, Charles W. (Bo) Price, a director and our Executive Vice President, and Geneva Associates, one of our principal stockholders and a company whose member-managers currently include two of our directors, and its affiliates will
control a total of approximately           % of our voting stock immediately
following the completion of this offering, or approximately           % if the
underwriters exercise their over-allotment option in full. Further, following this offering, I(3)S Funding I, an affiliate of Geneva Associates, will have the right to nominate one person to be a director and have us solicit proxies on its behalf. As a result, the Prices and Geneva Associates and its affiliates will have substantial influence over the outcome of actions requiring the approval of our stockholders, including elections of our board of directors, and they may make decisions that are adverse to your interests. See "Certain Relationships and Related Party Transactions" and "Management -- Election of Certain Directors."


OUR MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE USE OF THE PROCEEDS OF THE OFFERING, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND DEPRESS OUR STOCK PRICE.


     We expect to use the net proceeds of this offering, over time, for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, product lines or products. Our management will have the discretion to allocate the net proceeds to uses that stockholders may not deem desirable. There can be no assurance that the net proceeds can or will be invested to yield a return. See "Use of Proceeds."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF OUR COMMON STOCK.

     The price you pay for our common stock will be substantially higher than the book value of the common stock. As a result, you will experience immediate and substantial dilution in the pro forma combined net tangible book value of
your shares of $     per share, while our current stockholders will receive a
material increase in the pro forma combined net tangible book value of their shares of common stock. The aggregate unrealized gain to be incurred by our current stockholders
as a result of this offering is      . See "Dilution" for a more detailed
discussion.



IF WE ARE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY, WE WOULD BECOME SUBJECT TO SUBSTANTIAL REGULATION WHICH WOULD INTERFERE WITH OUR ABILITY TO CONDUCT OUR BUSINESS ACCORDING TO OUR BUSINESS PLAN.



     As a result of our previous financings, we have substantial cash, cash equivalents and short-term investments. We plan to continue investing the excess proceeds of these financings in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. Investment in securities primarily for the purpose of achieving investment returns could result in our being treated as an "investment company" under the Investment Company Act of 1940. The Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet certain statistical tests regarding their composition of assets and sources of income even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities.



     We believe that we are primarily engaged in a business other than investing in or trading securities and, therefore, are not an investment company within the meaning of the Investment Company Act. If the Investment Company Act required us to register as an investment company, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us would materially and adversely affect our business, prospects, operating results and financial condition.


A THIRD PARTY COULD BE PREVENTED FROM ACQUIRING YOUR SHARES OF STOCK AT A PREMIUM TO THE MARKET PRICE BECAUSE OF OUR ANTI-TAKEOVER PROVISIONS.


     There are provisions in our restated certificate of incorporation and bylaws that may make it more difficult for a third party to acquire, or attempt to acquire, control of us, even if a change in control would result in the purchase of your shares at a premium to the market price. In addition, our rights agreement contains rights that have potential anti-takeover effects. The rights under the rights agreement may cause substantial dilution to an acquiror that attempts to acquire us without obtaining the consent of our board of directors or conditioning the offer on a substantial number of rights being acquired or redeemed. Accordingly, these rights have the potential to deter a potential acquiror from making takeover proposals or tender offers that are not negotiated with our board of directors. See "Description of Capital Stock -- Certain Anti-Takeover Provisions under Delaware Law and in our Restated Certificate of Incorporation and Bylaws" for a more detailed discussion. Furthermore, the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by our board of directors.


WE DO NOT HAVE A PRIOR TRADING MARKET AND WE MAY EXPERIENCE A VOLATILE STOCK PRICE.

     A public market for our common stock has not previously existed. We cannot predict the extent to which investor interest in us will lead to the development of a trading market for our common stock or how our common stock will trade in the future. The initial public offering price for the shares will be determined by negotiations between the representatives of the underwriters and us. Investors may not be able to resell their shares at or above the initial public offering price.


     The price at which our common stock will trade depends upon a number of factors, particularly historical and anticipated operating results and general market and economic conditions, some of which are beyond our ability to control. Other factors that could cause the market price of our common stock to fluctuate substantially include short-term changes to our operating results that are not expected by financial analysts, adverse changes in the financial results of our service partners and technological innovations by our competitors. The occurrence of any of the other events described as risk factors in this prospectus may also affect the market price of our common stock.


     In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. Some of these fluctuations may be due to speculative trading by individual investors, including investors commonly referred to as "day traders." The trading prices of many technology companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, results which would seriously harm our business.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO FALL.

     Sales of a large number of shares of our common stock in the public market after this offering or the perception that such sales could occur could cause the market price of our common stock to drop. Upon completion of this offering,
we will have approximately      shares of common stock outstanding, of which
approximately      shares will be freely transferable without restriction or
registration under the Securities Act of 1933, unless such shares are held by our affiliates, as that term is defined in Rule 144 under the Securities Act. The officers and directors and all of our existing stockholders have agreed with Bear, Stearns & Co. Inc. not to sell or otherwise dispose of any of their shares for 180 days after the date of this prospectus. However, Bear, Stearns & Co. Inc. may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Sales of common stock by existing stockholders in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.


     In addition, as soon as practicable after the date of this prospectus, we intend to file a registration statement on Form S-8 with the Securities and Exchange Commission covering the approximately 10,000,000 shares of common stock reserved for issuance under our 1996 Omnibus Stock Plan. On the date 180 days
after the effective date of this offering, at least      shares will be subject
to immediately exercisable options based on the number of options outstanding as
of December 31, 1999, assuming an effective date of this offering of        ,
2000. Sales of a large number of shares could have an adverse effect on the market price for our common stock.


     The holders of        shares of common stock, all of whom have executed the
lock-up agreement described earlier, will have certain rights with respect to registration of such shares for sale to the public beginning 180 days after the effective date of the offering. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for our common stock. If we were to include in a company-initiated registration shares held by such holders pursuant to the exercise of their registration rights, such sales may have an adverse effect on our ability to raise needed capital. See "Description of Capital Stock -- Registration Rights."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements relating to, among other things, future results of operations, our plans and expectations regarding our future services and operations and general industry and business conditions applicable to us. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including those we describe in the "Risk Factors" section of this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     We use market data, industry forecasts and projections throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and there is no assurance that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information. Neither we nor any of the underwriters represents that any such information is accurate.

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $     million from this
offering, assuming an initial public offering price of $     per share, the
midpoint of the range set forth on the cover page of this prospectus. Net proceeds are computed by deducting the underwriting discount and our estimated
offering expenses of $     from the total public offering price.

     We currently intend to use the net proceeds from this offering for:


     - approximately $     for capital and other expenditures associated with
       the continued build-out of our private, national Internet protocol network;



     - approximately $     for working capital associated with the deployment of
       our BroadbandNOW(TM) service;


     - the payment of approximately $     of dividends on our preferred stock
       accrued prior to the date of this offering; and


     - approximately $     for other general corporate purposes.



     Pending such uses, the net proceeds of this offering will be invested in short-term, interest bearing, investment grade securities to the extent permitted by the terms of any statistical asset tests imposed by the Investment Company Act of 1940.


                                DIVIDEND POLICY

     We have never paid any dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. The board of directors currently intends to retain any earnings for use in our business. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon existing conditions such as our financial condition, results of operations, capital requirements, business prospects and other factors our board of directors deems relevant. Our preferred stock has dividends at a defined rate and we pay and declare such dividends based on those terms. All of the existing preferred stock will automatically convert to common stock upon the consummation of this offering and dividends accrued to that date will be paid at that time.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999, on an actual, pro forma and pro forma as adjusted basis:

     - The "Actual" column reflects our capitalization as of December 31, 1999, without any adjustments to reflect subsequent events or anticipated events;


     - The "Pro Forma" column reflects the issuance of 1,265,723 shares of Series A redeemable convertible preferred stock issued after December 31, 1999, in exchange for approximately $23.6 million in cash net of expenses; and



     - The "Pro Forma As Adjusted" column reflects our capitalization as of December 31, 1999, with adjustments to give effect to the stock split and conversion of all shares of outstanding preferred stock, including those issued after December 31, 1999, into 9,693,690 shares of common stock upon the closing of this offering, and the receipt of the estimated proceeds from the sale of our common stock offered hereby (after deducting the estimated offering expenses and underwriting discounts and commissions).



     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. All shares of common stock have been adjusted to reflect the two for one stock split to be effected on March 31, 2000.



                                                                   AS OF DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
Long-term debt and capital leases...........................  $ 14,159   $ 14,159
Series A redeemable convertible preferred stock, $0.001 par
  value
  Authorized shares -- 6,900,000 shares actual and pro
     forma; 50,000,000 pro forma as adjusted
  Issued and outstanding -- 3,581,122 shares actual;
     4,846,845 shares pro forma; none pro forma as
     adjusted...............................................    66,915     90,501
Stockholders' equity:
  Common stock, $0.001 par value Authorized
     shares -- 150,000,000 shares actual and pro forma;
     300,000,000 pro forma as adjusted Issued and
     outstanding(1) -- 23,477,282 shares actual and pro
     forma;   shares pro forma as adjusted..................        23         23
  Additional capital........................................    10,226     10,226
  Accumulated deficit.......................................   (22,680)   (22,680)
                                                              --------   --------
          Total stockholders' equity (deficit)..............   (12,431)   (12,431)
                                                              --------   --------     --------
          Total capitalization..............................    68,643     92,229
                                                              ========   ========     ========


---------------

(1) Outstanding shares do not include shares of common stock reserved for issuance under our 1996 Omnibus Stock Plan and other agreements.

                                    DILUTION


     The pro forma net tangible book value of our common stock as of December
31, 1999, was approximately $     million, or $     per share. Pro forma net
tangible book value per share represents the amount of our total assets, excluding goodwill, less our total liabilities, divided by the total number of outstanding shares of common stock after giving effect to the stock split to be effected on March 31, 2000 and the conversion of all outstanding shares of Class B common stock, Class C common stock and preferred stock into common stock that will occur upon the closing of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after the
offering. After giving effect to the sale of the      shares of common stock in
this offering, at an assumed initial public offering price of $     per share,
and after deducting the estimated underwriting discount and our estimated offering expenses, the pro forma net tangible book value of our common stock
would have been $          or $     per share. This represents an immediate
increase of pro forma net tangible book value of $     per share to existing
stockholders and an immediate dilution in pro forma net tangible book value of
$     per share to new investors. The following table illustrates this per share dilution:


Assumed initial public offering price per share...........            $
Pro forma net tangible book value per share as of December
  31, 1999................................................            $
Pro forma net tangible book value per share attributable
  to this offering........................................            $
Pro forma net tangible book value per share after this
  offering................................................            $
Dilution per share to new investors.......................            $
                                                                      =======

     The following table summarizes on a pro forma basis as of December 31, 1999, the number of shares of common stock purchased from us, the total price paid and the average price per share paid by existing stockholders and by the new investors in this offering. This information is based on an assumed initial
public offering price of $     per share, before deducting the underwriting
discount and our estimated offering expenses:

                                         SHARES PURCHASED   TOTAL CONSIDERATION
                                         ----------------   --------------------   AVERAGE PRICE
                                         NUMBER   PERCENT    AMOUNT     PERCENT      PER SHARE
                                         ------   -------   --------   ---------   -------------
Existing stockholders..................                 %    $                 %      $
New investors..........................
                                         -----     -----     ------      ------
          Total........................            100.0%    $            100.0%
                                         =====     =====     ======      ======


     If the underwriters exercise their over-allotment option in full, we will provide them with those shares. The tables above exclude an aggregate of shares available for future issuance under our 1996 Omnibus Stock Plan at a
weighted average per share exercise price of $     , and also exclude an
aggregate of 900,000 shares available for future issuance under outstanding stock purchase warrants at a weighted average per share exercise price of $9.40.
In addition, we have issued options to acquire      shares with a weighted
average per share exercise price of $     . To the extent that any of these
options are exercised, there will be further dilution to new investors.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The unaudited pro forma consolidated balance sheet as of December 31, 1999, and the pro forma consolidated statement of operations for the year ended December 31, 1999, have been prepared to give effect to the issuance of our redeemable convertible preferred stock subsequent to December 31, 1999, and to give effect to the stock split and public offering described in this prospectus as if they had occurred on January 1, 1999.



     The accompanying unaudited pro forma consolidated financial information should be read in conjunction with the historical consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus. The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been had the preferred stock issuance, the stock split or this common stock offering occurred on such dates or to project our results of operations or financial position for any future period.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1999

                                     ASSETS


                                                                                            PRO FORMA
                                                                 ACTUAL      ADJUSTMENTS   AS ADJUSTED
                                                              ------------   -----------   ------------
Current assets:
  Cash and cash equivalents.................................  $ 52,802,252
  Accounts receivable, net of allowance for doubtful
    accounts of $296,000....................................       198,885
  Prepaid expenses and other current assets.................       854,405
                                                              ------------   -----------   ------------
                                                                53,855,542
Property and equipment, net.................................    22,780,966
Other assets................................................        98,440
                                                              ------------   -----------   ------------
         Total assets.......................................  $ 76,734,948
                                                              ============   ===========   ============
                         LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK,
                                  AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  2,643,919
  Accrued expenses..........................................       826,661
  Current portion of note payable and capital lease
    obligations.............................................     4,621,396
                                                              ------------   -----------   ------------
         Total current liabilities..........................     8,091,976
Note payable and capital lease obligations, less current
  portion...................................................    14,158,627
Commitments
Redeemable convertible preferred stock:
  Series A convertible preferred stock, $0.001 par value:
    Authorized shares -- 6,900,000 actual; 50,000,000 pro
       forma
    Issued and outstanding shares -- 3,581,122 actual; none
       pro forma
    Liquidation preference of $67,325,127 actual; none pro
       forma, plus any accumulated and unpaid dividends.....    66,915,017
Stockholders' equity (deficit):
  Class A common stock, $0.001 par value:
    Authorized shares -- 100,000,000 actual and none pro
       forma
    Issued shares -- 9,368,800 actual;     pro forma........         9,369
  Class B common stock, $0.001 par value:
    Authorized shares -- 25,000,000 actual and none pro
       forma
    Issued and outstanding shares -- 9,959,554 actual; none
       pro forma............................................         9,960
  Class C common stock, $0.001 par value:
    Authorized shares -- 25,000,000 actual and none pro
       forma
    Issued and outstanding shares -- 4,148,928 actual; none
       pro forma............................................         4,149
  Common stock, $0.001 par value:
    Authorized shares -- none actual; 300,000,000 pro forma
    Issued and outstanding shares -- none actual;     pro
       forma................................................            --
  Additional capital........................................    10,225,492
  Accumulated deficit.......................................   (22,679,642)
                                                              ------------   -----------   ------------
         Total stockholders' equity (deficit)...............   (12,430,672)
                                                              ------------   -----------   ------------
         Total liabilities, redeemable convertible preferred
           stock, and stockholders' equity (deficit)........  $ 76,734,948
                                                              ============   ===========   ============


---------------


(1) To adjust for the issuance of 1,265,723 shares of redeemable convertible preferred stock subsequent to December 31, 1999, at an issue price of $18.80 per share for combined proceeds, net of offering expenses, of $23,585,616.


(2) To adjust for the conversion of the preferred stock to common stock effective January 1, 1999.

(3) To reverse the paid and accrued dividends and accretion to date on the preferred stock as we assume that the preferred stock was converted to common stock as of January 1, 1999.

(4) To adjust for the conversion of all Class B and Class C common stock into common stock at the time of the initial public offering.

(5) To adjust for the impact of this offering of      shares of common stock at
    a price of $     per share after deducting estimated underwriting discounts and expenses.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999


                                                                                         PRO
                                                                                        FORMA
                                                           ACTUAL      ADJUSTMENTS   AS ADJUSTED
                                                        ------------   -----------   -----------
Revenues:
  Internet subscriber services........................  $    443,648
  Managed network services............................       117,459
  Systems integration.................................        19,077
  Equipment sales.....................................       324,381
  Other revenue.......................................         3,977
                                                        ------------   ----------    -----------
          Total revenues..............................       908,542

Expenses:
  Operating costs.....................................     9,723,866
  Cost of equipment sales.............................       312,787
  Product development.................................     1,210,854
  Sales and marketing.................................     1,011,876
  General and administrative..........................     4,538,068
                                                        ------------   ----------    -----------
          Total expenses..............................    16,797,451
                                                        ------------   ----------    -----------

Loss from Operations..................................   (15,888,909)

Interest (income).....................................    (1,141,073)
Interest expense......................................       742,001
Other (income), net...................................       (12,383)
                                                        ------------   ----------    -----------
Net loss..............................................   (15,477,454)
                                                        ------------   ----------    -----------
Preferred stock dividends and accretion...............     2,014,946
                                                        ------------   ----------    -----------
Net loss attributed to common stockholders............  $(17,492,400)
                                                        ============   ==========    ===========
Basic and diluted net loss per share..................  $      (0.75)
                                                        ============   ==========    ===========
Weighted average shares outstanding...................    23,436,596
                                                        ============   ==========    ===========


---------------

(1) To adjust weighted average shares outstanding and basic and diluted net loss per share to reflect issuance of preferred stock, conversion of all stock to common stock and issuance of stock related to this public offering.

(2) To reverse the effect of preferred stock dividends and accretion as the conversion is assumed to be as of January 1, 1999.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, related notes and other financial information included elsewhere in this prospectus. The consolidated statement of operations data set forth below for the years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999, have been derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The consolidated balance sheet data as of December 31, 1996 and 1997, and the consolidated statement of operations data for the years ended December 31, 1996 are derived from audited consolidated financial statements not included in this prospectus. The consolidated balance sheet data as of December 31, 1995 and the consolidated statement of operations data for the year ended December 31, 1995 are derived from unaudited consolidated financial statements not included in this prospectus. We have prepared this unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our consolidated financial position and operating results for such periods. The historical results are not necessarily indicative of results to be expected for any future period.

     Our revenue streams were largely derived from our systems integration business through Decem-ber 31, 1998. Beginning in late 1998, we strategically de-emphasized our systems integration business and began to focus on our Internet subscriber services. Therefore, results for these periods are not directly comparable and are not indicative of future results.


                                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------------------------
                                                      1995        1996        1997        1998        1999
                                                    ---------   ---------   ---------   ---------   ---------
                                                    (ALL DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Internet subscriber services....................  $     --    $     --    $     --    $     17    $    444
  Managed network services........................        14         103         159         133         117
  Systems integration.............................     1,486       1,372       1,259         545          19
  Equipment sales.................................     2,230       1,868       2,373         644         324
  Other revenue...................................        --           7          10          16           4
                                                    --------    --------    --------    --------    --------
         Total revenues...........................     3,730       3,350       3,801       1,355         908
Expenses:
  Operating costs.................................     1,244       1,417       1,466       2,631       9,724
  Cost of equipment sales.........................     1,649       1,301       2,062         541         312
  Product development.............................        --          61          65         257       1,211
  Sales and marketing.............................       340         330         341         346       1,012
  General and administrative......................       568         643         681       1,298       4,538
                                                    --------    --------    --------    --------    --------
         Total expenses...........................     3,801       3,752       4,615       5,073      16,797
                                                    --------    --------    --------    --------    --------
         Loss from Operations.....................       (71)       (402)       (814)     (3,718)    (15,889)
Interest (income).................................        --         (32)         --         (19)     (1,141)
Interest expense..................................        24          71          44          48         742
Other (income) expenses...........................        (7)         --          25          28         (13)
                                                    --------    --------    --------    --------    --------
         Net loss before taxes....................       (88)       (441)       (883)     (3,775)    (15,477)
         Tax benefit (expense)....................       (16)         16          --          --          --
                                                    --------    --------    --------    --------    --------
         Net loss.................................  $   (104)   $   (425)   $   (883)   $ (3,775)   $(15,477)
                                                    ========    ========    ========    ========    ========
         Preferred stock dividends and
           accretion..............................        --          --          --          --    $  2,015
                                                    --------    --------    --------    --------    --------
         Net loss attributed to common
           stockholders...........................  $   (104)   $   (425)   $   (883)   $ (3,775)   $(17,492)
                                                    ========    ========    ========    ========    ========
Basic and diluted net loss per share..............  $  (0.01)   $  (0.04)   $  (0.06)   $  (0.20)   $  (0.75)
                                                    ========    ========    ========    ========    ========
Shares used to compute basic and diluted net loss
  per share (in thousands)........................     9,750       9,750      14,695      19,164      23,437
                                                    ========    ========    ========    ========    ========
OTHER DATA(1):
Passings..........................................        --          --          --     127,000     613,000
Passings constructed..............................        --          --          --       2,762      39,127
Subscribers.......................................        --          --          --          84       2,313
Penetration.......................................        --          --          --         3.0%        5.9%

                                                                     AS OF DECEMBER 31,
                                                 ----------------------------------------------------------
                                                    1995          1996         1997       1998       1999
                                                 -----------   -----------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents......................   $     69      $    151     $    416   $  3,093   $ 52,802
Working capital (deficit)......................        220          (111)         284      2,763     45,764
Total assets...................................      1,399           831        1,378     10,967     76,735
Long-term debt and capital leases..............         --            --           --      5,648     14,159
Redeemable convertible preferred stock.........         --            --           --         --     66,915
Stockholders' equity (deficit).................        520            96          584      4,606    (12,431)

---------------


(1) "Passings" include all of the doors for potential subscribers which, through our existing agreements with our service partners, we have the right to be granted access to and/or the right to construct facilities to provide our services. We do not include passings attributable to service partners who do not have the financial strength to construct the necessary infrastructure to allow us to provide high-speed data services. "Passings constructed" identifies the number of doors for potential subscribers where we have built out the infrastructure necessary to provide high-speed data services within 24 hours of receiving a request to do so. "Subscribers" is the number of customers that have subscribed to our service. "Penetration" is equal to the number of subscribers divided by the passings constructed.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements, the notes to our financial statements and the other financial information appearing elsewhere in this prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Risk Factors."

OVERVIEW


     We provide high-speed, high-bandwidth Internet access and customized broadband content and applications under the BroadbandNOW(TM) tradename. We began in December 1994 as a systems integrator through the acquisition of the assets of the computer division of Olympia USA. We continued to provide systems integration services through 1998 but began to shift our emphasis to providing high-speed data services over the Internet in early 1998. Part of the vision of our founders was to ensure high quality, high-speed access for our subscribers and as such we have developed a private, national Internet protocol network to allow us to control the quality of our subscribers' experience. Since 1997, we have:



     - Implemented an effective organizational infrastructure;



     - Developed the BroadbandNOW(TM) line of services;



     - Secured long-term contracts with various service partners, all of whom serve the multiple dwelling unit, or MDU, single residence and/or business markets; and



     - Rolled out our service in 26 major metropolitan markets.



     As of March 15, 2000, we employed 128 people, with divisions in sales, operations, network engineering, finance and administration, product development and marketing.



     Our revenue streams were largely derived from our systems integration business through December 31, 1998. Beginning in late 1998, we began recording our initial Internet subscriber service revenues related to our new service. These revenues, which represent monthly subscriber fees from our customers, became our primary source of revenue in 1999. Our capital expenditures (fixed assets) and operating costs have increased significantly as we have begun to deploy our network and offer our service to subscribers.



     We have issued preferred stock for proceeds aggregating approximately $91.1 million to help finance these additional and ongoing development costs. This preferred stock will automatically convert to common stock upon the consummation of this offering.


RESULTS OF OPERATIONS

     We derive our Internet subscriber services revenue from customers who subscribe to our monthly Internet access service. Internet subscriber services revenue consists of:


     - A one time installation fee, which we defer and recognize over one year which is deemed to be the estimated life of the subscriber;


     - Monthly access fees based on the level of service a subscriber chooses, which we recognize as services are provided to the subscriber; and

     - Monthly modem rental fee for use of a modem, which we recognize as services are provided to the subscriber.


     Access revenues are recognized on a gross basis when we contractually provide a turnkey solution to our service partner, including customer support and billing and collecting from the customer. Access revenues are recorded at the net revenue share amount when our service partner provides the majority of the services required by the subscriber, including customer support and billing and collection, and remits us our net share of the revenues. Revenues are expected to continue to increase in conjunction with subscriber growth rates as we continue to build out our infrastructure to accommodate both current and future markets with our service partners.

     Managed network services include web hosting, Internet access services and e-mail services provided to businesses for a monthly fee, which revenues we recognize as such services are provided. This revenue declined in 1998 and 1999 because we did not actively market these services to new customers. We currently intend to market other types of managed network services that will allow us to further leverage our existing private, national network infrastructure.



     System integration services include web development and hardware maintenance services provided to businesses. We have strategically de-emphasized the system integration services business and we are no longer engaged in this business. We do not intend to provide these services in the future. We expect the negative impact on our future operating cash flows and operating results from not providing system integration services will be offset by increased operating cash flows and operating results from the other services that we provide.



     Equipment sales include the sale of computer hardware to third parties. We have de-emphasized equipment sales by not actively marketing to new or existing customers. We do not intend to actively seek equipment sales in the future, although such sales may occur. We expect the negative impact on our future operating cash flows and operating results from not seeking equipment sales will be offset by increased operating cash flows and operating results from the other services that we provide.



     Operating costs for 1998 and 1999 consist mainly of salaries and related expenses to install and maintain our current technologies, Internet transport costs and local loop costs associated with our Internet protocol network, depreciation related to the equipment used in our systems, facilities costs to house our equipment and resources and revenue sharing fees. These costs will increase in absolute terms and as a percentage of revenue in the near term as we continue to build out our infrastructure to serve other markets. See "Liquidity and Capital Resources."



     Product development costs consist primarily of salaries and related expenses to develop broadband content. We also include salaries and related expenses for developing new technologies in product development costs. Costs are expensed as incurred. These expenses will increase as we expand our product offerings to include new technologies, new lines of business and added content functionality. Cost of equipment sales represents costs of equipment purchased for resale to customers. Sales and marketing expenses consist of salaries and commissions of personnel that market our products, costs to solicit subscribers and new service partners and promotional and marketing costs. General and administrative expenses primarily consist of personnel costs related to executive and administrative officers and support personnel, legal and accounting expenses, consulting fees, licensing fees, travel and entertainment expenses and facility costs. We expect general and administrative costs to increase in absolute terms and they may increase as a percentage of revenue in the near term.


     Interest income consists of interest earned by our investment in short-term securities. Interest expense relates to the note payable and capital leases to which we have committed. Interest on these debt instruments is calculated based on a fixed or floating rate of interest which approximates market and is payable generally over a 24 to 36 month period.

     Other income/expense consists primarily of gains and losses from disposals of fixed assets.

YEARS ENDED DECEMBER 31, 1998 AND 1999

  Revenues


     Internet subscriber services grew from $17,000 for the year ended December 31, 1998, to $444,000 for the year ended December 31, 1999, and became our major source of revenue. Revenues increased as a result of an increase in our number of subscribers. At December 31, 1998, we had 84 subscribers. As of December 31, 1999, that number had grown to 2,313.



     Managed network services decreased from $133,000 for the year ended December 31, 1998, to $117,000 for the year ended December 31, 1999. During 1998 and 1999, managed network services included web hosting, Internet access service and e-mail services provided to businesses for a monthly fee. The decreases are a result of not actively marketing these types of services to new customers.



     System integration services decreased from $545,000 for the year ended December 31, 1998, to $19,000 for the year ended December 31, 1999. These decreases are a result of the systems integration business being de-emphasized since 1998. By the end of 1998, there was no active sales personnel assigned to system integration services and minimal maintenance personnel to support existing system integration customers. By the end of 1999 we were no longer providing these services.


     Equipment sales decreased from $644,000 for the year ended December 31, 1998, to $324,000 for the year ended December 31, 1999. The decreases are a result of the systems integration business being de-emphasized since 1998. The sales did not decrease as much as expected because we generated $276,000 during 1999, related to a one-time sale of computer equipment which was not representative of any ongoing systems integration business.

  Operating Costs

     Operating costs increased from $2,631,000 for the year ended December 31, 1998, to $9,724,000 for the year ended December 31, 1999, reflecting our focus on building our infrastructure and deploying our services. The primary increase is due to increases in depreciation related to increases in our capital equipment expenditures. Other sources of the increase include salaries and related expenses of employees working directly on the network build-out.

  Cost of Equipment Sales

     Cost of equipment sales have decreased from $541,000 for the year ended December 31, 1998, to $312,000 for the year ended December 31, 1999. The decrease directly relates to the decrease in equipment sales revenues which is consistent with our de-emphasis of the systems integration business. The costs did not decrease as much as expected because we incurred costs of $266,000 during 1999, related to sales of computer equipment which were not representative of any ongoing systems integration business.

  Product Development Costs


     Product development costs increased from $257,000 for the year ended December 31, 1998, to $1,211,000 for the year ended December 31, 1999. This increase primarily reflects increased staffing and focus in our online services area partially offset by our transfer of certain developed technologies into operations.


  Sales and Marketing

     Sales and marketing expenses increased from $346,000 for the year ended December 31, 1998, to $1,012,000 for the year ended December 31, 1999. The primary source of the increase is due to increased staffing to cover our existing markets, including the hiring of management level employees to run our sales and marketing operations. Additionally, we have developed additional marketing materials and promotions to support our service.

  General and Administrative

     General and administrative expenses increased from $1,298,000 for the year ended December 31, 1998, to $4,538,000 for the year ended December 31, 1999, due mainly to the addition of management level personnel and increased facility expenses necessary to support our growth.

  Interest Income

     Interest income increased from $19,000 for the year ended December 31, 1998, to $1,141,000 for the year ended December 31, 1999, reflecting income derived from investing the funds we received in our private placement offering in June, October and November 1999.

  Interest Expense

     Interest expense increased from $48,000 for the year ended December 31, 1998, to $742,000 for the year ended December 31, 1999, due to our increased use of capital lease financing from our vendors to support our capital purchases. At December 31, 1998, we had approximately $6.2 million of equipment financed through capital leases and a note payable. As of December 31, 1999, that number had grown to approximately $13.4 million.

  Other Income/Expense

     Other income/expense changed from an expense of $28,000 for the year ended December 31, 1998, to income of $13,000 for the year ended December 31, 1999, as a result of gains on disposals of certain assets during 1999.

YEARS ENDED DECEMBER 31, 1997 AND 1998

  Revenues


     Internet subscriber services were not provided during 1997 and there were no subscribers. For the year ended December 31, 1998, we earned $17,000 of Internet subscriber services revenue. At December 31, 1998, we had 84 subscribers.



     Managed network services decreased from $159,000 for the year ended December 31, 1997, to $133,000 for the year ended December 31, 1998. The decreases are a result of not actively marketing these types of services to new customers.



     System integration services decreased from $1,259,000 for the year ended December 31, 1997, to $545,000 for the year ended December 31, 1998. These decreases are a result of the systems integration business being de-emphasized in 1998.



     Equipment sales decreased from $2,373,000 for the year ended December 31, 1997, to $644,000 for the year ended December 31, 1998. The decreases are a result of the systems integration business being de-emphasized in 1998.


  Operating Costs

     Operating costs increased from $1,466,000 for the year ended December 31, 1997, to $2,631,000 for the year ended December 31, 1998. The increase was primarily attributable to increases in local and national network costs related to our high-speed Internet business, along with increased staffing to support the new line of business.

  Cost of Equipment Sales


     Cost of equipment sales showed sharp decreases for the year ended December 31, 1998, declining from $2,062,000 for the year ended December 31, 1997, to $541,000 for the year ended December 31, 1998. This decrease reflects our de-emphasis of systems integration and equipment sales.


  Product Development Costs

     Product development costs increased from $65,000 for the year ended December 31, 1997, to $257,000 for the year ended December 31, 1998, mainly due to additional labor costs associated with developing new products for our business.

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

  Sales and Marketing

     Sales and marketing expenses were $341,000 and $346,000 for the years ended December 31, 1997 and 1998, respectively. These costs related primarily to our systems integration business. The increase in sales and marketing expenses related to our Internet access business did not occur until early 1999.

  General and Administrative

     General and administrative expenses increased from $681,000 for the year ended December 31, 1997, to $1,298,000 for the year ended December 31, 1998. This increase is primarily attributable to our hiring of additional officers and support staff for our high-speed Internet business as well as increased facility expenses related to our move to a new headquarters facility in order to facilitate future growth and expansion of operations.

  Interest Income

     Interest income of $0 and $19,000 for the years ended December 31, 1997 and 1998, respectively, fluctuated based on our available cash balances.

  Interest Expense

     Interest expense remained fairly stable at $44,000 and $48,000 for the years ended December 31, 1997 and 1998, respectively, as the increased borrowings in 1998 did not occur until late in the year, and therefore the interest accrued was minimal.

LIQUIDITY AND CAPITAL RESOURCES


     Our major expenditures to date consist of purchasing and leasing the hardware and software needed to continue to expand and build our Internet protocol network. This includes costs of servers, national and local circuits, routers, switches and other equipment necessary in our build-out. Capital expenditures were approximately $20.2 million for 1999, which included $3.7 million related to the purchase of our corporate headquarters in December 1999. We have historically financed our operations primarily through vendor financing and through the sale of common stock and preferred stock.


     During 1999, we issued a series of redeemable convertible preferred stock as part of a private placement. Gross proceeds received from these transactions included $20 million from Microsoft, $20 million from Nortel Networks, $10 million from Lucent Technologies, $7.3 million from Archstone Communities and its affiliates, $5 million from GE Capital and $5 million from prior equity investors, representing an aggregate investment of $67.3 million. Subsequent to December 31, 1999, we issued additional preferred shares aggregating $23.8 million in gross proceeds. Gross proceeds include $20 million from Liberty Media, $1 million from Summit Properties, $0.5 million from certain affiliates of Archstone Communities and $2.3 million from other investors. See "Certain Relationships and Related Party Transactions -- Transactions with Directors and Officers."

     Between December 1994 and December 31, 1999, we received approximately $10.2 million related to the issuance of our common stock to equity investors.


     In June 1998, we entered into a financing arrangement with Lucent Technologies providing for financing of capital expenditures up to $10 million in the form of a note payable. In August 1999, this financing agreement was raised to $25 million. The terms of the agreement call for the repayment of principal and interest on the borrowed amounts over 24 months with interest accruing at the prime rate. Payments of both principal and interest are deferred during the first year of the note. As of December 31, 1999, we have borrowed approximately $12.1 million under this agreement and have accrued interest of approximately $555,000, of which approximately $161,000 was payable and paid. The average rate of interest was approximately 8%.


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


     In November 1998, we entered into a master capital lease financing agreement with Nortel Networks. This agreement was amended effective January 1, 2000, to roll all outstanding leases into one single lease. The terms call for monthly payments of $150,600 for 30 months with a $1 buy out provision at the end of the lease term. As of December 31, 1999, we have $3.9 million outstanding in capital leases with Nortel. We also have capital lease financing arrangements with other suppliers that allow us to finance equipment purchases on an individual basis.



     In January 2000, we sold Marcus & Partners, L.P. a warrant to purchase 600,000 shares of common stock with an exercise price of $9.40 per share, for a cash consideration of $175,000. See "Certain Relationships and Related Party Transactions -- Transactions with Directors and Officers."



     In February 2000, we sold DOTCOM Limited Partnership warrants to purchase 300,000 shares of common stock with an exercise price of $9.40 per share, for a cash consideration of $60,000. The purchase right under the warrant for 100,000 of such shares will become exercisable upon the earlier to occur of (i) a change in control of our company or (ii) one year from the date of grant at the discretion of our President. See "Certain Relationships with Related Party Transactions -- Transactions with Directors and Officers."



     We expect to experience substantial negative cash flow from operating activities for at least the next several years due to the continued development and deployment of our network and services. Our future cash requirements as well as our revenues will depend on a number of factors including: the service partners that we contract with and their related locations and customer bases, as well as the terms of our contracts with them; the location of future customer bases; the type of technology that will be deployed at each location; the rate at which subscribers purchase our service and the level of marketing required.



     Net cash used in investing activities has increased from $238,000 in 1997, to $1.5 million in 1998 and to $6.8 million in 1999. The majority of these increases relate to purchases of software and hardware used in building out our infrastructure.



     Net cash provided by financing activities increased from $1.4 million in 1997, to $7.3 million in 1998 and $64.1 million in 1999 mainly due to the issuance of common and preferred stock.



     We anticipate incurring significant additional costs related to our future build-out of network infrastructure and the continued deployment of our service to subscribers. These costs are needed to support our infrastructure investment, product development, marketing, sales and customer support needs. Our cash balance as of March 15, 2000 was $67.1 million, an increase of $14.3 million over our December 31, 1999 balance primarily due to additional issuances of our preferred stock, partially offset by capital expenditures. We believe that the net proceeds from this offering, together with our existing cash, cash equivalents and capital lease financing, will be sufficient to fund our aggregate capital expenditures and working capital requirements, including operating losses, for the next 18 months. However, there can be no assurance that any additional funds will be available at the time or times needed, or on terms acceptable to us.


YEAR 2000 COMPLIANCE

     The Year 2000 issue referred to existing computer programs' ability to appropriately distinguish the year 2000 from the year 1900 when processing transactions. We developed and executed a phased plan to achieve compliance with Year 2000 initiatives that included reviewing our hardware and software that support our operations and infrastructure, as well as our internal systems that support our back office. For each of these areas, our plan called for us to identify the systems, address their compliance with the Year 2000 issue, test their compliance and make any upgrades considered necessary to ensure compliance. As of this date, we are successfully running all of our systems and have encountered no issues or malfunctions related to the Year 2000 issue. No contingency plans had to be initiated; no additional costs were incurred.

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

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In September 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is effective for fiscal years beginning after June 15, 2000. We do not hold any derivative instruments nor do we participate in any hedging activities. Accordingly, this pronouncement should have no impact on our financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." We believe that our current revenue recognition policies comply with this bulletin. Accordingly, this bulletin should have no impact on our financial statements.

MARKET RATE RISK


     Our exposure to market risk is limited to interest rate risk. As of March 15, 2000, we had cash and cash equivalents of approximately $67.1 million which consisted of cash and highly liquid short-term investments with original maturities of less than 90 days. These balances largely consist of the proceeds of our recent preferred stock financing. These investments are subject to interest rate risk and will decrease in value if market interest rates increase. The impact of a hypothetical increase of 10% would be immaterial to our operations. Declines in interest rates over time will reduce our interest income; however, we anticipate the balances in these investments to decrease as we utilize the funds to continue building our systems. Additionally, we have a note payable and capital lease obligations, but the impact of a hypothetical increase in interest rates of 10% would be immaterial to our operations.


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

                                    BUSINESS

OVERVIEW


     We provide high-speed, high-bandwidth, Internet access and customized broadband content and applications under the BroadbandNOW(TM) tradename. We provide these services to our subscribers via our private, national Internet protocol network which we manage on an end-to-end basis to ensure peak performance. By utilizing multiple broadband access technologies, including cable modem, xDSL, Ethernet and wireless, we connect subscribers directly to our network. Our mission is to provide our subscribers with the "always on, always fast, always fun(TM)" experience of BroadbandNOW(TM) at data transmission speeds that are substantially faster than typical dial-up connections.


MARKET OPPORTUNITY

     The growth of Internet usage and increased demand for broadband content, coupled with the limitations of the existing Internet structure, provides us with a significant market opportunity. We have designed our network and services to capitalize on these trends and overcome the limitations and inefficiencies of the existing Internet architecture.

  Growth of Internet Usage and Demand for Broadband Content

     People are increasingly using the Internet for work, personal communications, commerce and leisure. According to the Yankee Group, an estimated 30 million, or approximately 30%, of the 100 million homes in the U.S. today currently utilize dial-up connections with data transmission speeds of
56.6 Kbps or less. The increase in the number of subscribers and Internet usage has led to the development of e-commerce strategies by traditional "brick and mortar" merchants and businesses, broadening the services offered and creating more traffic over the Internet. Business-to-consumer e-commerce is projected to increase at a 65.7% CAGR from $11.5 billion in 1998 to $86.6 billion in 2002. Business-to-business e-commerce is projected to increase at a 57.9% CAGR from
75.6 billion in 1999 to $470.3 billion in 2002. In addition, Internet advertising is projected to increase from $1.4 billion in 1999 to $7.0 billion in 2002. The growth in the number of subscribers, the increase in Internet usage and the development of bandwidth-intensive applications are imposing burdens on the current Internet infrastructure, resulting in primarily slower transmission speeds and reduced network availability. The increasing demand by subscribers for reasonably priced high-speed service that can handle bandwidth-intensive applications is projected to cause the market for broadband Internet service to grow rapidly. The number of U.S. households with broadband access is projected to increase at a 111.5% CAGR from approximately 450,000 in 1998 to approximately 9 million in 2002, encompassing 16% of all online homes.

  Limitations and Inefficiencies of Existing Internet Architecture

     The full potential of the public Internet as a medium for communication, education, entertainment and commerce remains untapped due to current problems with its capacity, performance and reliability. Despite ongoing upgrades by major telecommunications companies and facilities-based Internet service providers, the existing Internet infrastructure can experience a degradation in network performance to unacceptable levels when used by large numbers of users. For example, the Internet frequently becomes overloaded when transmitting the same data streams from popular web site servers to millions of individual users. As demand for rich, multi-media content requiring broadband access increases, these problems may be magnified.


  Large Market Opportunity to Provide Broadband Services through Service
  Partners


     As a result of the above trends, companies with established customer relationships in consumer service areas such as utility services, real estate management and ownership and cable television services recognize a current opportunity to provide broadband data services. However, provisioning broadband services is complicated and expensive and often outside these companies' areas of focus and expertise.

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


Accordingly, these providers remain interested in partnering with others to provide these services in exchange for a share of the revenues generated by these services. We enable our service partners to offer a high-quality broadband solution and overcome the limitations of the current public Internet through access to our end-to-end managed, private, national network.



     The motivation for offering these services varies depending on the partner. For example, our current and prospective utility service partners are motivated to use broadband access services as an additional growth opportunity in a large and unregulated business. Our REIT service partners increasingly recognize that high-speed Internet access is becoming a valued and required amenity, especially at Class A and Class B properties. Our PCO service partners are motivated by the opportunity to offer these high-quality services to their existing customers as part of their bundle of services.



     Recognizing the above opportunity, we have been able to establish relationships with our service partners based on our ability to offer high-speed, high-capacity Internet connectivity and customized broadband content and applications over our own private, national Internet protocol network. Our total market opportunity depends on the size of the markets in which each of our service partners operates. Recent data from the Yankee Group suggests that:


     - Electric utility providers today serve virtually all of the 100 million residences in the U.S. Many utilities are now seeking to leverage these existing customer relationships to begin offering bundled services including voice, video and data. The deregulation of the electric utility market is encouraging electric companies to market to retail customers and to offer ancillary services in order to acquire and retain subscribers as well as to increase revenues and margins. Current research suggests that 30% of current utility customers are interested in purchasing bundled services from their electricity providers, of which approximately 48% of those customers indicated that they are likely to purchase Internet services from their electric company.

     - The total market for Internet services within the MDU sector is approximately $1.6 billion annually out of a total $20 billion market for voice, video and data within MDUs. There are approximately 20.6 million MDU units in the U.S. today which house approximately 48.3 million residents. Of these units, approximately 9.4 million are located on 2% of MDU properties in the U.S., indicating a significant concentration of potential Internet users, which currently comprise our target MDU market.


     In addition to utility, REIT and PCO service partners, we intend to leverage our investments in our network and broadband access technologies by expanding our access to additional customer doors through a variety of partners, including multiple system cable operators.


OUR BUSINESS STRATEGY

     Our Strategy. We intend to become a leading provider of high-speed, high-bandwidth Internet access and customized broadband content and applications to our subscribers. To achieve this objective, we intend to:


     - Establish strategic relationships with service partners nationwide. We establish strategic relationships with service partners in order to gain access to our subscriber base more efficiently and with less cost than we could independently and to benefit from preferential marketing access rights to those potential subscribers. To date, we have established and continue to pursue marketing and access partnerships with utility companies, REITs and PCOs. We also intend to pursue relationships with other emerging data communications providers such as multiple system cable operators. We expect to continue emphasizing our partnership strategy in existing and new areas in order to increase the size of our addressable market for broadband services.



     - Provide high quality services and a full range of high-speed data solutions for our service partners. Our service partners benefit from the extensive capital, time and effort we have invested to develop the technical expertise, industry relationships and operational and network infrastructure to deliver high-speed data service. We are able to offer our service partners turnkey solutions through

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

       economically attractive, flexible contracts while permitting such partners to retain control over all aspects of customer interface, including billing and collections.


     - Utilize and leverage multiple broadband access technologies for "last mile" access. We utilize multiple broadband access technologies, including cable modem, xDSL, Ethernet and wireless to connect subscribers directly to our private, national network. Because we are able to utilize multiple broadband access technologies for the "last mile", we are able to provide nationwide services to our subscribers through our service partners. Our proprietary Data Envelope(TM) technology allows us to be indifferent to the available access technology and to continue to benefit from ongoing advancements in "last mile" access technology.



     - Continue the deployment of our private, nationwide Internet protocol network to provide a platform for the delivery of high-quality access, applications and content services to our subscribers. As of the date of this prospectus, our nationwide Internet protocol network includes 25 network access POPs. We will seek to continue the expansion of our network to reach an estimated 48 cities with 47 network access POPs by the end of 2000. We utilize intelligent routing on our network, efficiently carrying our subscribers' traffic as far as possible across our network to maximize our ability to manage the quality of our subscribers' broadband experience on an end-to-end basis. Our expanding network reach and our intelligent routing strategy provide an ideal platform for the delivery of high-quality access, applications and content services to our subscribers.



     - Link directPEER(TM) content partners directly to our private, nationwide Internet protocol network. We seek to connect our private network directly to providers and aggregators of broadband applications and content in order to ensure high quality broadband transmission for our subscribers. This is done by connecting our directPEER(TM) partners' server systems directly to our nearest backbone data center through a DS-3 or OC-3 connection. By attaching directPEER(TM) partners' networks and server systems directly to our network, we are better able to ensure quality of service delivery from end-to-end. Since the content never leaves our connected systems, it is not susceptible to the reliability and performance problems of the public Internet. We believe this strategy enables the delivery of a new category of broadband content that would not be possible without directPEER(TM). To date we have established a directPEER(TM) partnership with Yahoo!



     - Develop, aggregate and deliver additional broadband content and applications. We believe that an important part of the value of broadband connectivity is illustrated through access to and use of compelling broadband content and applications. Consequently, we have developed a proprietary web publishing platform that allows us and our service partners to rapidly develop and integrate text, graphics and video content for broadband delivery. We are actively publishing content specifically developed for broadband access and have hired a writing and editorial staff from the traditional magazine publishing industry to further develop this initiative. In addition to our content development initiative, we also aggregate content through our directPEER(TM) initiative as well as through links to our front end customer interface, including our BroadbandNOW(TM) launch page.


     - Invest in the BroadbandNOW(TM)brand. We believe that brand and quality will be key competitive advantages as the market for broadband services matures. Consequently, we plan to make BroadbandNOW(TM) synonymous with high-quality, "always on, always fast, always fun(TM)" broadband services. We are making the necessary investments in network assets, customer service and marketing to create and defend our brand as a recognized symbol of high quality broadband services. We also continue to emphasize our brand by customizing the BroadbandNOW(TM) launch page.

     - Leverage our key supplier relationships to create customized technology. We work closely with our key suppliers to customize equipment and software to enable us to more effectively offer broadband services. Our strategic affiliations with our vendors are critical in ensuring consistent quality and interoperability between our private, national network infrastructure and our multiple broadband access technologies. We have worked closely with our key suppliers, such as Adaptive Broadband, Lucent Technologies and Nortel Networks, to select off-the-shelf solutions, when available, and
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

       customize products when necessary. We believe that our in-house engineering capabilities and close relationships with these and other suppliers are and will continue to be a key competitive advantage for us. We have recently signed a Memorandum of Understanding with Microsoft, which contemplates entering into additional agreements by outlining a number of joint initiatives we will undertake. These initiatives are focused upon increasing the speed at which consumers adopt broadband services and the building of online, localized communities for our subscriber base. We have also recently formed a strategic relationship with Liberty Media through which we plan to distribute broadband content developed by certain affiliates of Liberty Media to our subscribers.

OUR SOLUTION


     For Service Partners



     The relationships we have with our service partners enable us to reach our subscribers with quality, high-speed broadband service. We have established and are pursuing strategic relationships with utility companies, REITs and private cable operators, collectively referred to as our service partners, to gain access and preferential marketing rights to potential subscribers and deliver our services. We believe that our current and potential service partners have and will form relationships with us because we offer them a variety of advantages:


     - a turnkey Internet solution;


     - our own private, nationwide Internet protocol network that is managed on an end-to-end basis, ensuring a quality broadband experience;


     - applications and content customized for broadband delivery;

     - flexibility in structuring agreements to accommodate varying capital expenditure profiles and management participation levels and leverage existing infrastructure;


     - flexibility to allow them to protect their existing customer bases by permitting our service partners to retain the primary customer interface, including billing and collection and customer service;


     - the ability to offer nationwide service utilizing multiple broadband access technologies; and

     - the opportunity to build a brand with their customers through the co-branding of the initial launch screens.

     For Subscribers

     We offer our subscribers several advantages over more traditional dial-up Internet service providers, such as:

     - the "always on, always fast, always fun(TM)" experience of BroadbandNOW(TM) using their existing access technology;

     - data transmission speeds substantially faster than other typical dial-up connections;

     - broadband content and other bandwidth intensive applications;


     - guaranteed network service levels, achieved through our private, national Internet protocol network with usage monitored on a 24 hour a day, seven day a week basis from our network operations center in Dallas, Texas; and


     - affordable, competitive prices for the level of service provided.

     The BroadbandNOW(TM) experience begins with a proprietary broadband launch screen that provides subscribers an initial portal to the Internet and provides the content foundation of the BroadbandNOW(TM) experience. This launch screen also offers a substantial base of content specifically designed and coded for high-speed data connections.

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


OUR SERVICE PARTNERS



     Our service partners benefit from the extensive capital, time and effort we have invested to develop the technical expertise, industry relationships and operational and network infrastructure to deliver high-speed data services. We are capable of providing a complete turnkey system overseeing the entire process, including: the evaluation and upgrade of the existing cable and telecommunications infrastructure; the installation and maintenance of the cable or xDSL modems; the connection of properties or local networks to the Internet; and the operation of a private, national Internet protocol network. Our service partners also benefit from our purchasing power for local loop connections and network equipment, and our comprehensive customer and technical service organization which supports all of their high-speed data services on a 24 hour a day, seven day a week basis. In addition, we offer our service partners the ability to create customized Internet content on a co-branded basis.



     We believe that our utility service partners, in particular, are interested in partnering with us for several additional reasons. Due to regulatory changes in the electric utility market, these companies are seeking alternative sources of revenue to maintain or enhance profitability and growth. Many are leveraging existing infrastructure and rights of way or licenses to develop communications business strategies to offer additional services to existing customers. In order to execute these business strategies, the electric utilities and their affiliates are interested in relationships that provide them with technical skills, technology, a reliable network and flexibility to facilitate access to the broadband market.



     Each service partner relationship is individually tailored to meet the desires of our service partners regarding their desired level of participation in service deployment and management, including:


     - the type of "last mile" access using multiple broadband access technologies;

     - customer connection and installation;

     - customer marketing;

     - customer billing and collection; and

     - customer service.


     We attempt to obtain the most preferential access to potential subscribers in negotiating each of our service partner relationships. The majority of our master service agreements, which average seven years in duration, provide us with the exclusive right to market, promote and sell high-speed data services in conjunction with the service partner, within specific geographic areas or at specified properties. In the case of certain PCO service partners, after determining whether providing service is physically and economically feasible, we execute a property specific addendum to the master service agreement which governs the provision of our services to the specific property. Having the exclusive right to market, promote and sell high-speed data services gives us a direct link to the customers of our service partners, an advantage we feel is important in establishing our company as the most logical provider of broadband services in the minds of potential subscribers. Depending on the terms of the contract, a subscriber may pay us directly or, alternatively, our service partner may collect the individual payments and then pay us our share. Set out below are additional details related to our primary service partner relationships:


  Utility Companies

     In June 1999, we signed a long-term contract with Seren Innovations, the communications subsidiary of Northern States Power, one of the top 30 electric utilities in the U.S. This agreement provides us the exclusive right to offer high-speed data services to single family residences which can be served by the cable television plants currently being built by Seren in St. Cloud, Minnesota and Contra Costa County, California. Under the contract, Seren provides access to the homes covered by its cable plants in return for a share of the access revenues generated from the properties. The contract also provides that in the event Seren builds out xDSL technology in these markets, we have the exclusive right to provide the same services to those customers under the same terms and conditions as those served by cable modem technology.

  REITs


     Since 1998, we have signed contracts to provide high-speed services to properties owned by four of the leading multi-family REITs in the U.S.:
Archstone Communities, AvalonBay Communities, Camden Property and Forest City Residential. Under each contract, the percentage of access revenues shared with the REIT service partner is determined based on penetration levels at the MDUs as well as the division of responsibilities for marketing our services and providing property equipment, equipment maintenance and customer care. Our high-speed data service is typically delivered to MDU residents through the existing cable or telephone infrastructure at the property. Where the existing infrastructure is owned by the REIT service partner, we can access properties directly. Where the existing infrastructure is owned by a third party cable operation, we will typically partner with a local cable provider or the private cable operator in order to gain access to the cable plant for service deployment, or, in the alternative, if we are not able to secure access from a private cable operator or local cable provider, we will deploy alternative broadband access solutions.


  Private Cable Operators


     Since 1998, we have signed contracts with four of the largest private cable operators in the U.S.: CablePlus, Direct Digital Communications, Global Interactive and OpTel. Our products and services are delivered over the existing cable service using the coaxial cable infrastructure owned or operated by the private cable operators. Under each contract, the percentage of access revenues shared with the private cable operators is determined based on the penetration level at each property as well as the amount of responsibility for property equipment, equipment maintenance, customer billing and customer care. While these service partners comprise a large percentage of our potential passings, many of the private cable operators in the U.S. are under severe financial duress and, as a result, we are uncertain as to how many additional properties we will be able to activate with these service partners. See "Risk Factors -- We may be adversely impacted by the financial difficulties of our PCO service partners."


     In November 1998, we signed a contract that provides us a right of first refusal to offer high-speed data services to the national MDUs where GTE provides or will provide satellite master antennae television, wireline cable television, or direct broadcast satellite service and has elected to offer high-speed data services. Under the agreement, we provide and manage our high-speed data service to residents of the MDUs while GTE provides access to its cable plant and pays for certain costs associated with providing the service to customers in return for a share of the Internet access revenue.

OUR PRODUCTS

     We currently offer the following types of broadband Internet services:

  BroadbandNOW(TM) -- Personal Service

     Our primary offering is the BroadbandNOW(TM) -- Personal Service, a comprehensive Internet solution for the consumer. Personal Service subscribers generally can achieve symmetrical data transmission speeds up to 1.5 Mbps, over 25 times faster than the typical dial-up data transmission speed of a 56.6 Kbps modem. In addition, Personal Service customers receive "always on" instantaneous access to the Internet. This eliminates the need for a dial-up procedure using the telephone network. As of December 31, 1999, 97% of our current subscribers subscribed to our Personal Service.

     Pricing and service levels change on a regular basis. However, our current levels of Personal Service are symmetrical and range from downstream and upstream speeds of 64 Kbps to 1.5 Mbps. Pricing for our Personal Service ranges from $29.95 per month to $79.95 per month, plus a modem rental fee for subscribers who require a cable modem or DSL modem.

     We typically charge customers an installation fee of $49.95 for desktop computers and $139.95 for laptop computers and rent modems to customers for $10.00 per month or sell subscribers a modem for $395.00.

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

     In addition to high-speed Internet access, Personal Service customers receive three e-mail accounts, five megabytes of personal web space and the BroadbandNOW(TM) Software Suite, which evaluates the subscriber's installed software applications and automatically directs the subscriber to the latest software downloads which are available and recommended by us for use with our service, including Microsoft Internet Explorer, Netscape Communicator, Windows Media Player, Real Player, Microsoft Outlook Express, Chat Software, QuickTime and Shockwave. The services are supported by a 24 hour a day, seven day a week help desk. Personal Service customers subscribe to the service on a month-to-month basis.

  BroadbandNOW(TM) -- Home Office Service


     We also offer BroadbandNOW(TM) -- Home Office Service, a comprehensive Internet solution for the home business. Home Office Service subscribers are offered downstream data transmission speeds of up to 1.5 Mbps and tiered upstream transmission speeds of up to 1.5 Mbps, depending on the level of service chosen. Home Office Service subscribers receive a static Internet protocol address, which enables the subscriber to install and operate a web server for their home-based business. Our high-bandwidth and "always on" connection is critical for customers operating businesses from their home, particularly those operating online businesses with servers running sophisticated multimedia and e-commerce applications. As of December 31, 1999, 3% of our current subscribers subscribed to our Home Office Service.


     Our market is quite competitive and pricing and service levels change on a regular basis. However, our current levels of Home Office Service range from upstream speeds of 64 Kbps to 1.5 Mbps, with downstream speeds held at 1.5 Mbps. Pricing levels currently range from $129 to $699 per month.

     Home Office Service subscribers also receive three e-mail accounts, five megabytes of personal web space, help desk support 24 hours a day, seven days a week and the BroadbandNOW(TM) Software Suite. Initially, we require each Home Office Service subscriber to sign a contract for six months of service.

Customized Co-Branded BroadbandNOW(TM) Portals and Content


     Our media group, in conjunction with our service partners, develops customized broadband launch screens, directories of content and localized content for our subscribers. Each of these customized portals is marketed on a co-branded basis under the BroadbandNOW(TM) brand, as well as the brand of our service partner. Within this space, our subscribers can receive topical information tailored to their individual preferences with specific emphasis placed on content that has been developed specifically for broadband. In addition, we also provide content that is applicable to subscribers of a particular service partner. In the MDU marketplace, for example, the BroadbandNOW(TM) portal may include direct links to information such as tenant directories or schedules of upcoming events at the specific MDU property where the subscriber resides. In the single family marketplace, content is usually focused on more general topics related to the community at large. In partnership with Microsoft, we intend to significantly expand the customized connected community information portal concept over the next 12 to 18 months.


directPEER(TM)

     In addition, we seek to connect our private network directly to other providers and aggregators of broadband applications and content in order to ensure high quality broadband transmission for our subscribers. This is done by connecting our directPEER(TM) partners' server systems directly to our nearest point-of-presence via a DS-3 or OC-3 connection. By attaching directPEER(TM) partners' networks and server systems directly to our network, we are able to ensure quality of service delivery from end-to-end. Since the content never leaves our connected systems, it is not susceptible to the reliability and performance problems of the public Internet. This enables the delivery of a new category of broadband content that would not be possible without directPEER(TM). We currently have a directPEER(TM)agreement with Yahoo! and a DS-3 connection from our Dallas, Texas backbone data center directly to the Yahoo! server system. As part of this agreement, we are jointly re-encoding content for broadband transmission speeds and delivering this content to our subscribers via a co-branded BroadbandNOW(TM) / Yahoo! Broadcast website which can only be accessed by our subscribers.

                                    [CHART]

     [Graphic entitled, 'BROADBANDnow!(TM) directPEER(TM)' illustrating how directPEER(TM) allows content providers to deliver content directly to BROADBANDnow!(TM) subscribers over the BROADBANDnow!(TM) private, national network, thereby bypassing the public Internet and avoiding inefficient 'bottlenecks' which can delay content delivery to the end subscriber.]

  Other Broadband Internet Services

     BroadbandNOW(TM) -- Virtual Web Hosting Service. Our
BroadbandNOW(TM) -- Virtual Web Hosting Service provides customers a shared server web hosting service that enables customers to efficiently, reliably and cost effectively establish a sophisticated web presence and distribute information over the Internet without purchasing, configuring, maintaining and administering the necessary Internet hardware and software. We offer a dedicated server web hosting service for larger customers that require substantially more server and network capacity than provided under the shared server web hosting plan. This provides small business and home office customers with superior reliability, security and customer support in comparison to hosting web sites themselves, as well as increased performance resulting from having their servers directly linked to our network.

     e-Commerce Products and Services. We have entered into strategic agreements with leading e-commerce partners to generate incremental revenue from our customer base. Under a typical agreement, we embed a click-through advertisement within the broadband content we develop, as well as a limited number of click-through icons or advertisements on our launch screen. We receive a percentage of the e-commerce partner's revenues generated from direct "click-throughs." We have formed a relationship with Yahoo! in which we receive a significant portion of revenue generated by advertisers or sponsors on our web pages as well as revenue from our customers viewing pay per view events and concerts produced by Yahoo! and hosted by us. In exchange, we provide Yahoo! access to our customer base and have agreed to pay up to a specified portion of the cost to re-encode or repurpose Yahoo!'s content for broadband access.


     Planned Services. We intend to provide dial-in services for traveling subscribers to access our network, personal e-mail and web services. Under our current plan, subscribers do not need to maintain a separate dial-in account. Going forward, we do not anticipate deploying a dial-up platform for this service, but rather anticipate purchasing bulk hours of service for our subscribers from vendors such as UUNet Technologies or GTE Internetworking. We also plan to offer remote backup and personal firewall software to our Personal Service and Home Office Service subscribers. We also intend to pursue service partner relationships with other emerging data communications providers such as multiple system cable operators.


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

SALES AND MARKETING


     Our sales and marketing process typically involves two phases: the initial business development efforts necessary to establish service partner relationships and gain access to potential subscribers and, secondly, once we have executed an agreement with a service partner, the sales and marketing process targeted directly to potential subscribers. The sales and marketing effort targeting the subscriber will typically be done in conjunction with our service partner. Our sales and marketing efforts with service partners and subscribers are described below in greater detail.



  Sales and Marketing to Service Partners



     We have dedicated significant time and resources during the last two years to developing and establishing service partner relationships with utility companies, REITs and private cable operators in order to gain access to potential subscribers. The sales cycle for a new service partner is typically three to six months focusing primarily on the senior executives of the potential service partner. Our business development personnel and senior executives are very involved in the solicitation and development of these relationships and the sales and promotion of our service offerings within the utility, REIT and private cable operator sectors. The sales process ranges from an initial introduction to our product and service offerings to the final execution of a master service agreement governing our relationship and respective rights and responsibilities regarding passings, capital investment in last mile infrastructure, subscriber marketing and co-branding, customer service and customer billing. Key components of our ongoing strategy for sales and marketing to service partners include our ability to offer a customized solution for high-speed data services and the continued dedication of business development personnel and senior executives to this area of our business. Our investment in the BroadbandNOW(TM) tradename as a co-branding tool for service partners and further development of our private, nationwide Internet protocol network and proprietary content and applications will continue to be important marketing aspects in our customized solution service offering for these partners.


  Sales and Marketing to Subscribers


     Our sales and marketing efforts with subscribers vary depending upon the nature of our service partner relationship. In some service partner relationships we are responsible for all aspects of subscriber sales and marketing, while in others we take a more limited role. We typically provide most sales and marketing services in our relationships with REITs, while our private cable operator and utility service partners typically prefer to provide many aspects of the sales and marketing effort themselves. In both cases, however, we work very closely with our service partners in developing and implementing a marketing plan that typically uses a combination of direct marketing, public relations, event marketing, personal selling and telemarketing. A key aspect of our collaborative efforts with all of our service partners is the co-branding of the BroadbandNOW(TM) tradename in all areas of the sales and marketing process.



     We generally launch service in each MDU property or local market with a promotional event at which we demonstrate our services to potential subscribers and generate sales leads. We also use promotional materials and signage to raise awareness of our services before an official sales launch within a property or market, and later follow up with event marketing, personal selling and telemarketing to further drive subscriber sales. We also work closely with our service partners to educate property leasing agents, in the case of REIT service partners, and customer service representatives, in the case of our PCO and utility service partners, on our high-speed data services. By educating our service partners' employees that have direct interaction with potential subscribers, our high-speed data services can be bundled effectively with other services such as voice, video and electricity.


     We also use upgrade programs for existing subscribers as a means of driving subscriptions to higher bandwidth and price point service levels. For example, during the first month of a subscriber's service, we often provide a complimentary 10 day service level upgrade to allow the customer to experience higher levels of speed on a temporary basis. After experiencing the faster service level, the customer may decide to permanently upgrade to the higher level of service. All such service upgrades and downgrades can be performed remotely from our network operations center.

CUSTOMER SERVICE AND TECHNICAL SUPPORT


     We believe that customer service and technical support are extremely important in retaining subscribers. We operate a toll free help desk 24 hours a day, seven days a week to provide customer service and technical support. Customer service personnel are responsible for opening accounts and provisioning service for new subscribers and providing follow-up support and maintenance for inquiries relating to computer and software configuration, customer billing, network and modem performance, and other related issues. We use customer support and workflow management systems allowing us to track, route and report on customer service issues and log trouble tickets as service calls are received. We also provide service partners with periodic reporting on customer status and performance versus the standards required under our service level agreements, including the average time required to answer a call, the average time required to resolve a customer inquiry, call history for a service partner's subscribers and customer billing summaries.


     We categorize our customer service and technical support personnel according to three service levels. Tier I support personnel are responsible for configuration and basic troubleshooting relating to customer software, hardware and modems, escalating issues to other support personnel for resolution as needed, and relaying information about call trends to Tier II support personnel. Tier II support personnel are responsible for intermediate and advanced troubleshooting, monitoring trends among customer inquiries, and training of Tier I support personnel. Tier III support personnel are responsible for monitoring the stability of the entire network, determining and diagnosing network issues, communicating with Tier I and Tier II support personnel on issues not resolved by Tier I or Tier II support personnel, and acting as a liaison between customer service and technical support and the network operations center. Tier III technical support personnel are co-located with our network operations center staff, who are responsible for monitoring the performance of the network from end-to-end on a 24 hour a day, seven day a week basis. The close proximity of the two groups facilitates collaboration to resolve subscriber problems rapidly and anticipate potential problems before they can affect the user experience.

NETWORK ARCHITECTURE

  Private, National Network


     We have designed our private, national network on the premise that sustainable, high-performance, broadband Internet access requires a high-capacity, scalable, national architecture to alleviate Internet bottlenecks and enable true end-to-end network management capabilities. We developed and implemented our network architecture using existing protocols that link a private, national Internet protocol network with local POPs serving our subscribers in each market. We utilize multiple broadband access technologies, including cable modem, xDSL, Ethernet and wireless, to connect subscribers directly to our private, national network.



     We are currently in the process of deploying a national network to serve as a quality controlled private Intranet for BroadbandNOW(TM) subscribers in 48 cities. As of December 31, 1999, we had 25 POPs serving 26 markets and we expect to have 47 POPs serving 48 markets by the end of 2000. Nine of our network POPs are designated as network data centers which will house server farms to host local e-mail, subscriber web pages, localized content and distributed content caching. Local servers significantly enhance the user experience by reducing the time required for round trip data transmission. Five of our network data centers have server farms today, with the remaining server farms to be deployed as new subscribers are added to the network in each of these areas.

                                      MAP

     [Graphic entitled, "BROADBANDnow!(TM) National Network" depicting the infrastructure of our private, national network on a map of the United States. The graphic illustrates the connections of our points-of-presence with data centers on the core span of the network to our points-of-presence connected by regional network spans, and finally indicates regions where deployment of our private, national network is in progress.]

     The key elements of our network strategy include the following:


     National Deployment of a Private Internet Protocol Network. We are deploying our own private, national Internet protocol network backbone which consists of a network of leased, high-speed fiber connections to our various POPs. We currently lease long-haul circuits from major telecommunications carriers, including GTE and Level 3 Communications. Our network currently operates at DS-3, or a speed of 45 Mbps, and can be upgraded to OC-48, or approximately 2.5 gigabits per second. Our network access POPs are typically co-located in space leased from a local competitive exchange carrier or incumbent local exchange carrier and equipped with high-speed, fully scalable ATM switches, routers and servers all owned by us. Vendors of equipment for our network include Cisco Systems, Lucent Technologies, Nortel Networks, and others. These network access POPs have five main functions:



     - to aggregate local access T-1 and DS-3 circuits from properties and service partners we serve;


     - to connect to our backbone with a minimum of two diverse backbone circuits, providing redundant routing to multiple Internet access sites, to provide redundant routing capable of surviving multiple fiber outages;

     - to provide a 100 Mb connection to our local server farm and content cache;

     - to provide a DS-3 or OC-3 connection into the server farms of directPEER(TM) broadband content partners; and

     - to connect the network to multiple Tier I Internet providers in multiple cities.

     We pursue a "smart build" strategy in establishing our private, national network infrastructure. When establishing a presence in a new market, we often lease services from major telecommunications providers on a short-term basis until we secure enough passings to economically justify a POP. When we achieve critical mass in a market, we then lease co-location space for our servers, routers and switching equipment to establish a POP. We believe this multi-phased strategy provides us with a cost-effective and high
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

quality network infrastructure without burdening us with a high level of fixed network costs during deployment of our products and services.

     End-to-End Network Management. Our network is proactively managed on an end-to-end basis through our extensive network management systems. The network is centrally managed from our network operations center in Dallas, Texas where we can dynamically identify and enhance network quality, service and performance. The network operations center monitors the network infrastructure on a 24 hour a day, seven day a week basis, enhancing our ability to address performance bottlenecks before they affect the user experience. From the network operations center, we can manage our network on a real-time basis from end-to-end, including the backbone, regional POPs, on-property facilities, servers and other components of the network infrastructure, even down to the modem in the subscriber's home.

                                    [CHART]

     [Graphic entitled, "BROADBANDnow!(TM) Nationwide Managed Network" illustrating how we manage our private, national network on an end-to-end basis and how our distributed servers, directPEER(TM) and multiple Internet drains ensure the quality of service and content delivery to subscribers.]

     One of the key components of network management is ensuring subscriber security and compatibility within the network. Many of the access technologies we utilize provide "always on" access and therefore require additional security measures in order to limit user-to-user visibility. In addition, since each underlying access technology possesses different technological characteristics, it is difficult for a provider to deploy all of these technologies and deliver a consistent service offering, regardless of which underlying access technology is used. In order to address these issues, we have worked directly with hardware manufacturers to define the features and functionality necessary to allow acceptably safe public deployment and compatibility. This effort allows us to deploy on-property network solutions with a consistent set of service features, regardless of the underlying access technology, through a proprietary method called the Data Envelope(TM). When a BroadbandNOW(TM) subscriber requests content, our Data Envelope(TM) instantaneously packages the broadband content into the format most easily accepted by the access technology utilized. The Data Envelope(TM) facilitates the most efficient routing of the content throughout our private, national network while ensuring its quality and integrity.

                                    [CHART]

     [Graphic entitled, "BROADBANDnow!(TM) Data Envelope(TM) for Multiple Broadband Access Technologies" illustrating that our Data Envelope(TM) packages broadband content requested by a subscriber into the format most easily accepted by that subscriber's particular access technology, thereby facilitating efficient routing of content through our private, national network and ensuring its quality.]

     In addition to providing subscriber security and compatibility, the Data Envelope(TM) also allows us to limit data transmission rates in order to offer tiered services, and going forward, to develop varied billing options such as fixed and usage based billing.

     Multiple Transit Connections. One of the stated design objectives of our network is to avoid transiting subscriber traffic through a public network access point. We will purchase Internet access circuits from Tier I providers in the nine POP data centers as required by usage levels. As of December 31, 1999, we had privately peered Internet access circuits in POP data centers located in Dallas, Chicago, San Jose and Los Angeles purchased from Tier I providers. In addition to these transit connections, we are using all routing tools available to us and controlled by us to create symmetric paths to Internet locations.

LAST MILE ACCESS TECHNOLOGIES

     We utilize multiple broadband access technologies, including cable modem, xDSL, Ethernet and wireless to connect subscribers directly to our network.

  Cable Modems

     We utilize standards-based cable modem technology on properties where access is secured on the coaxial distribution plant. Cable modem technology is a faster alternative than analog modems or dial-up Internet access. Implementation of our high-speed data service via cable modems requires access to a 6 MHz downstream channel between 88 MHz and 860 MHz for a maximum shared downstream data rate of 38.8 Mbps (at 256 Quadrature Amplitude Modulation); and a 3.2 MHz upstream channel between 5 MHz and 42 MHz for a maximum shared upstream data rate of 10.24 Mbps. Data capacity on the coaxial plant may be expanded through either utilizing additional frequencies in the downstream or upstream direction or physically splitting the coaxial and utilizing the same frequencies on each separate plant. The DOCSIS cable modem technology we deploy meets the requirements of the Data Envelope(TM) for data flow separation and deployment for public service.
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

  xDSL

     We utilize xDSL technology, an economical solution for high-speed Internet access, on properties where access is secured on the copper telephone plant. Implementation of our high-speed data service via xDSL is accomplished by upgrading the performance of existing copper lines with the installation of specialized equipment at both ends of the connection. We utilize a dedicated pair of copper to deploy Symmetric DSL, or SDSL, at a data rate of up to 2.3 Mbps per line in the upstream and downstream concurrently. The DSL technology we deploy meets the requirements of the Data Envelope(TM) for data flow separation and deployment for public service.

  Ethernet

     We utilize Ethernet technology on properties where either access is secured to or we have deployed new Category 3 or better wiring to the subscriber's wall-jack. We will install an Ethernet switch with port based VLAN functionality on each garden style building and provide 10 Mbps connection to each unit. Connection of each switch to the central router on the property will be accomplished via either a microwave or Ethernet connection. The Ethernet technology we deploy meets the requirements of the Data Envelope(TM) for data flow separation and deployment for public service.

  Wireless

     We utilize customized wireless technology that enables low power line-of-sight transceivers to reliably transmit digital data in the Federal Communications Commission's license-free spectrum. The transceivers have a power output equal to or less than one watt and are designed for high-speed data transmission in a point-to-multipoint configuration and operate in the ISM 2.4 GHz and U-NII 5.25 GHz to 5.35 GHz and 5.725 GHz to 5.825 GHz frequency bands. Each of our transceiver models which we purchase from our vendors has been certified by the Federal Communications Commission. To avoid harmful interference from third parties and to prevent interference to third parties, we rely on encryption or Direct Sequence Spread Spectrum techniques for data security and channel allocation. Our technology provides for data transfer speeds of up to 25 Mbps point-to-multipoint per antennae and meets the requirements of the Data Envelope(TM) for data flow separation and deployment of service to the public.

COMPETITION


     The markets for consumer and business Internet services and online content are extremely competitive. We compete with other Internet service providers on two levels: in establishing relationships with service partners and for subscribers. We expect that this competition will intensify in the future. Our most direct competitors are Internet service providers partnering with multiple system cable operators, REITs or local exchange carriers to provide high-speed data services either over the cable television infrastructure using cable modems or over the telephone system infrastructure using xDSL technology. Other competitors include consumer and business Internet service providers, national long distance carriers, wireless service providers, online service providers, fiber-based competitive local exchange carriers, other competitive local exchange carriers and Internet content aggregators. Many of these competitors are offering, or will soon offer, technologies that will compete with some or all of our high-speed data service offerings. Based upon the experiences of Internet service providers in today's market, we believe that reliability of service, brand recognition and customer support will be the most important aspects of our service that will distinguish us from other companies offering high-speed data services.


  Cable-based Data Services

     Companies, such as Excite@Home Corporation and Time Warner, actively seek to utilize the cable television infrastructure to deploy high-speed, cable-based data services. Excite@Home, controlled by AT&T, is rapidly expanding throughout the U.S. and Canada. Additionally, Time Warner, the second largest cable company in the U.S., along with MediaOne, Microsoft, Compaq and Advanced/Newhouse, has established its own cable-based Internet service provider with proprietary content, called Road

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

Runner(TM), which features a variety of Time Warner publications and services and which is marketed through Time Warner's own cable systems. Time Warner has agreed to be acquired by America Online, a dial-up Internet service provider, which acquisition will provide AOL its own cable-based infrastructure and proprietary broadband content. Other companies that have publicly announced limited-area trials for their own cable-based Internet services include Adelphia Communications, BellSouth and Jones Intercable. Certain of these competitors are marketing their cable-based services to unaffiliated cable system operators using a partnering strategy similar to ours.

  Incumbent Local Exchange Carriers


     All of the largest incumbent local exchange carriers present in our target markets are conducting technical and/or market trials or have entered into commercial deployment of xDSL based services. We recognize that each incumbent local exchange carrier has the potential to quickly overcome many of the issues that we believe have slowed wide deployment of xDSL services by incumbent local exchange carriers in the past, at which point they will represent strong competition in all of our target service areas. The incumbent local exchange carriers have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy xDSL equipment rapidly, have their own copper lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers.


  Other Competitive Local Exchange Carriers

     Companies such as Teleport Communications Group (acquired by AT&T), Brooks Fiber Properties (acquired by MCI WorldCom) and MFS Communications (acquired by MCI WorldCom) have extensive fiber networks in many metropolitan areas that primarily provide high-speed digital and voice circuits to large corporations. They also have interconnection agreements with the incumbent local exchange carriers pursuant to which they have acquired co-location space in many markets we target. These companies are modifying or could modify their current business focus to include residential and small business customers using xDSL in combination with their current fiber networks. In addition, other companies such as Covad Communications, Rhythms NetConnections and NorthPoint Communications offer high-speed digital services using xDSL technology over the existing telephone infrastructure, either alone or on a co-branded basis.

  National Long Distance Carriers

     Long distance inter-exchange carriers, such as AT&T, MCI WorldCom and Sprint have deployed large-scale Internet access networks and asynchronous transfer mode networks and sell connectivity to business and residential customers, and have high brand recognition. They also have interconnection agreements with many of the incumbent local exchange carriers and a number of co-location spaces from which they are currently offering or could begin offering competitive xDSL services.

  Wireless Service Providers

     Wireless service providers, such as AT&T, are developing wireless Internet connectivity, including multichannel and local multipoint distribution services. In addition, companies such as Teligent and WinStar Communications hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and videoconferencing, although currently at higher price points than our service. We may also face competition from satellite-based systems. Motorola Satellite Systems, Hughes Electronics and others have filed applications with the Federal Communications Commission for global satellite networks which can be used to provide broadband voice and data services, and several of these applicants have received authorization to operate their proposed networks.

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

  Online Service Providers

     Online service providers, such as America Online and WebTV Networks, provide a variety of proprietary online services, content and applications ranging from news and sports to consumer video conferencing over the Internet. In addition to developing their own content or supporting proprietary third-party content developers, online services often establish relationships with traditional broadcast and print media outlets to bundle their content into the service, such as Microsoft's relationship with NBC to provide multimedia news and information programming over both the Internet and cable television through MSNBC. Many of these online service providers have developed their own access networks for modem connections and if they were to extend their access networks to xDSL or other high-speed service technologies, they could become our competitors. In addition, America Online's pending acquisition of Time Warner will provide it with access to substantial entertainment and media content to aggregate and distribute to AOL's large customer base, creating competitive advantages in providing broadband services.

  Internet Service Providers

     Internet service providers, such as GTE Internetworking, UUNET Technologies (acquired by MCI WorldCom), Earthlink Network, Concentric Network, Netcom On-Line Communication Services (acquired by ICG Communications), CAIS Internet and PSINet provide Internet access to residential and business customers, generally using the existing public switched telephone network. Some Internet service providers, such as UUNET in California and New York, have begun offering xDSL-based services.

INTELLECTUAL PROPERTY

     We have filed applications for federal registration or own common law rights in the following trademarks: BroadbandNOW(TM), Data Envelope(TM), directPEER(TM), MBAT(TM), "always on, always fast, always fun(TM)", BBNOW(TM) and our logo. This prospectus also includes trade dress, trade names and the trademarks of other companies. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

     We regard our technology as proprietary and attempt to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of our content offerings. Policing unauthorized use of our content offerings is difficult. There can be no assurance that the steps we take will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results, and financial condition.

     From time to time, we may receive notice of claims of infringement of other parties' proprietary rights, including claims for infringement resulting from the downloading of materials by the online or Internet services we operate or facilitate. There can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any assertions or prosecutions will not materially adversely affect our business, operating results and financial condition. Irrespective of the validity or the successful assertion of such claims, we would incur significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on our business, operating results and financial condition. If any claims or actions are asserted against us, we may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances a license would be available on commercially reasonable terms, or at all.

GOVERNMENT REGULATION

     Although our services are not directly subject to current regulations of the Federal Communications Commission or any other federal or state communications regulatory agency, radio communications are subject to such regulation and changes in the regulatory environment relating to the Internet connectivity market could affect the prices at which we sell our services and a significant portion of our services may become subject to regulation at the federal, state and/or local levels. Future federal or state regulations and legislation may be less favorable to us than current regulations and legislation and therefore have a material and adverse impact on our business and financial prospects. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

     Radio communications are subject to regulation by United States and foreign laws and international treaties. Among these requirements are Federal Communications Commission rules governing the operation of U-NII and ISM devices and equipment. Our equipment and wireless communication systems deployed in the unlicensed U-NII and ISM bands must conform to domestic and international requirements established to avoid interference among users of microwave frequencies and to permit interconnection of equipment.

     The use of microwave signals depends upon the availability of frequencies that permit interference-free operation. In many developed countries, the unavailability of frequency spectrum has historically inhibited the growth of microwave systems. However, two factors are alleviating this problem. First, the proliferation of fiber optics for high capacity systems has reduced the demand for microwave frequencies for such systems, thus freeing up frequency spectrum for new types of services. Second, many government regulatory agencies are reallocating frequencies from one type of use to another, thus providing incentive for new communications services.


     Federal and state legislators are currently studying Internet privacy-related issues and have introduced numerous Internet and e-mail privacy bills in the past few months, which are currently pending. In particular, they are examining Internet sites' use of "cookies," or identifiers, that enable sites, including advertisers, to track usage patterns by compiling data and then deliver customized content to targeted users. The Federal Trade Commission and several attorneys general are investigating such practices as potentially unfair and deceptive practices. Other Internet concerns regarding user privacy or secure transmission of personal or confidential information, as well as encryption and other Internet security-related issues, are also being reviewed. We have security measures in place to maintain the confidentiality of certain subscriber information; however, our security measures may not prevent security breaches by people who desire to steal or misuse personal or confidential information of or about our subscribers. In addition, our own use of subscriber information could be the subject of government investigation or regulation in the future. We cannot predict the effect of any legislation to safeguard privacy and provide security on the Internet or our potential liability thereunder. Any legislation that substantially impairs the growth of e-commerce could materially affect our business.


LEGAL PROCEEDINGS

     We are not involved in any material litigation at this time.

EMPLOYEES


     As of March 15, 2000, we had 128 employees. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. Our ability to achieve our financial and operational objectives depends in large part upon the continued service of our senior management and key technical personnel and our continuing ability to attract and retain highly qualified technical and managerial personnel.

PROPERTIES

     Our headquarters are in a 40,000 square foot facility in Dallas, Texas, which we purchased in December 1999. The Dallas facility houses our network operations center, media group, sales and marketing staff, network engineering staff, administrative staff and executive offices and we anticipate it will be adequate as our headquarters for the foreseeable future. The network operations center features tri-fiber entry from three distinct telecommunications carriers, an uninterrupted power supply and a backup generator.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER SIGNIFICANT EMPLOYEES


     The following table sets forth the names, ages and positions of our executive officers, directors and other significant employees. Their respective backgrounds are described below.



NAME                                        AGE                     POSITION
----                                        ----                    --------
Executive Officers and Directors:
James R. Price............................  60     Chairman of the Board
Matthew Hutchins, Sr. ....................  44     President, Chief Executive Officer and
                                                   Director
Charles W. (Bo) Price.....................  58     Executive Vice President and Director
Daniel A. Gillett.........................  38     Senior Vice President and Chief Financial
                                                     Officer
Charles R. Gregg, Jr......................  34     Vice President of Corporate Development
                                                   and General Counsel
John J. Galgay, III.......................  32     Vice President of Network Engineering
Clay C. Scott, Jr. .......................  71     Secretary and Director
Tracy Scott Turner........................  39     Director
Russell R. Myers..........................  39     Director

New Directors:
Gary S. Howard............................  48     Director
Jeffrey A. Marcus.........................  53     Director
Jack A. Riggs.............................  41     Director

Other Significant Employees:
Paul M. Buss..............................  36     Vice President of Marketing
David M. Intrator.........................  44     Vice President of Business Development
Don R. Ivey...............................  59     Vice President of Sales
Mark V. Poche.............................  43     Vice President of Operations
David E. Smartt...........................  28     Vice President of Finance
Angela A. Stephens........................  39     Vice President of Administration

EXECUTIVE OFFICERS AND DIRECTORS


     JAMES R. PRICE co-founded BroadbandNOW in 1994 and has since served as Chairman of the Board. From 1994 to January 2000 he also served as Chief Executive Officer. From 1989 to 1994, he was President of RE/MAX Las Colinas where he led a project to automate information systems designed specifically for the real estate industry. From 1983 to 1989, Mr. Price served as President and Chief Executive Officer of Pritronix, Inc., a private LAN systems integration company, which he co-founded. Mr. Price and Charles W. (Bo) Price are brothers. Mr. Price attended the University of Texas.

     MATTHEW HUTCHINS, SR. has served as our President since October 1998 and a Director since February 1999. In January 2000, Mr. Hutchins became our Chief Executive Officer, where his responsibilities will continue to include, among other things, primary responsibility for the management of our day-to-day operations, as well as for overall corporate strategy. Prior to serving as President, he was Vice President of Business Development and Corporate Affairs since joining us in July 1997. From 1994 to 1997, Mr. Hutchins served as Chief Executive Officer of The Tiger Group, L.L.C., a privately held international and strategic business development consultancy specializing in the multimedia, interactive telecommunications and information technology industries, which he co-founded. From 1990 to 1994, he served as Vice President, International and Chief Legal Officer of SpectraVision, Inc., a publicly-held company providing video entertainment programming and interactive services for the lodging and hospitality industry. Mr. Hutchins holds a B.A. degree in Political Science from the University of Maine, an M.P.A degree from Texas Tech University, and a J.D. degree from Texas Tech University. Mr. Hutchins is licensed to practice law in the State of Texas.


     CHARLES W. (BO) PRICE co-founded BroadbandNOW in 1994 and has since served as Executive Vice President and Director. From 1989 to 1994, Mr. Price was engaged independently in the commercial real estate business in Texas. From 1983 to 1989, Mr. Price served as Chairman of the Board of Pritronix, Inc., a private LAN systems integration company, which he co-founded. Mr. Price and James R. Price are brothers. Mr. Price holds a B.S. degree in Business Administration from the University of Texas.

     DANIEL A. GILLETT has served as our Senior Vice President and Chief Financial Officer since February 2000. From March 1999 to February 2000, Mr. Gillett served as our Vice President of Corporate Development and Chief Financial Officer. From 1995 to 1999, Mr. Gillett served as a Partner with MG Capital, a private investment banking firm which he co-founded and which focuses on transactions in the telecommunications and technology industries. From 1989 to 1995, he served as a Vice President in Investment Banking with CS First Boston and from 1984 to 1986 as a Staff Accountant with Price Waterhouse. Mr. Gillett holds a B.B.A. degree in Accounting from Harding University and an M.B.A. degree from Harvard University.

     CHARLES R. GREGG, JR. has served as our Vice President of Corporate Development and General Counsel since January 2000. From May 1998 until January 2000, Mr. Gregg served as Vice President of Business Development and General Counsel of National Tile + Stone Corporation, a privately held company engaged in the consolidation of the tile distribution industry. From 1993 to 1998, he was an associate at the law firms of King & Spalding and Andrews & Kurth L.L.P., specializing in mergers and acquisitions, securities and general corporate matters. He holds an A.B. degree in History from Princeton University and a J.D. degree from The University of Texas School of Law.


     JOHN J. GALGAY, III has served as our Vice President of Network Engineering since joining us in May 1998. From 1994 to 1998, Mr. Galgay was employed by Bay Networks, an internetworking equipment vendor that sold routers and switches and provided fee based internetworking design and implementation services, in various network design and strategic service capacities. Mr. Galgay has served as a course lecturer at Northeastern University, lectured at industry conferences, and authored an article on Integrated Services. He holds a B.A. degree in Economics from the University of Texas at Austin and is currently pursuing an M.S. degree in Information Systems from Northeastern University.


     CLAY C. SCOTT, JR. has served as our Secretary and as a Director since our incorporation in 1994. Mr. Scott is a member of the Texas State Bar and has been a sole practitioner in Dallas, Texas for 40 years. Mr. Scott holds a B.S. degree in Business from Texas A&M University and a J.D. degree from Southern Methodist University.

     TRACY SCOTT TURNER has served as a Director since April 1997. Mr. Turner is also currently a principal at Geneva Associates, L.L.C., a merchant bank. Mr. Turner is also the founding principal of Interra Ventures, L.L.C., a merchant bank which focuses on Internet and telecommunications investments. From 1993 to 1996, Mr. Turner served as a Senior Vice President of the Private Placement Group for ABN AMRO Bank. From 1986 to 1993, he was a Managing Director in the Private Placement Group for Canadian Imperial Bank of Commerce. Mr. Turner also currently sits on the board of directors of Wetland Environmental Technologies, L.L.C., Golfport, Inc., Early Warning Corporation, Direct Digital Communications, ParaComm, Inc. and Clean Air Research and Environmental and is a principal of Turner Land and Cattle Company and Southern Capital Partners, L.L.C. Prior to the consummation of this offering, the holders of the Class B common stock had the right to elect two directors. Mr. Turner was elected by the members of the Class B stockholders. Mr. Turner holds a B.S. degree in Economics and Finance from Indiana University.

     RUSSELL R. MYERS has served as a Director since April 1997. Upon the consummation of this offering, Mr. Myers will resign from our board of directors. Mr. Myers is currently a principal at Geneva Associates, L.L.C., a merchant bank. He is also currently a principal of Blue Ridge Investors Limited

Partnership and Southern Capital Partners, L.L.C. In addition, since 1987, Mr. Myers has served as the Vice President of Finance of Geneva Corporation, an affiliate of Geneva Associates, L.L.C. Mr. Myers also currently sits on the board of directors of Geneva Corporation, Blue Ridge Investors Group, Inc., SDX Incorporated, a diversified electronic manufacturer, and U.S. Supply Company, a manufacturer of tops, windshields and related accessories for golf carts. Prior to the consummation of this offering, the holders of the Class B common stock had the right to elect two directors. Mr. Myers was elected by the members of the Class B stockholders. Mr. Myers holds a B.S. degree in Accounting and Legal Administration from Greensboro College and an M.B.A. from the University of North Carolina.


NEW DIRECTORS

     GARY S. HOWARD will become a Director upon the consummation of this offering, replacing Russell M. Myers who will resign from the Board of Directors at that time. Mr. Howard has served as Executive Vice President, Chief Operating Officer and a director of Liberty Media Corporation since July 1998. Mr. Howard has also served as Chief Executive Officer of TCI Satellite Entertainment, Inc. since December 1996. Mr. Howard served as Executive Vice President of TCI from December 1997 to March 1999; as Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc. from June 1997 to March 1999; and as President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard served as President of TV Guide, Inc. from June 1997 to September 1997; as President of TCI Satellite Entertainment, Inc. from February 1995 through August 1997; as Senior Vice President of TCIC from October 1994 to December 1996; and as Vice President of TCIC from December 1991 through October 1994. Mr. Howard is a director of TV Guide, Inc., Liberty Digital, Inc. and TCI Satellite Entertainment, Inc. Mr. Howard holds a B.S. degree in Accounting from Colorado State University.


     JEFFREY A. MARCUS will become a Director upon the consummation of this offering. Mr. Marcus currently is a partner of Marcus & Partners, L.P., a private equity investment firm he co-founded in March 1999. He previously served as President and Chief Executive Officer of AMFM Corporation (formerly Chancellor Media Corporation) from May 1998 until March 1999. Previously, Mr. Marcus was Chairman, President and Chief Executive Officer of Marcus Cable Company, a company he formed in 1990 after spending more than 23 years in the cable television industry. Until November 1988, Mr. Marcus served as Chairman and Chief Executive Officer of WestMarc Communications, Inc., an MSO formed through the merger in 1987 of Marcus Communications, Inc. and Western Tele-Communications, Inc. Mr. Marcus has more than 32 years of experience in the cable television business. Mr. Marcus is a co-owner of the Texas Rangers Baseball Club and Dallas Stars Hockey Club and serves as a director of Brinker International, Inc., which owns, operates and franchises restaurants, and LIN Television Corporation and is a director or trustee of several charitable and civic organizations. Mr. Marcus holds a B.A. degree in Economics from the University of California at Berkeley.



     JACK A. RIGGS will become a Director upon the consummation of this offering. Mr. Riggs is currently a controlling partner of DOTCOM Limited Partnership, a private investment partnership. Mr. Riggs served as Chief Financial Officer and Treasurer of broadcast.com from August 1997 to December 1999, and as a Director from December 1997 to July 1999 when broadcast.com was acquired by Yahoo, Inc. From June 1996 to August 1997, Mr. Riggs served as Corporate Controller of Kitty Hawk, Inc., a publicly traded international airfreight carrier. From 1994 to 1996, Mr. Riggs served as Corporate Controller of DHN Enterprises, Inc., a privately held wholesale parts distributor for the transportation industry. Prior to that time, Mr. Riggs served as Regional Controller of INACOM Corp., a master computer reseller. Prior to joining INACOM, Mr. Riggs was with Coopers & Lybrand L.L.P. Mr. Riggs became a certified public accountant in 1990 and holds a B.S. degree in Accounting from Louisiana Tech University.


OTHER SIGNIFICANT EMPLOYEES

     PAUL M. BUSS has served as our Vice President of Marketing since April 1998. From 1996 to 1998, Mr. Buss was Vice President of Brand Strategy for Oasis Residential, Inc., a Las Vegas-based multi-family REIT with over 15,000 units, where he oversaw marketing, organization development, and ancillary services. From 1986 to 1996, Mr. Buss was with The Walt Disney Company in several capacities, including staffing and organization development. Mr. Buss holds a B.S. degree in Marketing from Appalachian State University.


     DAVID M. INTRATOR has served as our Vice President of Business Development since March 2000. From January 1999 to February 2000, Mr. Intrator served as Vice President of Cable TV Development for A.H. Belo Corporation, a publicly-held newspaper publishing and television broadcasting company. From 1994 to 1999, he served as Vice President of Programming, Marketing and New Business Development for Marcus Cable Company, a privately-held national cable television company. Mr. Intrator has 20 years of experience in the cable television industry, holding other executive positions with Capital Cities Cable, a multiple system operator, Home Shopping Network, a leader in electronic retailing, and Viewer's Choice, a company providing movie and event pay-per-view programming to the cable television and direct broadcast satellite industries. Mr. Intrator holds a B.A. from The University of Connecticut and an M.P.A. from The Maxwell School at Syracuse University.



     DON R. IVEY has served as our Vice President of Sales since joining us in June 1999. From 1998 to 1999, Mr. Ivey directed major projects for local telephone services for AT&T Local Services in Texas. Prior to the merger of AT&T and Teleport Communications Group, from 1994 to 1998, Mr. Ivey served as Vice President/General Manager of Teleport Communications Group Texas. Mr. Ivey holds a B.A. degree in Communications from Howard Payne College, an M.A. degree in Religious Education from Southwestern Baptist Theological Seminary and a Ph.D. degree in Educational Psychology from Southwestern Baptist Theological Seminary.



     MARK V. POCHE has served as our Vice President of Operations since February 2000. From 1989 to February 2000, Mr. Poche worked for Marcus Cable Company, a privately-held national cable company. He served as District Manager from 1995 to 1999 and as Group Manager from 1989 to 1995, with full profit and loss responsibility for operating clusters of multiple franchised communities. Mr. Poche holds a B.S. degree in Advertising from The University of Texas at Austin.



     DAVID E. SMARTT has served as our Vice President of Finance since February 2000. From July 1999 to February 2000, Mr. Smartt served as our Director of Finance. From 1995 to 1999, Mr. Smartt was employed in the Merchant Banking Group of Banc One Capital Markets, Inc., most recently serving as a Vice President focusing on private equity and mezzanine investing in a variety of industries. From 1993 to 1995, he was employed in the Investment Banking Group of CS First Boston. Mr. Smartt holds a B.S. degree in Finance and Marketing from Boston College.



     ANGELA A. STEPHENS has served as our Vice President of Administration since February 2000. From August 1999 to February 2000, Ms. Stephens served as our Director of Financial Reporting. From 1996 to 1999, Ms. Stephens served as an independent financial consultant and trainer in the hospitality and insurance industries. From 1993 to 1996, she served as Assistant Vice President of Operations at Southwest Securities, Inc., focusing mainly in the mutual fund and margin trading areas. Prior to 1993, Ms. Stephens had nine years of experience in public accounting with KPMG, L.L.P., most recently serving as a Senior Audit Manager. She holds a B.B.A. degree in Accounting from Baylor University and is a Certified Public Accountant in the State of Texas.


ELECTION OF CERTAIN DIRECTORS


     We have agreed with one of our stockholders, I(3)S Funding I, L.L.C., to nominate a director designated by I(3)S Funding I, L.L.C., so long as their designee is reasonably qualified, and we have agreed that the board of directors will recommend in our proxy statement that the stockholders vote for such designee. I(3)S Funding I, L.L.C. will have this right as long as it continues to hold at least 4,979,798 shares of common stock. I(3)S Funding I, L.L.C. is an affiliate of Geneva Associates, L.L.C. and two of our directors, Messrs. Tracy
S. Turner and Russell R. Myers, are currently member-managers of Geneva Associates, L.L.C.; however, Mr. Myers will resign upon consummation of this offering.

CLASSIFIED BOARD OF DIRECTORS


     Our restated certificate of incorporation divides our directors into three classes serving staggered three-year terms. As a result, stockholders will elect approximately one-third of the board of directors each year. These provisions, together with the provisions of the restated certificate of incorporation that allow the board of directors to fill vacancies in or increase the size of the board of directors, would prevent a stockholder from removing incumbent directors and filling such vacancies with its nominees in order to gain control of the board.



     Upon the consummation of the offering and Russell R. Myers' resignation from the board, Gary S. Howard will replace Mr. Myers as a director. Also upon the consummation of the offering, Jeffrey A. Marcus and Jack A. Riggs will be added as directors. Jack A. Riggs and Tracy S. Turner will serve as Class I Directors, whose terms will expire at the 2001 annual meeting of stockholders; Gary S. Howard, Jeffrey A. Marcus and Clay C. Scott, Jr. will serve as Class II directors, whose terms will expire at the 2002 annual meeting of stockholders; and Matthew Hutchins, Sr., James R. Price and Charles W. (Bo) Price will serve as Class III Directors, whose terms will expire at the 2003 annual meeting of stockholders.


BOARD COMMITTEES

     The Compensation Committee consists of Messrs. James R. Price, Tracy S. Turner and Russell R. Myers. The Compensation Committee:

     - makes recommendations to the board of directors regarding our policies relating to, and the amounts and terms of, all compensation of our executive officers;

     - engages any professional advisors as it deems appropriate; and

     - fulfills such other powers and duties as determined and delegated by the board of directors from time to time.

     The Audit Committee consists of Messrs. Russell R. Myers, Clay C. Scott, Jr. and Tracy S. Turner. The Audit Committee:

     - reviews, with our independent auditors, our financial statements and internal accounting controls and the plans and results of the audit engagement;

     - reviews the independence of our independent auditor;

     - reviews the adequacy of our internal accounting controls;

     - prepares an annual report on executive compensation for inclusion in our proxy statement for the annual meeting of stockholders; and

     - fulfills such other powers and duties as determined and delegated by the board of directors from time to time.

     The Administrative Committee for Option Plan, or Administrative Committee, consists of Messrs. James R. Price, Matthew Hutchins, Sr. and Tracy S. Turner. The Administrative Committee:

     - administers and discharges the employee stock plans, option plans and such other compensation plans that are established by the board of directors from time to time; and

     - fulfills such other powers and duties as determined and delegated by the board of directors from time to time.


     The Executive Committee consists of Messrs. James R. Price, Matthew R. Hutchins, Sr. and Tracy S. Turner. The Executive Committee functions in the place of the board of directors when it is not otherwise meeting.

DIRECTOR COMPENSATION


     Russell R. Myers and Tracy S. Turner were each paid $2,500 in fiscal year 1997, 1998 and 1999 for their participation on the Compensation Committee. Other than these payments, our directors generally do not receive compensation for services provided as a director. We reimburse our directors for expenses incurred in attending board and committee meetings. Upon the completion of this offering, non-employee directors will each receive options to purchase 30,000 shares of common stock which vest over the three year term of each director. Such shares shall be granted at the initial public offering price.


EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation of our chief executive officer and other highly compensated executive officers whose salary and incentive compensation exceeded $100,000 for the year ended December 31, 1999, the "named executive officers".

                           SUMMARY COMPENSATION TABLE


                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                         ANNUAL COMPENSATION    ---------------------
                                                         --------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                               SALARY       BONUS         OPTIONS(#)
---------------------------                              ---------     ------   ---------------------
James R. Price.........................................  $205,194         --            340,000
  Chairman of the Board and Chief Executive Officer
Matthew Hutchins, Sr. .................................  $191,878         --          1,400,000
  President and Director
Charles W. (Bo) Price..................................  $139,562         --            200,000
  Executive Vice President and Director
Daniel A. Gillett......................................  $143,529(1)      --          1,000,000
  Vice President of Corporate Development and Chief
  Financial Officer
John J. Galgay, III....................................  $130,345         --                 --
  Vice President of Network Engineering


---------------

(1) Represents compensation for the period from March 1999 to December 1999.

OPTION GRANTS AND EXERCISES


     The following table provides information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 1999, to the named executive officers. No stock appreciation rights were granted during 1999.


                          OPTION GRANTS AND EXERCISES


                                                                                       Potential Realizable Value at
                                                                                          Assumed Annual Rates of
                                                                                        Stock Price Appreciation for
                                               Individual Grants                               Option Term(4)
                           ---------------------------------------------------------   ------------------------------
                           NUMBER OF
                           SECURITIES      % OF TOTAL
                           UNDERLYING    OPTIONS GRANTED     EXERCISE
                            OPTIONS      TO EMPLOYEES IN      PRICE       EXPIRATION
NAME                        GRANTED      FISCAL YEAR(2)    ($/SHARE)(3)      DATE           5%              10%
----                       ----------    ---------------   ------------   ----------   -------------   --------------
James R. Price...........    340,000(1)        9.32%          $9.40        6/25/09      $2,009,400      $ 5,093,200
Matthew Hutchins, Sr. ...    100,000           2.74%          $1.54         2/1/09          97,000          245,500
                           1,300,000(1)       35.64%          $9.40        6/25/09       7,683,000       19,474,000
Charles W. (Bo) Price....    200,000(1)        5.48%          $9.40        6/25/09       1,182,000        2,996,000
Daniel A. Gillett........     60,000           1.64%          $1.54         3/1/09          58,200          147,300
                             940,000(1)       25.77%          $9.40        6/25/09       5,555,400       14,081,200
John J. Galgay, III......         --             --              --             --              --               --


---------------

(1) Options become exercisable in the event of an initial public offering.


(2) In 1999, we granted employees options to purchase an aggregate of 3,648,000 shares of common stock.



(3) The exercise price per share of each option was determined by our board of directors in its good faith judgment and generally reflects its best estimate of the fair value of our common stock on the date of each grant, taking into account factors such as recent sales of securities, our operating performance and market conditions.



(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the SEC and are based on the assumption that the exercise price was the fair market value of the shares on the date of grant. There is no assurance provided to any executive officer or any other holder of our securities that the actual price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


     The following table provides information concerning unexercised options held as of December 31, 1999, by the named executive officers. They did not exercise any options during this period.



                                NUMBER OF SECURITIES
                                     UNDERLYING               VALUE OF UNEXERCISED          VALUE OF UNEXERCISED
                                     UNEXERCISED                  IN-THE-MONEY              IN-THE-MONEY OPTIONS
                               OPTIONS AT DECEMBER 31,       OPTIONS AT DECEMBER 31,             ASSUMING A
                                        1999                       1999($)(1)               $ PER SHARE VALUATION
                             ---------------------------   ---------------------------   ---------------------------
NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   -------------   -----------   -------------   -----------   -------------
James R. Price.............         --         340,000             --             --
Matthew Hutchins, Sr. .....    600,000       1,400,000     $5,515,800     $  786,000
Charles W. (Bo) Price......         --         200,000             --             --
Daniel A. Gillett..........         --       1,000,000             --     $  471,600
John J. Galgay, III........    166,666         333,334     $1,399,994     $2,800,006


---------------


(1) The amount set forth represents the difference between the fair market value of the underlying stock on December 31, 1999 ($9.40 per share), and the exercise price of the option. The fair market value was determined by our board of directors based on the per share sale price of the Class A convertible redeemable preferred stock issued in 1999.

EMPLOYMENT AGREEMENTS

     On June 24, 1999, we entered into employment agreements with Messrs. James
R. Price, Matthew Hutchins, Sr., Charles W. (Bo) Price and Daniel A. Gillett.

     Each of the employment agreements has an initial term through June 30, 2001, but, beginning on June 30, 2000 and on June 30 each year thereafter, the agreement is automatically extended for an additional year, unless either party gives the other prior notice.

     The employment agreements provide for each executive's base salary and a maximum bonus of up to 50% of the base salary. The employment agreements also provide for incentive stock options and participation in our employee benefit plans.

     In the event we terminate the executive without cause or if the executive terminates his employment for good reason, the agreements provide: 24 equal monthly installments equal to the sum of one-twelfth of the executive's annual base salary plus the maximum bonus described above, the executive's outstanding stock options and any stock subject to restricted stock purchase agreements shall accelerate and fully vest, and to the extent permitted by law, accounts under our deferred compensation plans or arrangements shall accelerate and fully vest, including any amounts contributed by us for the year in which the termination occurs.

     In the event of certain changes of control, at the option of the employees: the term of the employment will terminate, the employee's stock options and any stock subject to restricted stock purchase agreements will accelerate and fully vest, and we will pay the executive an amount equal to two times the annual base salary then in effect plus 100% of the maximum bonus.

     The employment agreements also provide that, during the term of the agreement and for two years following the termination of the agreement, the executive will not compete directly or indirectly in the U.S. or Canada in any capacity in a business which is competitive with us. Provision has also been made for the confidentiality of certain of our proprietary information and that the executive, for two years after the termination of the employment agreement, will not induce or attempt to influence any of our employees to terminate his or her employment with us or to hire any of our employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     No interlocking relationship exists between the board of directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. The Compensation Committee consists of Messrs. James R. Price, Tracy S. Turner and Russell R. Myers. Mr. James R. Price is our Chairman of the board of directors. Two of the current members of the Compensation Committee, Messrs. Tracy S. Turner and Russell R. Myers, are member-managers of Geneva Associates, L.L.C. Affiliates of Geneva Associates, namely I(3)S Funding I, L.L.C., Blue Ridge Investors Limited Partnership and Blue Ridge Investors II Limited Partnership, collectively own approximately 36.9% of our outstanding stock. During 1999, Geneva Associates was paid $350,000 for financial advisory services. Additionally, in June 1999, we issued 60,000 stock options to Geneva Associates, L.L.C. in exchange for advisory services. The options vest over three years and have an exercise price of $9.40 per share.


1996 OMNIBUS STOCK PLAN

     In February 1996, we adopted our omnibus stock plan to advance the interests of our company and to improve stockholder value by providing additional incentives to attract, retain and reward highly motivated and qualified employees, directors and consultants. Our omnibus stock plan was amended and restated on October 7, 1999. The Administrative Committee of our board of directors administers our omnibus stock plan subject to those specific powers reserved for the board of directors in our omnibus stock plan.

  Shares Subject to the Plan; General Terms


     Under our omnibus stock plan, we can grant awards consisting of options, reload options, restricted stock awards, stock appreciation rights, and performance awards, totaling 10,000,000 shares of our common stock. That number will be adjusted automatically if there shall be any increase or decrease in the number of issued and outstanding shares through declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of the shares of our common stock. Equitable adjustments to the number of shares subject to each award and to the payment required to obtain such shares will also be made so that the same proportion of shares will be subject to the award and the aggregate consideration to acquire all shares subject to the award remains as it was prior to the recapitalization. The Administrative Committee has discretion to change the number of options and the exercise price of the options when, in the Committee's judgment, such adjustment becomes necessary by reason of certain corporate transactions specified in United States Treasury Department regulations. As of December 31, 1999, we had granted options under our omnibus stock plan to acquire 7,505,000 shares of our common stock of which options for 14,400 shares had been exercised, 94,000 shares had been cancelled and options for 7,396,600 shares of common stock remained outstanding. These options vest over various periods, generally ranging from two to five years. However, options to acquire 2,997,000 shares of common stock will accelerate and fully vest upon the closing of this offering.


  Eligibility

     All of our employees, directors and consultants are eligible to receive awards under our omnibus stock plan. For tax reasons, the availability of incentive stock options is restricted to employees, with all other awards available to employees, directors and consultants. The Administrative Committee, as administrator of our omnibus stock plan, determines the prices, exercise schedules, expiration dates and other material conditions under which recipients may exercise their awards.

  Types of Awards

     Stock Options. Options granted under our omnibus stock plan may be either options that are intended to qualify for treatment as "incentive stock options" under Section 422 of the Internal Revenue Code or options that are not, which are non-qualified stock options. The exercise price of incentive stock options must be at least the fair market value of a share of the common stock on the date of grant, and not less than 110% of the fair market value in the case of an incentive stock option granted to an optionee owning 10% or more of the common stock. Our omnibus stock plan limits the number of shares covered by incentive stock options that an individual can receive, when exercisable by an optionee for the first time in a calendar year as defined by our omnibus stock plan, to an aggregate fair market value of $100,000 as measured on the date of the grant.

     The term of an option may not exceed ten years (or five years in the case of an incentive stock option granted to an optionee owning 10% or more of our common stock). The Administrative Committee may condition the exercise of any option upon any factors the Administrative Committee may determine.

       Stock Reload Options. The Administrative Committee may grant stock reload options. A stock reload option permits a participant who exercises an option by delivering already owned stock to receive back from us a new option, at the current market price, for the same number of shares delivered to exercise the option. The new option may not be exercised until six months after it was granted and expires on the date the original option would have expired had it not been previously exercised. The Administrative Committee may also specify additional terms, conditions and restrictions for the reload options and the shares to be acquired upon the exercise thereof.

       Restricted Stock Awards. The Administrative Committee may award shares of restricted stock either alone or in addition to other awards granted under our omnibus stock plan. The Administrative Committee shall determine the restricted period during which the shares of stock may be forfeited if, for example, the participant's employment is terminated. In order to enforce the forfeiture provisions, our omnibus stock plan requires that no shares of restricted stock may be disposed of prior to the termination of all restrictions.

       Stock Appreciation Rights. The Administrative Committee may grant stock appreciation rights or limited stock appreciation rights in conjunction with any or all stock options granted under our omnibus stock plan. If granted in conjunction with non-qualified stock options, stock appreciation rights may be granted either at or after the time of the grant of the non-qualified stock options. If granted in conjunction with incentive stock options, stock appreciation rights may be granted only at the time of the grant of an incentive stock option. A stock appreciation right entitles the holder to receive an amount (payable in cash and/or common stock, as determined by the Administrative Committee) equal to the fair market value of one share of our common stock over the stock appreciation price or exercise price of the related option multiplied by the number of shares subject to the stock appreciation. Limited stock appreciation rights are similar to stock appreciation rights, but apply in the event of a tender offer for 30% or more of our then outstanding common stock, other than by us, and such offeror acquires our common stock pursuant to such offer. In such event, a holder of a limited stock appreciation right is entitled an amount (payable in cash and/or common stock, as determined by the Administrative Committee) equal to the highest price paid for a share of our common stock in any tender offer within 60 days prior to the exercise of the limited stock appreciation over the exercise price of the related option multiplied by the number of shares subject to the limited stock appreciation.

       Performance Awards. The Administrative Committee may grant performance shares and shares of stock depending on participant performance. Performance grants may be made either alone or in addition to or in tandem with stock options or restricted stock. Subject to the terms of our omnibus stock plan, the Administrative Committee has complete discretion to determine the terms and conditions applicable to any such stock-based awards. Terms and conditions of awards may require continued employment or the attainment of specified performance objectives or both.

  Termination of Awards

     Our omnibus stock plan limits the time during which a holder of an option or an award can exercise an option or an award to no more than ten years. In addition, an optionee who leaves our employment will generally have no more than 30 days to exercise an option, reduced to no days after employment is terminated for cause, and additional rules apply to cases of death and disability. The Administrative Committee may, however, override the plan's rules, other than the ten year limit. We cannot grant additional options under our omnibus stock plan after February 13, 2006, the tenth anniversary of its adoption.

  Amendments to our 1996 Omnibus Stock Plan

     Our board of directors, or the Administrative Committee with the prior written authorization of the board of directors, may amend or terminate our omnibus stock plan, as long as no amendment or termination affects options or awards previously granted. However, the plan requires stockholder approval of any amendment that increases the number of shares available under the plan, that permits the granting of awards beyond the ten year period, that changes the class of who is eligible to participate in our omnibus stock plan or for which applicable law (including the Nasdaq Stock Market rules) requires stockholder approval.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2000, and as adjusted to reflect (i) the conversion of all of our preferred stock, Class B common stock and Class C common stock to common stock immediately prior and subject to the offering, (ii) the two for one stock split to be effected on March 31, 2000, and (iii) the sale of shares of common stock offered in this offering for:


     - each person who we know owns beneficially more than 5% of our common stock;

     - each of our directors and each of the persons who has agreed to become a director following this offering;

     - each of our named executive officers; and

     - all of our directors and executive officers as a group.


     Except as indicated in the notes to this table and under applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Options exercisable on or before May 15, 2000, or which become exercisable upon the closing of this offering, are included as shares beneficially owned. For the purposes of calculating percent ownership as of March 15, 2000, 34,673,072 shares were issued and outstanding, on an as converted basis, and, for any individual who beneficially owns shares represented by options exercisable on or before May 15, 2000, or which become exercisable upon the closing of this offering, these shares are treated as if outstanding for that person, but not for any other person.



                                                                                  PERCENT
                                                                            BENEFICIALLY OWNED
                                                                            -------------------
                                                                NUMBER      BEFORE      AFTER
NAME OF BENEFICIAL OWNER                                      OF SHARES     CLOSING    CLOSING
------------------------                                      ----------    -------    --------
James R. Price(1)(2)........................................   9,256,764     26.4%
Charles W. (Bo) Price(2)(3).................................   9,656,708     27.7%
Clay C. Scott, Jr.(4).......................................     500,000      1.4%
Matthew Hutchins, Sr.(5)....................................   2,650,000      7.1%
Daniel A. Gillett(6)........................................   1,370,000      3.8%
John J. Galgay, III(7)......................................     483,334      1.4%
Russell R. Myers(8)(9)(10)(11)..............................  12,246,786     35.3%
Tracy S. Turner(8)(10)......................................  10,094,236     29.1%
Gary S. Howard(12)..........................................   2,127,658      6.1%
Jeffrey A. Marcus(13).......................................     600,000      1.7%
Jack A. Riggs(14)...........................................     200,000        *             *
I(3)S Funding I, L.L.C.(10).................................  10,054,236     29.0%
Blue Ridge Investors Limited Partnership(11)................   2,097,868      6.1%
Spotswood Capital, LLC(15)..................................   2,074,464      6.0%
Nortel Networks Inc.(16)....................................   2,127,658      6.1%
Microsoft Corporation(17)...................................   2,127,658      6.1%
Liberty BBandnow Holdings, LLC(12)..........................   2,127,658      6.1%
All directors and officers as a group (total of 12)(18).....  31,715,519     78.5%


---------------

 * Less than 1%.


 (1)Includes 340,000 shares of common stock issuable pursuant to an option granted under our 1996 Omnibus Stock Plan which is immediately exercisable upon the closing of this offering. Includes 266,664 shares of common stock held of record by the Price Grantor Retained Annuity Trust which is controlled by Barbara Price, James R. Price's wife, as Trustee. Mr. Price disclaims beneficial ownership of these shares. Excludes 2,580,000 shares of common stock held of record by Charles W.

    (Bo) Price, James R. Price's brother, and the shares reflected in note (3) as to which James R. Price disclaims beneficial ownership.


 (2)Includes 2,870,800 shares of common stock subject to the irrevocable proxies over which James R. Price and Charles W. (Bo) Price exercise voting power. James R. Price and Charles W. (Bo) Price disclaim beneficial ownership of such shares except as to their pecuniary interest therein. Includes 2,452,604 shares of which James R. Price and Charles W. (Bo) Price have voting control pursuant to voting trust agreements, which will terminate upon the closing of this offering, James R. Price and Charles W. Price disclaim beneficial ownership except as to any pecuniary interest therein. The business address for James R. Price and Charles W. (Bo) Price is 1440 Corporate Drive, Irving, Texas 75038.



 (3)Includes 200,000 shares of common stock issuable pursuant to an option granted under our 1996 Omnibus Stock Plan which is immediately exercisable upon the closing of this offering. Includes 420,000 shares of common stock held of record by the Bo Price Grantor Retained Annuity Trust controlled by Charles W. (Bo) Price, as Trustee. Mr. Price disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein. Does not include 3,326,696 shares of common stock held of record by James R. Price, Charles W. (Bo) Price's brother. Includes 266,664 shares of common stock held of record by the Price Grantor Retained Annuity Trust which is controlled by Barbara Price, James R. Price's wife, as Trustee, over which Charles W. (Bo) Price exercises voting power pursuant to a proxy. Includes 433,320 shares of common stock held of record by the Suzanne Price Williams 1999 GST Trust controlled by Suzanne Price Williams, James R. Price's daughter, and Smith Barney Private Trust Company, as Trustees, over which Charles W. (Bo) Price exercises voting power pursuant to a proxy. Mr. Price disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein. Includes 433,320 shares of common stock held of record by the Cynthia Price Stalcup 1999 GST Trust which is controlled by Cynthia Price Stalcup, James R. Price's daughter, and Smith Barney Private Trust Company, as Trustees, over which Charles W. (Bo) Price exercises voting power pursuant to a proxy. Mr. Price disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein.



 (4)()
    Includes 200,000 shares of common stock held by Clay Scott Family Partners, Ltd. which is controlled by Clay C. Scott, Jr. Mr. Scott disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein. The business address for Mr. Scott is 1440 Corporate Drive, Irving, Texas 75038.



 (5)Includes 2,650,000 shares of common stock issuable pursuant to options granted under our 1996 Omnibus Stock Plan, all of which are exercisable within sixty days of March 15, 2000 or upon the closing of this offering.



 (6)()
    Includes 1,370,000 shares of common stock issuable pursuant to options granted under our 1996 Omnibus Stock Plan, all of which are exercisable within sixty days of March 15, 2000 or upon the closing of this offering.



 (7)()
    Includes 483,334 shares of common stock issuable pursuant to options granted under our 1996 Omnibus Stock Plan, all of which are exercisable within sixty days of March 15, 2000.


 (8)Includes all the shares held of record by I(3)S Funding I, L.L.C. Messrs. Myers and Turner are each member-managers of Geneva Associates, L.L.C., which is the manager of I(3)S Funding I, L.L.C.


 (9)Includes the shares held of record by Blue Ridge Investors Limited Partnership. Mr. Myers is the Treasurer of Blue Ridge Investors Group, Inc. which is a principal of Blue Ridge Investors Limited Partnership. Also includes 94,682 shares of preferred stock held of record by Blue Ridge Investors II Limited Partnership. Mr. Myers is a Manager of Blue Ridge Investors Group II, L.L.C. which is a principal of Blue Ridge Investors II Limited Partnership.



(10)Includes 1,093,404 shares of common stock held of record by James R. Price and Charles W. (Bo) Price, as Trustee for I(3)S Funding I, L.L.C. which are subject to the voting trust agreements referenced in note (2).

(11)Includes 679,600 shares of common stock held of record by James R. Price and Charles W. (Bo) Price, as Trustee for Blue Ridge Investors Limited Partnership which are subject to the voting trust agreements referenced to in note (2). The address of Blue Ridge Investors Limited Partnership is P.
    O. Box 21962, Greensboro, NC 27420.



(12)Includes the 2,127,658 shares of common stock held of record by Liberty BBandnow Holdings, LLC, a subsidiary of Liberty Media Corporation. Mr. Howard is an Executive Vice President and Chief Operating Officer and a director of Liberty Media Corporation. Mr. Howard disclaims beneficial ownership in these shares. The address for Mr. Howard and Liberty BBandnow Holdings, LLC is 9197 S. Peoria St., Englewood, CO 80112.



(13)Includes 600,000 shares of common stock issuable under a warrant granted to Marcus & Partners, L.P., of which Mr. Marcus is a partner. The business address for Mr. Marcus is 300 Crescent Court, Suite 800, Dallas, Texas 75201.



(14)Includes 300,000 shares of common stock issuable under warrants granted to DOTCOM Limited Partnership, of which Mr. Riggs is a controlling partner. Excludes the purchase right under the warrant for 100,000 of such shares which will become exercisable upon the earlier to occur of (i) a change in control of our company or (ii) one year from the date of grant at the discretion of our President. The business address for Mr. Riggs is 5931 Velasco Avenue, Dallas, Texas 75206.



(15)Includes 679,600 shares of common stock held of record by James R. Price and Charles W. (Bo) Price, as Trustee for Spotswood Capital, LLC, which are subject to the voting trust agreements referenced to in note (2). The address of Spotswood Capital, LLC is Suite 2190, First Union Tower, 300 North Greene Street, Greensboro, NC 27401.


(16)The address of Nortel Networks Inc. is 8 Federal Street, Billerica, Massachusetts 01821.

(17)The address for Microsoft Corporation is One Microsoft Way, 8S/2055, Redmond, Washington 98052.


(18)Includes all shares and options identified in the footnotes above except for those set forth in notes (16) and (17) and also includes shares and options held by our Vice President of Corporate Development and General Counsel. Our officers and directors are eligible to purchase shares, and may purchase shares, of common stock in the offering directly from the underwriters. See "Underwriting -- Reserved Shares."

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND OFFICERS

  Stock Sales


     In March 1998, we sold I(3)S Funding I, L.L.C. 1,500,000 shares of Class B common stock for $1.00 per share. Russell R. Myers and Tracy S. Turner are each member-managers of Geneva Associates, L.L.C., which is the manager of I(3)S Funding I, L.L.C.



     In July 1998, we sold 1,750,000 shares of Class C common stock to Blue Ridge Investors Limited Partnership for $1.00 per share. Mr. Myers is the Treasurer of Blue Ridge Investors Group, Inc. which is a principal of Blue Ridge Investors Limited Partnership. In connection with this sale and the sale of an additional 1,750,000 shares of Class C common stock at the same time, we paid Geneva Associates, L.L.C. an advisory fee of $87,000.



     In December 1998, we sold 1,297,854 shares of Class B Common Stock to I(3)S Funding I, L.L.C. and 324,464 shares of Class C Common Stock to Blue Ridge Investors Limited Partnership for $1.541 per share. In connection with these transactions and the sale of an additional 324,464 shares of Class C common stock at the same time, we paid Geneva Associates, L.L.C. an advisory fee of $75,000.



     Pursuant to the Amendment to Stock Purchase Agreements, dated June 25, 1999, we agreed that we will nominate one I(3)S Funding I, L.L.C. designee to our board of directors, so long as such designee is reasonably qualified, and will recommend in our proxy statement that the stockholders vote for such designee. I(3)S Funding I, L.L.C. will have this right so long as it continues to hold at least 4,979,778 shares of Class A common stock attributable to the Class B common stock (subject to adjustment as set forth in our certificate of incorporation).



     The advisory fees paid to Geneva Associates, L.L.C. for each of the transactions listed above were comparable to those that would have been paid to an unrelated third party.


  Professional Services


     Charles W. (Bo) Price, our Executive Vice President and a director, served as our commercial real estate agent in the lease negotiations for our headquarters in Dallas, Texas in July 1998. Mr. Price received a commission for the transaction equal to $138,476. In December 1999, we purchased our corporate headquarters. Mr. Price acted as our commercial real estate agent in this transaction and received a commission of one percent, equal to $38,000, in connection with this purchase. The commissions paid to Mr. Price in each of these transactions were comparable to those that would have been paid to an unrelated third party.


     We have retained the law firm owned by Clay C. Scott, Jr., our Secretary and a director, to provide legal services during the last fiscal year. The total of all fees paid to Mr. Scott's firm in the last fiscal year were less than five percent of the firm's total revenues for its last fiscal year.


     In June 1999, we paid Geneva Associates, L.L.C. a financial advisory fee of $300,000 in connection with the sale of $35 million of Series A preferred stock. As part of this offering, we sold 127,128 shares and 11,702 shares of preferred stock to Blue Ridge Investors II Limited Partnership and Blue Ridge Investors Limited Partnership, respectively, for $18.80 per share. In December 1999, we paid Geneva Associates, L.L.C. a financial advisory fee of $50,000 in connection with the sale of $5 million of Series A preferred stock to GE Capital. Mr. Myers is the manager of Blue Ridge Investors Group II, L.L.C. which is a principal of Blue Ridge Investors II Limited Partnership.



     Additionally, in June 1999, we issued 60,000 stock options to Geneva Associates, L.L.C. in exchange for advisory services. The options vest over three years and have an exercise price of $9.40 per share. There is no arrangement with Geneva Associates, L.L.C. pursuant to which any future fees will be paid by us to Geneva Associates for services.

     In January 2000, we sold Marcus & Partners, L.P. a warrant to purchase 600,000 shares of common stock with an exercise price of $9.40 per share, for a cash consideration of $175,000. Jeffrey A. Marcus, who has agreed to become one of our directors upon the consummation of the offering, is a partner of Marcus & Partners. On December 21, 1999, we entered into an Advisory Agreement with Marcus & Partners L.P., pursuant to which we agreed to pay Marcus & Partners, a percentage based finders fee and a consulting fee consisting of four equal payments of $45,000 each to be paid during the one year term of the agreement. In January 2000, we paid Marcus & Partners a finders fee of $200,000 in connection with the sale of $20 million of Series A preferred stock to Liberty BBandnow Holdings, LLC, a subsidiary of Liberty Media Corporation. Jeffrey A. Marcus, who has agreed to become one of our directors upon the consummation of the offering, is a partner of Marcus & Partners. Gary S. Howard, who has agreed to become one of our directors upon consummation of the offering, is an Executive Vice President and Chief Operating Officer of Liberty Media Corporation.



     In February 2000, we sold DOTCOM Limited Partnership warrants to purchase 300,000 shares of common stock with an exercise price of $9.40 per share, for a cash consideration of $60,000. The purchase right under the warrant for 100,000 of such shares will become exercisable upon the earlier to occur of (i) a change in control of our company or (ii) one year from the date of grant at the discretion of our President. Jack A. Riggs, who has agreed to become one of our directors upon the consummation of the offering, is a controlling partner of DOTCOM Limited Partnership.



     The advisory fees paid to Geneva Associates, L.L.C. and the finders fee and consulting fee paid to Marcus & Partners, L.P. for the transactions listed above were comparable, in each case, to those that would have been paid to an unrelated third party.


  Indemnification Agreements

     We have entered into Indemnification Agreements pursuant to which we will indemnify all our directors and certain officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any such director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the Delaware General Corporation Law. The Indemnification Agreements also provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding.

  Insurance

     We have a directors' and officers' liability insurance policy to insure our directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers, including liabilities arising under the Securities Act.

STRATEGIC STOCK SALES


     As part of our private placement of preferred stock, we sold shares of preferred stock to certain strategic investors, including Archstone Communities, Liberty Media, Lucent Technologies, Microsoft and Nortel Networks for $18.80 per share. As a result of these purchases, Liberty Media, Microsoft and Nortel Networks each acquired more than 5% of our common stock on an as converted basis.


NORTEL PURCHASE AGREEMENT

     On July 15, 1999, we entered into a Master Purchase Agreement with Nortel Networks through which we agreed to purchase and Nortel agreed to provide certain products and services for a specified amount over an original period of five years. Thereafter, the agreement shall automatically renew for one year terms, unless either party provides written notice of its intent not to renew the agreement.

MICROSOFT MEMORANDUM OF UNDERSTANDING

     On November 29, 1999, we signed a Memorandum of Understanding with Microsoft, which contemplates entering into additional agreements by outlining a number of joint initiatives we will undertake. These initiatives are focused upon increasing the speed at which consumers adopt broadband services and the building of online, localized communities for our subscriber base.

LIBERTY MEDIA LETTER AGREEMENT

     On January 25, 2000, we entered into a letter agreement with Liberty Media where we agreed to offer Liberty Media and its affiliates a first right to offer to provide broadband content owned or controlled by Liberty Media and/or its affiliates for distribution by us under an agreement containing mutually acceptable terms. We have agreed to negotiate terms of definitive agreements with Liberty Media and/or its affiliates on terms consistent with the letter agreement.

                          DESCRIPTION OF CAPITAL STOCK


     Upon the closing of this offering, our authorized capital stock will consist of 300,000,000 shares of common stock, $0.001 par value, and 50,000,000 shares of preferred stock, $0.001 par value, of which our board of directors has designated 250,000 shares as Series A junior participating preferred stock pursuant to our rights agreement. See "Certain Anti-Takeover Provisions under Delaware Law and in our Restated Certificate of Incorporation and Bylaws -- Rights Agreement." A two for one stock split to be effected on March 31, 2000.



     The following description is a summary of the material terms of our common stock, preferred stock and other relevant items. Please see our restated certificate of incorporation and bylaws, filed as exhibits to the registration statement of which this prospectus is a part, for more detailed information.


COMMON STOCK


     Upon the closing of this offering, each of the outstanding shares of Class B common stock and Class C common stock will be converted into common stock on a one for one basis, and our certificate of incorporation will be restated to eliminate the Class B common stock and Class C common stock designations. If the stock split and conversion of the Class B common stock, Class C common stock and all of our preferred stock had occurred on December 31, 1999, 30,639,526 shares of common stock of all classes would have been outstanding and held of record by stockholders on such date. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive, when and if declared by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences of the preferred stock. The common stock does not have any sinking fund provisions, redemption provisions, or preemptive rights. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.


PREFERRED STOCK


     Upon the closing of this offering, all our preferred stock outstanding will be converted into an aggregate of 9,693,690 shares of common stock. Our board of directors has the authority, without further action by the stockholders, to issue an aggregate of 50,000,000 shares of preferred stock in one or more series, of which our board of directors has designated 250,000 shares as Series A junior participating preferred stock pursuant to our rights agreement. See "Certain Anti-Takeover Provisions under Delaware Law and in our Restated Certificate of Incorporation and Bylaws -- Rights Agreement." Our board of directors may, without stockholder approval, issue preferred stock with dividend rates, voting rights and other preferences, which rights and preferences could adversely affect the voting power of the holders of the common stock. Issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control. Currently, we have no plans to issue any preferred stock.


REGISTRATION RIGHTS


     Pursuant to the First Amended and Restated Registration Rights Agreement, holders of our preferred stock, comprising a total of 9,693,690 shares of common stock, are entitled to two demand registrations upon the earlier to occur of April 4, 2002, or 180 days following this offering. For a demand registration to occur, the holders of at least 51% of the stock subject to the First Amended and Restated Registration Rights Agreement must propose to dispose of some or all of their registrable stock. Any such demand is subject to an underwriter's cutback.


     In addition, at any time, commencing 180 days after this offering, such holders are also entitled to an unlimited number of piggy-back registration rights with respect to any registration of our securities under the Securities Act, other than a registration effected solely to implement an employee benefit plan or transaction to which Rule 145 under the Securities Act applies. All piggy-back registrations are subject to an underwriter's cutback. Unless terminated earlier, these registration rights terminate on June 2, 2006.

With respect to any holder of these registration rights, its registration rights terminate if such holder owns less than the number of shares of registrable stock that could be sold within a single three-month period under Rule 144 under the Securities Act.

     As of the effective date of the registration statement, I(3)S Funding I, L.L.C. has the right at any time after April 4, 2002, to require us at our expense, to register up to two primary or secondary offerings of our common stock to the extent legally permissible.

     I(3)S Funding I, L.L.C., Blue Ridge Investors Limited Partnership and Spotswood Capital LLC are entitled to an unlimited number of piggy-back registration rights with respect to any registration of our securities by us or any of our directors or officers who are also stockholders.

     Each of Marcus & Partners, L.P. and DOTCOM Limited Partnership is entitled to one demand registration upon the earlier to occur of 18 months following this offering or 90 days following an offering by holders of our preferred stock. Each of Marcus & Partners, L.P. and DOTCOM Limited Partnership is also entitled to an unlimited number of piggy-back registration rights, subject to certain conditions and the underwriter's cutback. Unless terminated earlier, these registration rights terminate on June 2, 2006.

PROXIES


     Certain stockholders, representing a total of 50,400 shares of common stock, have executed an irrevocable proxy appointing James R. Price as their proxy to attend our stockholders' meetings, to vote, to execute consents and otherwise act in the same manner and with the same effect as the stockholder. Each such proxy is in effect until July 1, 2000. Stockholders representing 1,318,400 shares of common stock also executed an irrevocable proxy appointing James R. Price as their proxy in the same manner as the other proxies, but this proxy remains in effect until revoked by the stockholders who are signatories to the document. James R. Price has executed a substitute power of attorney granting Charles W. (Bo) Price the right to act as proxy for each of these stockholders. Chancellor Enterprises, Ltd. executed a proxy appointing James R. Price or Charles W. (Bo) Price as its proxy to attend our stockholders' meetings, to vote, to execute consents and otherwise act in the same manner and with the same effect as the stockholder.


     The Price Grantor Retained Annuity Trust executed a proxy appointing Charles W. (Bo) Price as its proxy to attend our stockholders' meetings, to vote, to execute consents and otherwise act in the same manner and with the same effect as the stockholder. The Suzanne Price Williams 1999 GST Trust and the Cynthia Price Stalcup 1999 GSP Trust also executed a proxy appointing Charles W.
(Bo) Price as their proxy in the same manner as the other proxies, but this proxy terminates upon completion of this offering.

OPTIONS/WARRANTS


     In February 1996, we adopted our omnibus stock plan pursuant to which our employees may be granted incentive stock options to purchase common stock. We reserved 10,000,000 shares of our common stock for future issuances under such plan. As of December 31, 1999, there were options outstanding under our omnibus stock plan to acquire 7,396,600 shares of common stock. See "Management -- 1996 Omnibus Stock Plan."



     On February 5, 1997, we borrowed $400,000 pursuant to a loan agreement with Eric Chancellor. In partial consideration of this loan, Mr. Chancellor was granted the option to purchase 1,500,000 shares of our common stock at a price of $0.10 per share, which option has been exercised in full.



     On April 4, 1997, as a finder's fee related to the sale of our Class B common stock to I(3)S Funding I, L.L.C., we granted John T. Miller an option to purchase 486,840 of our common stock at a price of $0.209 per share. Mr. Miller has exercised part of his option and purchased 50,000 shares. Mr. Miller must exercise his option to purchase the remaining 436,840 shares of common stock on or before April 1, 2002.

     In June 1999, we issued 60,000 stock options to Geneva Associates, L.L.C. in exchange for advisory services. The options vest over three years and have an exercise price of $9.40 per share.



     In January 2000, we sold Marcus & Partners, L.P. a warrant to purchase 600,000 shares of common stock with an exercise price of $9.40 per share, for a cash consideration of $175,000.



     In February 2000, we sold DOTCOM Limited Partnership warrants to purchase 300,000 shares of common stock with an exercise price of $9.40 per share, for a cost consideration of $60,000. The purchase right under the warrant for 100,000 of such shares will become exercisable upon the earlier to occur of (i) a change in control of our company or (ii) one year from the date of grant at the discretion of our President.



     As part of our marketing strategy, we plan to issue warrants at fair market value to certain REITs and MDUs for the purpose of inducing such parties to make available to their tenants our broadband services on an exclusive basis. The purchase rights under such warrants will be immediately exercisable; however, no common stock issuable upon the exercise of such rights may be sold prior to the expiration of at least six months following this offering and all common stock so issued will be restricted stock within the meaning of Rule 144 of the Securities Act.



CERTAIN ANTI-TAKEOVER PROVISIONS UNDER DELAWARE LAW AND IN OUR RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS



     Some provisions of our restated certificate of incorporation and bylaws effective upon the closing of this offering, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.


  Classified Board of Directors


     Our restated certificate of incorporation divides our directors into three classes serving staggered three-year terms. As a result, stockholders will elect approximately one-third of the board of directors each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors and the provision providing that directors may only be removed for cause, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.


  Cumulative Voting


     Our restated certificate of incorporation expressly denies stockholders the right to cumulate votes in the election of directors.


  Stockholder Action; Special Meeting of Stockholders


     Our restated certificate of incorporation eliminates the ability of stockholders to act by written consent, except for action by unanimous written consent, which is expressly allowed. Our bylaws provide that special meetings of stockholders may be called only by a majority of the board of directors, the Chairman of the board, President or the majority of the board of directors.


  Advance Notice Requirements for Stockholder Proposals and Director Nominations

     Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely written notice. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, timely notice by the stockholder must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public or 90 days before the meeting, whichever first occurs. In the case of a special meeting of stockholders called for the purpose of electing directors, timely notice by the stockholder must be received not later than the close of business of the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days before the meeting, whichever first occurs. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Authorized but Unissued Shares

     The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control by means of a proxy contest, tender offer, merger or otherwise.

  Amendments; Supermajority Vote Requirements


     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation imposes supermajority vote requirements in connection with the amendment provisions of our restated certificate of incorporation and bylaws, including those provisions relating to the classified board of directors, removal of directors, action by written consent and the ability of stockholders to call special meetings.


  Rights Agreement

     Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.


     We have entered into a rights agreement which becomes effective upon this offering. As with most stockholder rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability. The summary may not contain all of the information that is important to you. Accordingly, you should carefully read our rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.



     Our rights agreement provides that each share of our common stock outstanding will have one right to purchase one one-thousandth of a preferred share attached to it. The purchase price per one one-thousandth of a preferred
share under the stockholder rights agreement is           , subject to certain
adjustments.


     Initially, the rights under our rights agreement are attached to outstanding certificates representing our common stock and no separate certificates representing the rights will be distributed. The rights will separate from our common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 15% of our outstanding common stock.

     After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent rights.


     All shares of our common stock issued before the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on the tenth anniversary of the date of this offering unless earlier redeemed or exchanged by us.


     If an acquiror obtains or has the rights to obtain 15% or more of our common stock, then each right will entitle the holder to purchase a number of shares of our common stock equal to twice the purchase price of each right.

     Each right will also entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror obtains 15% or more of our common stock and any of the following occurs:

     - we merge into another entity;

     - an acquiring entity merges into us; or

     - we sell more than 50% of its assets or earning power.


     Under our rights agreement, any rights that are or were owned by an acquiror of more than 15% of our outstanding common stock will be null and void. We have deemed our significant stockholders specified in our rights agreement to not be considered acquirors for this purpose.


     Our rights agreement contains exchange provisions which provide that after an acquiror obtains 15% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common shares. In such an event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

     Our board of directors may, at its option, redeem all of the outstanding rights under our rights agreement before the earlier of (1) the time that an acquiror obtains 15% or more of our outstanding common stock or (2) the final expiration date of the rights agreement. The redemption price under our rights agreement is $0.01 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

     Holders of rights will have no rights as our stockholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

     Our rights agreement provides that the provisions of the rights agreement may be amended by the board of directors, without the approval of the holders of the rights within the ten-day period after someone acquires or commences a tender offer for 15% of our outstanding common stock. After this ten-day period, however, the rights agreement may not be amended in any manner that would adversely affect the interests of the holders of the rights, excluding the interests of an acquiror. In addition, our rights agreement provides that no amendment may be made to adjust the time period governing redemption at a time when the rights are not redeemable.

     Our rights agreement contains rights that have potential anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without obtaining consent of our board of directors or conditioning the offer on a substantial number of rights being acquired or redeemed. Accordingly, the existence of the rights has the potential to deter potential acquirors from making takeover proposals or tender offers that are not negotiated with the board of directors. Nevertheless, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the board of directors to negotiate with an acquiror on behalf of all its stockholders. In addition, the rights should not interfere with a proxy contest.

  Delaware Business Combination Statute

     Section 203 of the Delaware General Corporation Law imposes a three-year moratorium on business combinations between a Delaware corporation and an "interested stockholder" which is in general, a stockholder owning 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof unless:

     - prior to an interested stockholder becoming an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming an interested stockholder;

     - upon consummation of the transaction resulting in an interested stockholder becoming an interested stockholder, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced, excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans; or

     - on or after an interested stockholder becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding shares, other than those shares beneficially owned by the interested stockholder, at a meeting of stockholders.


Section 203 of the Delaware General Corporation Law applies to any corporation incorporated in Delaware unless the corporation expressly elects not to be governed by such legislation. We do not consider our significant stockholders to be interested stockholders for the purposes of Section 203.


  Limitations on Directors' Liability


     Our restated certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:


     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - in respect of certain unlawful dividend payments or stock redemptions or repurchases; or

     - for any transaction from which the director derived an improper personal benefit.

     Additionally, if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as amended. The effect of these provisions is to eliminate our rights and our stockholders' rights, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. These provisions do not limit the liability of directors under federal securities laws.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe.

LISTING


     We have applied for listing of our common stock on the Nasdaq National Market under the trading symbol "BBNW."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. We cannot predict what effect, if any, market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

     Upon the closing of this offering, we will have a total of           shares
of common stock outstanding, assuming no exercise of the underwriters'
over-allotment option. Of the outstanding           shares, the           shares
being sold in this offering will be freely tradable, except that any shares held by our "affiliates" may only be sold in compliance with the limitations
described below. The remaining           shares of common stock will be
"restricted securities" that may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will become available for sale in the public market as follows:

                NUMBER OF SHARES                                      DATE
                ----------------                                      ----
                                                Upon the date of this prospectus. These shares
                                                are eligible for resale under Rule 144(k) and
                                                are not subject to lock-up agreements.
                                                After 90 days from the date of this prospectus.
                                                These additional shares are eligible for resale
                                                under Rules 144 and 701 and are not subject to
                                                lock-up agreements.
                                                After 180 days from the date of this prospectus.
                                                These additional shares are eligible for resale
                                                under Rules 144 and 701 upon release of lock-up
                                                agreements.

RULE 144

     In general, under Rule 144, a person, or persons whose shares are required to be aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock which
will be approximately           shares immediately after this offering, or the
average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of that sale is filed. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not considered an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without compliance with certain restrictions, including the volume limitations, contained in Rule 144.

STOCK OPTIONS


     Through December 31, 1999, we have granted options to purchase 7,396,000 shares of common stock to specified persons pursuant to our omnibus stock plan. We intend to file, after the effective date of this offering, a registration
statement on Form S-8 to register approximately      shares of common stock
reserved for issuance under our omnibus stock plan. See "Management -- 1996 Omnibus Stock Plan." The registration statement will become effective automatically upon filing. Shares issued under the foregoing plan, after the filing of a registration statement on Form S-8 may be sold in the open market, subject, in the case of some holders, to the Rule 144 limitations applicable to affiliates, the lock-up agreements and vesting restrictions imposed by us.

LOCK-UP AGREEMENTS

     Directors, officers and stockholders holding an aggregate of shares of common stock have agreed that they will not, directly or indirectly, sell, offer, or agree to sell, grant any option for the sale of, pledge or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus. However, Bear, Stearns & Co. Inc. may in its sole discretion, at any time without notice, consent to the release of all or any portion of the shares subject to lock-up agreements. We have agreed not to, directly or indirectly, sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, other than the grant of options under our omnibus stock plan and the issuance of common stock pursuant thereto, subject, in the case of some holders, to the Rule 144 limitations applicable to affiliates, the lock-up agreements and vesting restrictions imposed by us.

     In addition, following 180 days after the consummation of this offering,
the holders of            shares of outstanding common stock will, under some
circumstances, have rights to require us to register their shares for future sale. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

GENERAL


     Subject to the terms and conditions of the underwriting agreement between us and the underwriters named below, who are represented by Bear, Stearns & Co. Inc., Chase Securities Inc. and Jefferies & Company, Inc., the underwriters have generally agreed to purchase from us the following respective numbers of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus.



                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ---------
Bear, Stearns & Co. Inc.....................................
Chase Securities Inc........................................
Jefferies & Company, Inc. ..................................
          Total.............................................
                                                               =======


     The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations to them, the receipt of a "comfort letter" from our accountants, the listing of the common stock on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on our business. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

     We have agreed to indemnify the underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at
such price less a concession not in excess of $     per share of common stock.
The underwriters may allow, and such dealers may reallow, a discount not in
excess of $     per share of common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

     The following table shows the per share and the total public offering price, the underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                            PER SHARE   WITHOUT OPTION   WITH OPTION
                                                            ---------   --------------   -----------
Public offering price.....................................  $              $              $
Underwriting discounts and commissions....................  $              $              $
Proceeds, before expenses, to us .........................  $              $              $

     The expenses of the offering, exclusive of the underwriting discount, are
estimated at $     and are payable by us.

OVER-ALLOTMENT OPTION

     We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the foregoing table.

RESERVED SHARES

     At our request, the underwriters have reserved for sale, at the initial
public offering price, up to           of the shares offered by this prospectus
to be sold to some of our employees, officers, directors and other persons who have expressed an interest. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES


     We and our executive officers and directors and all of our existing stockholders have agreed, without the prior written consent of Bear, Stearns & Co. Inc. on behalf of the underwriters for a period of 180 days after the date of this prospectus, not to directly or indirectly:


     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our common stock; or

     - enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

QUOTATION ON THE NASDAQ NATIONAL MARKET

     We expect our common stock to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, under the symbol "BBNW."

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation among us and the representatives of the underwriters. The material factors to be considered in determining the public offering price will be:

     - prevailing market conditions;

     - our results of operations in recent periods;

     - the present stage of our development;

     - the market capitalizations and valuations of generally comparable companies; and

     - estimates of our business potential.

     There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

     The underwriters have advised us that they do not expect sales of the common stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered in this offering.

NASD REGULATIONS

     The underwriters will not confirm sales of the common stock to any account over which they exercise discretionary authority without the prior written specific approval of the customer.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the underwriters create a short position in our common stock in connection with the offering, i.e., if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing our common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither our company nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for us by King & Spalding, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Jenkens & Gilchrist, P.C., Dallas, Texas.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. As allowed by SEC rules, this prospectus does not contain all of the information included in that registration statement. Our descriptions in this prospectus concerning the contents of any contract, agreement or document are not necessarily complete. For those contracts, agreements or documents that we filed as exhibits to that registration statement, you should read the applicable exhibit for a more complete understanding of the document or subject matter involved.

     You may read and copy any document we file with the SEC, including the registration statement, of which this prospectus is a part, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference room. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents over the Internet at the SEC's website at http://www.sec.gov.

     We intend to furnish our stockholders with annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year.

                               GLOSSARY OF TERMS

ADSL.......................  Asymmetrical Digital Subscriber Line. Currently the
                             most common form of DSL technology.

Asynchronous Transfer Mode
or ATM.....................  High-bandwidth, low-delay, connection-oriented, switching and multi-plexing technique requiring 53-byte, fixed-sized cells.

Backbone...................  An element of the network infrastructure that provides high-speed, high-capacity connections among the network's physical points of presence, i.e., connection points and Network Operations Centers. The backbone is used to transport subscriber traffic across the metropolitan area and across the United States.

Bandwidth..................  Refers to the maximum amount of data that can be transferred through a computer's backbone or communication channel in a given time. It is usually measured in Hertz, cycles per second, for analog communications and bits per second for digital communications.


Central office.............  Incumbent carrier facility where subscriber lines are joined to ILEC switching equipment.


CMTS.......................  Cable Modem Termination System. Data head-end equipment for data-over cable plants which converts digital data conversion signals to/from analog for transport on an HFC plant.

Co-location................  A location where a competitive carrier network interconnects with the network of an incumbent carrier inside an incumbent carrier's central office.


Competitive carrier........  Category of telephone service provider, or carrier, that offers local exchange and other services similar to and in competition with those of the incumbent carrier, as allowed by recent changes in telecommunications law and regulation. A competitive carrier may also provide other types of services such as long distance telephone, data communications, Internet access and video.



Copper line or loop........  A pair of traditional copper telephone lines using electric current to carry signals from the central office to a residence or business.


Digital....................  Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to convey information, as opposed to the continuously variable analog signal. The precise digital numbers preclude distortion, such as graininess or "snow", in the case of video transmission, or static or other background distortion in the case of audio transmission.

DOCSIS.....................  Data Over Cable Service Interface Specification.

Downstream.................  Refers to the dataflow from the network to the subscriber.

DS-0.......................  Digital Service 0. Standard telecommunications industry digital signal format, which is distinguishable by bit rate -- the number of binary digits transmitted per second. DS-0 service has a bit rate of 64 Kilobits per second.

DS-1.......................  Digital Service 1. In the digital hierarchy, this signaling standard defines a transmission speed of
                             1.544 Mbps.

DS-3.......................  Digital Service 3. In the digital hierarchy, this signaling standard defines a transmission speed of
                             44.736 Mbps, equivalent to 28 T-1 channels. This term is often interchangeable with T-3.

xDSL.......................  Digital Subscriber Line. A transmission technology enabling high-speed access in the local copper loop, often referred to as the last mile between the network service provider -- i.e., an incumbent carrier, competitive carrier or an Internet service provider -- and the subscriber.

DSLAM......................  Digital Subscriber Line Access
                             Multiplexer. Aggregates multiple digital subscriber lines into a single chassis for transport into/from the data network.


e-commerce.................  Electronic commerce. An Internet service that supports electronic transactions between customers and vendors to purchase goods and services.



Ethernet...................  The most widely implemented LAN technology. Its specification became the basis for the IEEE 802.3 standard. A typical Ethernet LAN utilizes coaxial cable or twisted pair wires for its cabling infrastructure. Through its access method it is able to handle simultaneous access from the devices on the network.


Firewall...................  A computer device that separates a local area network from a wide area network and prevents unauthorized access to the local area network through the use of electronic security mechanisms.


Frame relay................  A form of packet switching with variable length frames that may be used with a variety of communications protocols.


HFC........................  Hybrid Fiber Coaxial. A transmission network for video and data delivery composed of fiber optic and coaxial cables.

IEEE.......................  Institute of Electrical and Electronics Engineers.


Incumbent carrier..........  A company providing local exchange services on the date of enactment of the Telecommunications Act of 1996. These companies consist of the Regional Bell Operating Companies, GTE and numerous independent telephone companies.



Interconnection
agreement..................  A contract between an incumbent carrier and a competitive carrier for the connection of a competitive carrier network to the public switched telephone network, as well as competitive carrier access to incumbent carrier unbundled network elements, e.g., copper loops. This agreement sets out some of the financial agreements and operational aspects of such interconnection and access.


Internet...................  An array of interconnected networks using a common set of protocols defining the information coding and processing requirements that can communicate across hardware platforms and over many links; now operated by a consortium of telecommunications service providers and others.

Internet protocol or IP....  A standard for software that keeps track of the inter-network addresses for different nodes, routes outgoing packets and recognizes incoming packets.


ISDN.......................  Integrated Services Digital Network. A transmission method that provides circuit-switched access to the public network at speeds of 64 or 128 Kbps for voice, data and video transmission.


Internet service
provider...................  A company that provides direct access to the
                             Internet.



Interexchange carrier......  Usually referred to as a long-distance service provider for traditional toll voice services. There are many interexchange carriers, including AT&T, MCI WorldCom, Sprint and Qwest.


Kbps.......................  Kilobits per second. 1,000 bits per second.


Long distance carrier......  A long distance carrier providing services between local access transport areas on an intrastate or interstate basis, also referred to in the industry as an "interexchange carrier". A long distance carrier may also be a long distance resale company.


LAN........................  Local Area Network.

Mbps.......................  Megabits per second. Millions of bits per second.

MDU........................  Multiple Dwelling Units.

Modem......................  An abbreviation of Modulator-Demodulator. An electronic signal-conversion device used to convert digital signals from a computer to analog form for transmission over the telephone network. At the transmitting end, a modem working as a modulator converts the computer's digital signals into analog-signals that can be transmitted over a telephone line. At the receiving end, another modem working as a demodulator converts analog signals back into digital signals and sends them to the receiving computer.

Network....................  An integrated system composed of switching equipment and transmission facilities designed to provide for the direction, transport and accounting of telecommunications traffic.

OC-3.......................  Optical carrier 3. Standard telecommunications industry digital single format, which is distinguishable by bit rate -- the number of binary digits transmitted per second. OC-3 service has a bit rate of 155.5 Mbps.

OC-12......................  Optical carrier 12. Standard telecommunications industry digital single format, which is distinguishable by bit rate -- the number of binary digits transmitted per second. OC-12 service has a bit rate of 622.8 Mbps.

OC-48......................  Optical carrier 48. Standard telecommunications industry digital single format, which is distinguishable by bit rate -- the number of binary digits transmitted per second. OC-48 service has a bit rate of 2.5 gigabits per second.

Packets....................  Information represented as bytes grouped together through a communication node with a common destination address and other attribute information.

Passings...................  Passings include all of the doors for potential subscribers which, through our existing agreements with our service partners, we have the right to be granted access to and/or the right to construct facilities to provide our services. We do not include passings attributable to service partners who do not have the financial strength to construct the necessary infrastructure to allow us to provide high-speed data services.



Passings constructed.......  Passings constructed identifies the number of doors for potential subscribers where we have built out the infrastructure necessary to provide high-speed data services within 24 hours of receiving a request to do so.



Resellers..................  Generally used to refer to a telecommunications provider who does not own any switching or transmission facilities. In reality, a large number of providers furnish services through a combination of owned and resold facilities.



Router.....................  A device that accepts the Internet protocol from a local area network or another wide area network device and switches/routes Internet protocol packets across a network backbone. Routers also provide protocol conversion services to transfer Internet protocol packets over frame relay, Asynchronous Transfer Mode, and other network services.


T-1........................  This is a Bell System term for a digital transmission link with a capacity of 1.544 Mbps.

Upstream...................  Refers to the dataflow from the subscriber to the network.

VLAN.......................  Virtual Local Area Network.

                               BROADBANDNOW, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

               THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1999

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors..............................    F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................    F-3
Consolidated Statements of Operations for the three years in the period ended
  December 31, 1999.........................................    F-4
Consolidated Statements of Changes in Redeemable Convertible
  Preferred Stock and Stockholders' Equity (Deficit) for the
  three years in the period ended December 31, 1999.........    F-5
Consolidated Statements of Cash Flows for the three years in
  the period ended December 31, 1999........................    F-6
Notes to Consolidated Financial Statements..................    F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
BroadbandNOW, Inc.

     We have audited the accompanying consolidated balance sheets of BroadbandNOW, Inc., as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BroadbandNOW, Inc., at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


Dallas, Texas

January 21, 2000
(except for the last paragraph of
Note 5, as to which the

date is February 3, 2000 and except for the


first paragraph of Note 2, as to which


the date is March 31, 2000)



The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts for the 2-for-1 stock split described in
Note 2 to the consolidated financial statements.



                                            /s/ Ernst & Young LLP



Dallas, Texas


March 17, 2000

                               BROADBANDNOW, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                        DECEMBER 31,
                                                          -----------------------------------------
                                                                                           1999
                                                             1998           1999        PRO FORMA
                                                          -----------   ------------   ------------
                                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents.............................  $ 3,093,261   $ 52,802,252   $ 76,387,868
  Accounts receivable, net of allowance for doubtful
     accounts of $61,000 in 1998 and $296,000 at
     December 31, 1999..................................      156,102        198,885        198,885
  Prepaid expenses and other current assets.............      198,286        854,405        854,405
                                                          -----------   ------------   ------------
                                                            3,447,649     53,855,542     77,441,158
Property and equipment, net.............................    7,476,976     22,780,966     22,780,966
Other assets............................................       42,150         98,440         98,440
                                                          -----------   ------------   ------------
          Total assets..................................  $10,966,775   $ 76,734,948   $100,320,564
                                                          ===========   ============   ============

                     LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND
                                  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......................................  $   101,283   $  2,643,919   $  2,643,919
  Accrued expenses......................................       89,055        826,661        826,661
  Current portion of note payable and capital lease
     obligations........................................      494,170      4,621,396      4,621,396
                                                          -----------   ------------   ------------
          Total current liabilities.....................      684,508      8,091,976      8,091,976
Note payable and capital lease obligations, less current
  portion...............................................    5,647,989     14,158,627     14,158,627
Other long-term liabilities.............................       28,525             --             --
Commitments
Redeemable convertible preferred stock:
  Series A convertible preferred stock, $0.001 par
     value:
     Authorized shares -- 6,900,000
     Issued and outstanding shares -- 3,581,122 actual
       at December 31, 1999 and none pro forma December
       31, 1999
     Liquidation preference of $67,325,127 plus any
       accumulated and unpaid dividends at December 31,
       1999 and none at December 31, 1999 pro forma.....           --     66,915,017             --
Stockholders' equity (deficit):
  Class A common stock, $0.001 par value:
     Authorized shares -- 100,000,000
     Outstanding shares -- 9,310,800 and 9,368,800 at
       December 31, 1998, and December 31, 1999,
       respectively and 19,062,490 at December 31, 1999
       pro forma........................................        9,311          9,369         19,063
  Class B common stock, $0.001 par value:
     Authorized shares -- 25,000,000
     Issued and outstanding shares -- 9,959,554 at
       December 31, 1998 and December 31, 1999 and
       December 31, 1999 pro forma......................        9,960          9,960          9,960
  Class C common stock, $0.001 par value:
     Authorized shares -- 25,000,000
     Issued and outstanding shares -- 4,148,928 at
       December 31, 1998 and December 31, 1999 and
       December 31, 1999 pro forma......................        4,149          4,149          4,149
  Additional capital....................................    9,769,575     10,225,492    103,062,499
  Accumulated deficit...................................   (5,187,242)   (22,679,642)   (25,025,710)
                                                          -----------   ------------   ------------
          Total stockholders' equity (deficit)..........    4,605,753    (12,430,672)    78,069,961
                                                          -----------   ------------   ------------
          Total liabilities, redeemable convertible
            preferred stock, and stockholders' equity
            (deficit)...................................  $10,966,775   $ 76,734,948   $100,320,564
                                                          ===========   ============   ============


                            See accompanying notes.

                               BROADBANDNOW, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1997          1998           1999
                                                       -----------   -----------   ------------
Revenues:
  Internet subscriber services.......................  $        --   $    17,453   $    443,648
  Managed network services...........................      159,062       133,500        117,459
  Systems integration................................    1,258,555       544,868         19,077
  Equipment sales....................................    2,373,097       643,721        324,381
  Other revenue......................................       10,320        15,584          3,977
                                                       -----------   -----------   ------------
          Total revenues.............................    3,801,034     1,355,126        908,542

Expenses:
  Operating costs....................................    1,465,810     2,630,700      9,723,866
  Cost of equipment sales............................    2,061,956       540,515        312,787
  Product development................................       64,803       256,975      1,210,854
  Sales and marketing................................      341,473       346,235      1,011,876
  General and administrative.........................      680,825     1,298,268      4,538,068
                                                       -----------   -----------   ------------
          Total expenses.............................    4,614,867     5,072,693     16,797,451
                                                       -----------   -----------   ------------

Loss from Operations.................................     (813,833)   (3,717,567)   (15,888,909)

Interest (income)....................................           --       (19,284)    (1,141,073)
Interest expense.....................................       44,294        48,412        742,001
Other (income) expense, net..........................       25,350        28,096        (12,383)
                                                       -----------   -----------   ------------
Net loss.............................................     (883,477)   (3,774,791)   (15,477,454)
                                                       -----------   -----------   ------------
Preferred stock dividends and accretion..............           --            --      2,014,946
                                                       -----------   -----------   ------------
Net loss attributed to common stockholders...........  $  (883,477)  $(3,774,791)  $(17,492,400)
                                                       ===========   ===========   ============
Basic and diluted net loss per share.................  $     (0.06)  $     (0.20)  $      (0.75)
                                                       ===========   ===========   ============
Weighted average shares outstanding..................   14,694,714    19,163,670     23,436,596
                                                       ===========   ===========   ============


                            See accompanying notes.

                               BROADBANDNOW, INC.

                CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE
         CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

                                            SHARES OF
                                            SERIES A      SERIES A
                                           REDEEMABLE    REDEEMABLE     SHARES OF             SHARES OF             SHARES OF
                                           CONVERTIBLE   CONVERTIBLE     CLASS A    CLASS A    CLASS B    CLASS B    CLASS C
                                            PREFERRED     PREFERRED      COMMON     COMMON     COMMON     COMMON     COMMON
                                              STOCK         STOCK         STOCK      STOCK      STOCK      STOCK      STOCK
                                           -----------   -----------    ---------   -------   ---------   -------   ---------
Balance at December 31, 1996.............          --    $        --    9,750,000   $9,750           --   $   --           --
  Issuance of common stock...............          --             --           --       --    7,161,700    7,162           --
  Purchase of treasury stock (500,000
    shares Class A common stock).........          --             --     (500,000)    (500)          --       --           --
  Net loss...............................          --             --           --       --           --       --           --
                                            ---------    -----------    ---------   ------    ---------   ------    ---------
Balance at December 31, 1997.............          --             --    9,250,000    9,250    7,161,700    7,162           --
  Issuance of common stock, including
    exercise of stock options............          --             --       60,800       61    2,797,854    2,798    4,148,928
  Net loss...............................          --             --           --       --           --       --           --
                                            ---------    -----------    ---------   ------    ---------   ------    ---------
Balance at December 31, 1998.............          --             --    9,310,800    9,311    9,959,554    9,960    4,148,928
  Exercise of stock options..............          --             --       58,000       58           --       --           --
  Sale of preferred stock................   3,581,122     64,938,427           --       --           --       --           --
  Dividends on preferred stock...........          --      1,764,314           --       --           --       --           --
  Preferred stock dividends paid.........          --        (38,356)          --       --           --       --           --
  Accretion of offering costs for
    preferred stock......................          --        250,632           --       --           --       --           --
  Compensation expense related to stock
    option grants........................          --             --           --       --           --       --           --
  Net loss...............................          --             --           --       --           --       --           --
                                            ---------    -----------    ---------   ------    ---------   ------    ---------
Balance at December 31, 1999.............   3,581,122    $66,915,017    9,368,800   $9,369    9,959,554   $9,960    4,148,928
                                            =========    ===========    =========   ======    =========   ======    =========


                                           CLASS C
                                           COMMON    ADDITIONAL    ACCUMULATED
                                            STOCK      CAPITAL       DEFICIT         TOTAL
                                           -------   -----------   ------------   ------------
Balance at December 31, 1996.............  $   --    $   614,172   $   (528,974)  $     94,948
  Issuance of common stock...............      --      1,377,638             --      1,384,800
  Purchase of treasury stock (500,000
    shares Class A common stock).........      --        (12,000)            --        (12,500)
  Net loss...............................      --             --       (883,477)      (883,477)
                                           ------    -----------   ------------   ------------
Balance at December 31, 1997.............      --      1,979,810     (1,412,451)       583,771
  Issuance of common stock, including
    exercise of stock options............   4,149      7,789,765             --      7,796,773
  Net loss...............................      --             --     (3,774,791)    (3,774,791)
                                           ------    -----------   ------------   ------------
Balance at December 31, 1998.............   4,149      9,769,575     (5,187,242)     4,605,753
  Exercise of stock options..............      --         11,265             --         11,323
  Sale of preferred stock................      --             --             --             --
  Dividends on preferred stock...........      --             --     (1,764,314)    (1,764,314)
  Preferred stock dividends paid.........      --             --             --             --
  Accretion of offering costs for
    preferred stock......................      --             --       (250,632)      (250,632)
  Compensation expense related to stock
    option grants........................      --        444,652             --        444,652
  Net loss...............................      --             --    (15,477,454)   (15,477,454)
                                           ------    -----------   ------------   ------------
Balance at December 31, 1999.............  $4,149    $10,225,492   $(22,679,642)  $(12,430,672)
                                           ======    ===========   ============   ============


                            See accompanying notes.

                               BROADBANDNOW, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1997         1998           1999
                                                        ----------   -----------   ------------
OPERATING
Net loss..............................................  $ (883,477)  $(3,774,791)  $(15,477,454)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation........................................     144,618       443,671      4,881,936
  Amortization........................................      18,324        76,855        599,892
  Provision for losses on accounts receivable and
     other current assets.............................      28,362        10,111        265,966
  Loss (gain) on dispositions of property and
     equipment........................................          --        28,234        (11,592)
  Compensation expense related to option grants.......          --            --        444,652
  Changes in operating assets and liabilities:
     Accounts receivable..............................    (366,728)      421,304       (308,749)
     Other current assets and other assets............     150,476      (220,153)    (1,312,301)
     Accounts payable and accrued expenses............      19,213       (75,890)     3,251,717
                                                        ----------   -----------   ------------
Net cash used in operating activities.................    (889,212)   (3,090,659)    (7,665,933)
INVESTING ACTIVITIES
Purchases of property and equipment...................    (238,636)   (1,521,922)    (6,781,705)
Proceeds from sale of property and equipment..........          --        20,101         19,689
                                                        ----------   -----------   ------------
Net cash used in investing activities.................    (238,636)   (1,501,821)    (6,762,016)
FINANCING ACTIVITIES
Borrowings (payments) on bank line of credit..........      20,570      (517,663)            --
Payments on notes payable.............................          --            --       (195,620)
Principal payments on capital lease obligations.......          --        (9,677)      (578,834)
Purchase of treasury stock............................     (12,500)           --             --
Proceeds from issuances of preferred and common stock,
  net of offering costs...............................   1,384,800     7,796,773     64,949,750
Dividends paid........................................          --            --        (38,356)
                                                        ----------   -----------   ------------
Net cash provided by financing activities.............   1,392,870     7,269,433     64,136,940
                                                        ----------   -----------   ------------
Net increase in cash..................................     265,022     2,676,953     49,708,991
Cash at beginning of year.............................     151,286       416,308      3,093,261
                                                        ----------   -----------   ------------
Cash at end of year...................................  $  416,308   $ 3,093,261   $ 52,802,252
                                                        ==========   ===========   ============
SUPPLEMENTAL DISCLOSURES
Interest paid.........................................  $   44,294   $    32,642   $    433,872
                                                        ==========   ===========   ============


                            See accompanying notes.

                               BROADBANDNOW, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business


     BroadbandNOW, Inc. (the Company) is a provider of high-speed, high-bandwidth Internet connectivity, and customized broadband content and applications under the BroadbandNOW(TM) tradename. The Texas company was founded in 1994 through an acquisition of assets as a systems integration company. Beginning in 1998, the Company shifted its emphasis to high-speed data services over the Internet and began to build the national private Internet protocol network needed to support its systems. The Company currently has completed the initial build-out of its infrastructure and has begun operational marketing efforts.



     On January 6, 2000, the Company formed a Delaware holding company, BroadbandNOW, Inc., from the existing capital structure of its former company, I 3S, Inc. All company operations will continue to be conducted in the Texas corporation, which has been renamed BroadbandNOW Texas, Inc. and which is a wholly-owned subsidiary of BroadbandNOW, Inc. As a result of the reincorporation, the Company changed the par value on its Series A convertible preferred stock and its Class A, B and C common stock from no par value to $0.001 par value and cancelled its 500,000 shares of Treasury stock. Share and per share information for each of the three years in the period ended December 31, 1999, have been retroactively adjusted to reflect the reincorporation.


  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     All highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents. The Company's current cash equivalents consist of high grade commercial paper.

  Property and Equipment

     The Company's property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Software and hardware..................................       3 years
Office equipment and furnishings.......................  3 to 7 years
Building...............................................      39 years
Building improvements..................................       5 years

                               BROADBANDNOW, INC.

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998         1999
                                                              ----------   -----------
Software and hardware.......................................  $7,826,467   $24,039,515
Office equipment and furnishings............................     342,724       374,679
Building and improvements...................................      27,475     3,753,832
Construction in progress....................................          --       149,705
                                                              ----------   -----------
                                                               8,196,666    28,317,731
Less accumulated depreciation and amortization..............     719,690     5,536,765
                                                              ----------   -----------
Net property and equipment..................................  $7,476,976   $22,780,966
                                                              ==========   ===========

See Note 3 for property and equipment under capital leases at December 31, 1998 and 1999.

  Revenue Recognition


     Internet subscriber service revenue consists of (i) a one-time installation fee which is deferred and recognized over one year which is deemed to be the estimated term of the subscription; (ii) monthly access fees based on the level of service a subscriber chooses which is recognized as the service is provided, and (iii) monthly modem rental fees for use of modems which is recognized as the service is provided. Revenue for managed network services consists of monthly fees for web hosting, business Internet access service and email services which are recognized as the service is provided. Revenue for equipment sales is recognized when shipped. Revenue for systems integration is recognized when the service is performed.



     The Company has entered into agreements with third parties to offer our Internet access services to potential subscribers. The revenue sharing provisions of the agreements are based on the level of service the Company performs, the number of subscribers and penetration levels at the properties. The Company recognizes Internet subscriber services revenue on a gross basis when the services offered are a turn key solution whereby the Company provides all services from marketing to installation to ongoing customer service. Net revenues remitted by third parties who link into the Company's network but provide the bulk of marketing, installation and customer care for the subscribers are recorded at the net amount due to the Company. Gross revenues recognized from Internet subscriber services were $347,176 and $16,864 for 1999 and 1998, respectively. Net revenues earned from Internet subscriber services were $96,472 and $589 for 1999 and 1998, respectively.


  Concentration of Risk


     Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. The Company sold computer equipment and services primarily to large companies in the United States, while Internet access services are sold to residents and to businesses. Credit is extended based on an evaluation of the customer's financial condition, and generally collateral is not required. Credit losses are provided for in the financial statements and have consistently been within management's expectation. Write-offs of Accounts Receivable were approximately $31,000 in 1999 and none in 1998. One customer comprised 10% of revenues in 1997. A second customer comprised 14% and 11% of revenues in 1997 and 1998, respectively. A third customer comprised 32% and 18% of revenues in 1997 and 1998, respectively. A fourth and fifth customer comprised 32% and 15% of revenues in 1999, respectively.

                               BROADBANDNOW, INC.

  Fair Value of Financial Instruments

     Management estimates the fair value of: (i) cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate carrying value due to the relatively short maturity of these instruments; and (ii) the borrowings under the note payable and capital lease obligations approximate carrying value because these borrowings accrue interest at floating interest rates based on market or accrue interest at fixed rates which approximate market rates.

  Income Taxes

     Income taxes are recorded using the liability method. Accordingly, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates expected to be in effect when the differences are expected to reverse.

  Net Loss per Share


     Basic net loss per share is based on the net loss for the period adjusted for dividend requirements and accretion on the Series A Convertible Preferred Stock. The resulting net loss attributed to common stockholders is divided by the weighted average number of shares of Class A, B and C common stock outstanding during the period to arrive at basic net loss per share attributed to common stockholders. Diluted loss per share is computed based upon adding the weighted average number of shares of Class A, B and C common stock, the impact of common stock options and the conversion of Series A Preferred Stock outstanding during the periods presented. The dilutive effect of 7,396,600 shares of common stock resulting from the exercise of stock options and the conversion of 3,581,122 shares of Series A preferred stock were not included in the computation of diluted earnings per share because they are anti-dilutive for all periods presented.


  Advertising Costs

     Advertising costs, which amounted to $2,566, $56,071 and $272,659 during the years ended December 31, 1997, 1998 and 1999, respectively, are expensed in the period incurred.

  Stock-Based Compensation

     The Company accounts for stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in the primary financial statements and provides supplemental disclosures as required by Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation in the accompanying notes.


  Unaudited Pro Forma Balance Sheet



     The unaudited pro forma balance sheet as of December 31, 1999, has been prepared in accordance with Rule 11-01 of Regulation S-X. The pro forma balance sheet reflects the issuance of 1,265,723 shares of Series A preferred stock for a net amount of approximately $23,600,000 in January 2000 and the conversion of 3,581,122 shares of preferred stock outstanding and the 1,265,723 shares of preferred stock mentioned above for 9,693,690 shares of common stock, and the immediate accretion of the remaining $2,346,068 of offering costs on the preferred stock.

                               BROADBANDNOW, INC.

2. STOCKHOLDERS' EQUITY


     On May 19, 1998, the Company's board of directors declared a 5-for-1 stock split. Effective March 31, 2000, the Company declared a 2-for-1 stock split. All share and per share information has been retroactively adjusted to reflect the stock split.


  Preferred Stock


     On June 25, 1999, the Company authorized and designated 4,200,000 shares of Series A Convertible Preferred Stock (Preferred Stock). On June 25, 1999, the Company received net proceeds of $33,925,492 from the private placement of 1,861,702 shares of the Preferred Stock. Additionally, the Company received net proceeds of $31,012,935 from the private placement of 1,719,420 shares of the Preferred Stock in the fourth quarter of 1999. The Company intends to use the proceeds to acquire capital assets necessary for future expansion and general corporate purposes including working capital. Each share of Preferred Stock, as of December 31, 1999, is convertible into two shares of Class A common stock, or 7,168,244 shares. The Preferred Stock carries mandatory redemption rights upon the earlier of (i) June 15, 2004, (ii) change of control, as defined, or (iii) the sale of a majority of the assets of the Company at a per share price equal to the then applicable liquidation preference plus accumulated unpaid dividends. Dividends accrue semi-annually at an annual rate of $1.504 per share payable at the Company's option in cash or additional shares of Preferred Stock. The Company incurred approximately $2.4 million in offering costs which are accreted to the preferred stock as a dividend over the five year life of the stock. During 1999, $250,632 of offering costs were accreted as dividends. In the event of an Approved Offering, redemption or liquidation of Preferred Stock or the declaration of a cash dividend on Common Stock, any accrued and unpaid dividends on the Preferred Stock shall be paid in cash. Any remaining offering costs not accreted will be recorded as dividends.


     Upon the occurrence of an Approved Offering, each share of Preferred Stock shall immediately and automatically be converted into such number of fully paid and nonassessable shares of Class A Common Stock equal to the product of (i) the number of shares of Preferred Stock held by such shareholder, multiplied by (ii) the number determined by dividing the then current liquidation preference by the then current conversion price.

     An "Approved Offering" means the consummation of the first underwritten public offering of Common Stock of the Company pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act, at an initial offering price that results in gross proceeds to the Company (before deduction of underwriting discounts and expenses of sale) of not less than $30,000,000.

     A holder of Preferred Stock may, at any time and from time to time, convert all or any part of the shares of Preferred Stock beneficially owned by such holder into the applicable number of fully paid nonassessable shares of Class A Common Stock.


     The holders of the Preferred Stock are entitled to two demand registrations under a Registration Rights Agreement upon the earlier of (i) April 4, 2002, or
(ii) 180 days after an Approved Offering.


     Subsequent to December 31, 1999, the Company issued 1,265,723 additional shares of Series A preferred stock for a gross amount of $23,795,616 and a per share price of $18.80. Of the amount, $20,000,000 was issued to Liberty BBandnow Holdings, LLC (see Note 5 -- Related Party Transactions).

  Common Stock

     The Company has three classes of common shares which each have identical rights, except that the Class B shares may elect two directors to the Board of Directors while the Class A shares may elect three or more directors, and Class B and Class C shares have preference over liquidation priority. In the event of

                               BROADBANDNOW, INC.

liquidation or dissolution, the holders of the Class B and Class C shares will receive $0.5021 and $1.0846 per share, respectively, if funds are available after all secured debts have been settled. Each share of Class B common and Class C common stock will automatically be converted into one share of Class A common stock upon the consummation of an Approved Offering.



     On April 4, 1997, the Company sold 7,161,700 shares of its Class B common shares at a price of $0.20 per share in a private placement.



     On March 31, 1998, the Company sold 1,500,000 shares of its Class B common shares at a price of $1.00 per share in a private placement.



     On July 16, 1998, the Company sold 3,500,000 shares of its Class C common shares at a price of $1.00 per share in two private placements.



     On December 30, 1998, the Company sold 1,297,854 shares of its Class B common shares at a price of $1.54 and 648,928 shares of its Class C common shares at a price of $1.54 per share in three private placements.



     The holders of Class B common stock have the right at any time after April 4, 2002, to require the Company to register up to two primary or secondary offerings of common stock.


STOCK OPTION PLAN

     In February 1996, the Company's Board of Directors and shareholders approved a stock option plan pursuant to which the Company may grant stock options for Class A common stock to officers and key employees for the purchase of up to twenty percent of the Company's common stock at the most recent stock sale price on the date the option is granted and with option terms not to exceed ten years.


     At December 31, 1999, stock options for 600,000 shares of Class A common stock were outstanding which vest over a one-and-a-half-year period, stock options for 470,000 shares of Class A common stock were outstanding which vest over a two-year period, stock options for 4,093,000 shares of Class A common stock were outstanding which vest over a three-year period, and stock options for 2,233,600 shares of Class A common stock were outstanding which vest over a five-year period. The weighted average exercise price of these outstanding options at December 31, 1999, is $4.47. Of the outstanding options, 1,690,254 shares were exercisable at December 31, 1999.


     Stock option activity was as follows:


                                                              NUMBER OF      AVERAGE
                                                               SHARES     EXERCISE PRICE
                                                              ---------   --------------
Options outstanding at January 1, 1997......................    610,000       $0.05
  Options granted...........................................    245,000        0.20
                                                              ---------
Options outstanding at December 31, 1997....................    855,000        0.09
  Options granted...........................................  3,002,000        0.51
  Options exercised.........................................     (6,400)       0.06
  Options canceled..........................................    (53,000)       0.13
                                                              ---------
Options outstanding at December 31, 1998....................  3,797,600        0.42
  Options granted...........................................  3,648,000        8.63
  Options exercised.........................................     (8,000)       0.11
  Options cancelled.........................................    (41,000)       1.25
                                                              ---------
Options outstanding at December 31, 1999....................  7,396,600       $4.47
                                                              =========

                               BROADBANDNOW, INC.

     The following table summarizes information about stock options outstanding at the five different exercise prices at December 31, 1999:


  WEIGHTED AVERAGE   NUMBER OUTSTANDING AT   WEIGHTED AVERAGE REMAINING
   EXERCISE PRICE      DECEMBER 31, 1999          CONTRACTUAL LIFE
  ----------------   ---------------------   --------------------------
       $0.05                 579,000                6.55 years
       $0.20               2,050,000                8.20
       $1.00               1,132,600                8.53
       $1.54                 347,000                9.40
       $9.40               3,288,000                9.50
                           ---------
       Total               7,396,600                8.76 years
                           =========


     The Company applies APB Opinion No. 25 in accounting for its stock option plans, and, accordingly, recognized compensation expense when the exercise price of the options was less than the fair value of the underlying stock on the date of the grant. The Company has recognized compensation expense for the year ended December 31, 1999, for its stock options issued during the period at an exercise price below fair value of the Company's shares. Total compensation expense related to these grants is $1,329,168, of which $444,652 has been recognized in 1999 and the remainder will be recognized over the remaining two to five year vesting periods of the options.


     Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss attributable to common stockholders and basic and diluted loss per share for 1997, 1998, and 1999, would have been as follows:



                                          1997         1998           1999
                                        ---------   -----------   ------------
Net Loss attributable to common
  stockholders:
  As reported.........................  $(883,477)  $(3,774,791)  $(17,492,400)
  Pro forma...........................   (890,923)   (3,808,992)   (18,499,997)
Basic and diluted net loss per share:
  As reported.........................  $   (0.06)  $     (0.20)  $      (0.75)
  Pro forma...........................      (0.06)        (0.20)         (0.79)


     In determining the fair value of the options granted for purposes of the preceding pro forma disclosures, the Company used the minimum value option-pricing model with the following weighted average assumptions for 1997, 1998, and 1999, respectively: risk-free interest rate of 5.1 percent; dividend yield of zero; and an expected option life of approximately four years.


     The weighted average fair value of options granted with exercise prices equal to the fair value on the date of grant was $0.04, $0.14 and $1.34 for 1997, 1998 and 1999, respectively. The weighted average fair value of options granted with exercise prices below the fair value on the date of grant was $4.20 in 1999.



     At December 31, 1999, there were 1,936,840 options outstanding related to stock options granted to non-employees for advisory services provided to the Company in 1997, which are fully vested, and have exercise prices per share which range from $0.10 to $0.20. The fair value of 436,840 of these options was recorded as offering costs in the amount of approximately $78,000 related to equity financing obtained. The remaining 1,500,000 options were issued in connection with debt financing and were recorded at fair market value as additional interest expense. The Company used the Black-Scholes option-pricing model with the following assumptions to fair value the options: risk-free interest rate of 5.1 percent; dividend yield of zero; volatility of 0.1 percent; and an option life of five years.

                               BROADBANDNOW, INC.

  Reserved Capital Shares

     The Company has reserved the following shares of Class A common stock:


Conversion of Series A Preferred Stock...................   9,787,234
Conversion of Class B and Class C shares.................  14,108,482
Stock Options -- Class A.................................  11,922,440
                                                           ----------
                                                           35,818,156
                                                           ==========


3. NOTE PAYABLE AND CAPITAL LEASE OBLIGATIONS

     During 1998 and 1999, the Company purchased computer hardware equipment under a note payable. The note payable is collateralized by the underlying assets. Its terms include a 24-month payment term and interest to be accrued at prime.

     The note payable consists of the following:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1998          1999
                                                     ----------    -----------
Current maturities.................................  $  163,368    $ 1,950,682
Long-term maturities...............................   4,715,132     10,169,694
                                                     ----------    -----------
                                                     $4,878,500    $12,120,376
                                                     ==========    ===========

     Capital lease obligations consist of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1998          1999
                                                      ----------    ----------
Current maturities..................................  $  330,802    $2,670,714
Long-term maturities................................     932,857     3,988,933
                                                      ----------    ----------
                                                      $1,263,659    $6,659,647
                                                      ==========    ==========

     Future minimum commitments relating to the note payable at December 31, 1999, are as follows:

2000....................................................  $ 3,538,251
2001....................................................    6,524,962
2002....................................................    4,451,700
2003....................................................      126,730
                                                          -----------
Total minimum note payments.............................   14,641,643
Less amounts representing interest......................    2,521,267
                                                          -----------
Present value of minimum lease payments.................  $12,120,376
                                                          ===========

     Future minimum lease commitments relating to capitalized leases at December 31, 1999, are as follows:

2000.....................................................  $3,379,194
2001.....................................................   3,235,449
2002.....................................................   1,120,298
                                                           ----------
Total minimum lease payments.............................   7,734,941
Less amounts representing interest.......................   1,075,294
                                                           ----------
Present value of minimum lease payments..................  $6,659,647
                                                           ==========

                               BROADBANDNOW, INC.

     Property and equipment include $6,151,836 and $13,412,318 financed under capitalized leases and note payable during 1998 and 1999, respectively. Amortization of such amounts is included in accumulated depreciation and amortization.


     The Company has committed to purchase and/or license as applicable, and take delivery of the products and services under a master purchase agreement as follows (based on a twelve month period ending on June 30 of each respective year):



2000...................................................  $ 12,000,000
2001...................................................    18,000,000
2002...................................................    20,000,000
2003...................................................    25,000,000
2004...................................................    25,000,000
                                                         ------------
                                                         $100,000,000
                                                         ============



     The Company purchased approximately $195,000 of assets under the master purchase agreement during the year ended December 31, 1999.



     On July 23, 1999, the Company entered into an agreement to purchase wireless equipment over the next five years in an amount up to $80 million. The Company is obligated, under this agreement, to pay a minimum of five percent, or $4 million, over the term of this agreement. As of December 31, 1999, the Company has purchased approximately $340,000 of equipment under this agreement.



     In February 1999, the Company entered into a three year content teaming agreement with Yahoo! Under terms of the agreement, the Company is obligated to pay Yahoo! $10,000 per month for services related to the re-encoding of streaming video content. As of December 31, 1999, the Company had incurred $100,000 related to this agreement. Future payments will be as follows:



2000......................................................  $120,000
2001......................................................   120,000
2002......................................................    20,000
                                                            --------
                                                            $260,000
                                                            ========


4. INCOME TAXES

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                   DECEMBER 31,
                                             -------------------------
                                                1998          1999
                                             -----------   -----------
Deferred tax liability:
  Property and equipment...................  $  (370,112)  $  (416,171)
Deferred tax assets:
  Net operating loss carryforwards.........    1,951,596     7,294,909
  Accounts receivable......................       20,740       100,640
  Accrual..................................       13,739        64,328
  Inventory................................      110,602            --
                                             -----------   -----------
                                               1,726,565     7,043,706
Valuation allowance........................   (1,726,565)   (7,043,706)
                                             -----------   -----------
Net deferred tax assets....................  $        --   $        --
                                             ===========   ===========

                               BROADBANDNOW, INC.

     Deferred tax assets are required to be reduced by a valuation allowance if it is more likely than not that some portion or all the deferred tax assets will not be realized. Realization of the future benefits related to deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the near to medium term. Management has considered these factors in determining the valuation allowance retained in fiscal year 1999.

     The Company has net operating loss carryforwards of approximately $21.3 million at December 31, 1999, which begin to expire in 2010.

     The following table summarizes the significant differences between the U.S. Federal Statutory tax rate and the Company's effective tax rate for financial statement purposes:

                                                                     DECEMBER 31,
                                                         -------------------------------------
                                                           1997         1998          1999
                                                         ---------   -----------   -----------
Federal income tax benefit at statutory rate..........   $(300,382)  $(1,283,429)  $(5,262,334)
Nondeductible expenses................................          --        10,011        11,518
Net operating loss not benefited......................     300,382     1,273,418     5,250,816
                                                         ---------   -----------   -----------
                                                         $      --   $        --   $        --
                                                         =========   ===========   ===========

5. RELATED PARTY TRANSACTIONS

     During 1997, 1998 and 1999, professional fees of approximately $11,306, $16,000 and $27,503 were paid to Clay C. Scott, Jr., Secretary of the Board, for legal services rendered to the Company.


     During 1998 and 1999, advisory fees of approximately $162,000 and $350,000, respectively, were paid to Geneva Associates, L.L.C. (Geneva) in connection with the sales of common and preferred stock. Additionally, in June 1999, the Company issued 60,000 stock options to Geneva in exchange for advisory services related to business development. The options vest over three years and have an exercise price of $9.40 per share. The options were recorded at fair value of $80,000 in operating expenses. The fair value of the options was calculated using an option-pricing model with the following assumptions: risk-free interest rate of
5.1 percent; dividend yield of zero; volatility of 10 percent; and an option life of approximately three years. Certain principals of Geneva are members of the Board of Directors of the Company.



     On December 21, 1999, the Company entered into an Advisory Agreement with Marcus & Partners, L.P. (Marcus) to assist the Company in developing new customer and partner relationships. In the agreement, the Company agrees to pay Marcus a percentage based finders fee and a consulting fee of four equal payments of $45,000 during the one year term of the agreement. In January 2000, the Company sold Marcus a warrant to purchase 600,000 shares of common stock with an exercise price of $9.40 per share, for a cash consideration of $175,000 which approximated fair market value as determined by an independent third party. This amount was recorded as additional capital in January 2000.


     Additionally, the Company paid Marcus a finders fee of $200,000 in connection with the sale of $20 million of Series A preferred stock to Liberty BBandnow Holdings, LLC, a subsidiary of Liberty Media Corporation. Jeffrey A. Marcus, who has agreed to become a member of the Board of Directors at the consummation of an initial public offering, is a partner of Marcus. Gary S. Howard, who has agreed to become a member of the Board of Directors at the consummation of an initial public offering, is an Executive Vice President and Chief Operating Officer of Liberty Media Corporation.


     In February 2000, we sold DOTCOM Limited Partnership warrants to purchase 300,000 shares of common stock with an exercise price of $9.40 per share, for a cash consideration of $60,000. The warrants were issued in exchange for assistance in developing new customer and partner relationships. The Company recorded expense of $27,000 in February 2000 to reflect the lower per share value of these

                               BROADBANDNOW, INC.

warrants as compared to the warrants issued above. The Company recorded additional capital of $87,000 related to this transaction. The purchase right under the warrant for 100,000 of such shares will become exercisable upon the earlier to occur of (i) a change in control of the Company or (ii) one year from the date of grant at the discretion of the Company's President. Jack A. Riggs, who has agreed to become a member of the Board of Directors at the consummation of an initial public offering, is a controlling partner of DOTCOM Limited Partnership.

     Through and including      , 2000 (the 25th day after the date of this
prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                                 SHARES


                               BroadbandNOW, INC.


                         COMMON STOCK, $0.001 PAR VALUE

                         ------------------------------

                            BEAR, STEARNS & CO. INC.

                                   CHASE H&Q


                           JEFFERIES & COMPANY, INC.


                                            , 2000

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the common stock being registered, all of which will be paid by the registrant. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq filing fee.

Registration fee............................................   $30,360
NASD filing fee.............................................     8,000
Nasdaq listing fee..........................................         *
Accounting fees and expenses................................         *
Legal fees and expenses.....................................         *
Transfer agent fees.........................................         *
Printing and engraving expenses.............................         *
Miscellaneous expenses......................................         *
                                                               -------
          Total.............................................   $     *
                                                               =======

---------------

* To be furnished by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate), and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     Section 107(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (d) for any transaction from which the director derived an improper personal benefit.


     The Bylaws of the registrant, a copy of which is filed as an exhibit to the Registration Statement, provides that each person who at any time is or was a director or officer of the registrant, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the registrant, against costs, charges, expenses (including without limitation, court costs and attorneys' fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by such person in connection with a Proceeding, so long as a majority of a quorum of disinterested directors, the stockholders or legal counsel through a written opinion do not determine that such person did not act in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and in the case of a criminal Proceeding, such person had reasonable cause to believe his conduct was unlawful. The Bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons, including the prepayment of any such benefits.


     The Registrant has entered into Indemnification Agreements pursuant to which it will indemnify certain of its directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL. The Indemnification Agreements also provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding.

     The registrant has a directors' and officers' liability insurance policy to insure its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of the registrant, including liabilities arising under the Securities Act.

     The form of underwriting agreement filed as an exhibit to this registration statement provides for the indemnification of our directors and officers in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     The securities sold by the registrant during the last three years have not been registered under the Securities Act. The holders of the securities referred to below agreed to take their securities for investment and not with a view to the distribution thereof. The certificates representing the securities contained legends identifying certain restrictions on the transferability thereof. The following information gives effect to the five for one stock split on May 22, 1998, but does not give effect to the conversion of the Class B common stock, the Class C common stock and the preferred stock upon consummation of this offering. The following information does give effect to the stock split which will be effected on March 31, 2000.


  Common Stock

     The following sets forth information pertaining to sales of common stock by the registrant during the last three years. Except as noted below, there were no underwriting discounts or commissions on the sale of the common stock. Exemption from registration of the shares of common stock listed below is claimed under
Section 4(2) of the Securities Act.


PURCHASER                              DATE          TYPE OF STOCK      SHARES      CONSIDERATION
---------                              ----          -------------      ------      -------------
I(3)S Funding I, L.L.C.(1)....  April 4, 1997       Class B common     7,161,700     $1,500,000
I(3)S Funding I, L.L.C. ......  March 31, 1998      Class B common     1,500,000     $1,500,000
Spotswood Capital, LLC........  July 10, 1998       Class C common     1,750,000     $1,750,000
Blue Ridge Investors Limited
  Partnership.................  July 10, 1998       Class C common     1,750,000     $1,750,000
I(3)S Funding I, L.L.C. ......  December 30, 1998   Class B common     1,297,854     $2,000,000
Spotswood Capital, LLC........  December 30, 1998   Class C common       324,464     $  500,000
Blue Ridge Investors Limited
  Partnership.................  December 30, 1998   Class C common       324,464     $  500,000
John T. Miller................  September 16, 1999  Class A common        50,000     $   10,450
Chancellor Enterprises,
  Ltd. .......................  February 1, 2000    Class A common     1,500,000     $  150,000


---------------

(1) John S. Miller received the option to purchase 243,420 shares of common stock at a price of $0.418 per share as a finders fee for this transaction.

     Exemption from registration of the shares of common stock listed below is claimed under Section 4(2) and Rule 701.


PURCHASER                                  DATE          TYPE OF STOCK    SHARES   CONSIDERATION
---------                                  ----          -------------    ------   -------------
David Heitman......................  August 11, 1998     Class A common   2,000        $100
Thomas L. Jones....................  August 11, 1998     Class A common   2,000        $100
Anthony Martin.....................  November 11, 1998   Class A common   2,000        $100
Christopher Bedford................  December 7, 1998    Class A common     200        $ 41
Christopher Bedford................  December 22, 1998   Class A common     200        $ 41
Christopher Bedford................  January 29, 1999    Class A common     600        $123
Ossama Abourakaba..................  August 3, 1999      Class A common   2,000        $100
Thomas L. Jones....................  August 16, 1999     Class A common   1,000        $ 50
Helen C. Cupples...................  October 11, 1999    Class A common     200        $200
David Heitman......................  October 11, 1999    Class A common   2,000        $100
Denise Looper......................  October 11, 1999    Class A common     200        $200
Ossama Abourakaba..................  October 29, 1999    Class A common   2,000        $100
Ossama Abourakaba..................  January 31, 2000    Class A common   2,000        $100
Robyn Musgrave.....................  January 31, 2000    Class A common     100        $100


     The following shares were issued as partial consideration for the purchase of all of the assets of Applied Multimedia Productions, Inc. which had an aggregate value of $33,913. Exemption from registration of the shares of common stock listed below is claimed under Section 4(2).


PURCHASER                                 DATE          TYPE OF STOCK    SHARES   CONSIDERATION
---------                                 ----          -------------    ------   -------------
Thon Morse........................  August 15, 1998     Class A common   13,600          (1)
Kristan V. Boggs..................  August 15, 1998     Class A common   13,600          (1)
Andy Shattuck.....................  August 15, 1998     Class A common   13,600          (1)
Damon M. Fiske....................  August 15, 1998     Class A common   13,600          (1)


---------------


(1) The shares were valued at $0.20 per share.


  Preferred Stock

     The following sets forth information pertaining to sales of preferred stock by the registrant in a private placement. The aggregate offering price of the preferred stock sold in the private placement was $91,120,743. Donaldson, Lufkin & Jenrette Securities Corporation acted as the exclusive agent of the registrant and received a fee equal to $1,986,699. Exemption from registration of the shares of preferred stock listed below is claimed under Section 4(2) of the Securities Act and Rule 506 of Regulation D.

PURCHASER                              DATE            TYPE OF STOCK        SHARES     CONSIDERATION
---------                              ----            -------------        ------     -------------
Nortel Networks Inc. ..........  June 25, 1999      Series A convertible   1,063,829    $20,000,000
                                                         preferred
Ascend Communications, Inc. ...  June 25, 1999      Series A convertible     531,915    $10,000,000
                                                         preferred
I(3)S Funding I, L.L.C. .......  June 25, 1999      Series A convertible     127,128    $ 2,390,000
                                                         preferred
Blue Ridge Investors II Limited
  Partnership..................  June 25, 1999      Series A convertible     127,128    $ 2,390,000
                                                         preferred
Blue Ridge Investors Limited
  Partnership..................  June 25, 1999      Series A convertible      11,702    $   220,000
                                                         preferred
General Electric Capital
  Corp.........................  October 29, 1999   Series A convertible     265,957    $ 5,000,000
                                                         preferred
Archstone Communities Trust....  November 2, 1999   Series A convertible     372,340    $ 7,000,000
                                                         preferred
Archstone Communities
  Investment LLC-I.............  November 2, 1999   Series A convertible      17,294    $   325,127
                                                         preferred
Microsoft Corporation..........  November 24, 1999  Series A convertible   1,063,829    $20,000,000
                                                         preferred
Telecommunications Investments,
  LLC..........................  January 6, 2000    Series A convertible      68,916    $ 1,295,616
                                                         preferred
TeleNet Capital Group, LLC.....  January 6, 2000    Series A convertible      53,191    $ 1,000,000
                                                         preferred
Summit Properties, Inc.........  January 6, 2000    Series A convertible      53,191    $ 1,000,000
                                                         preferred
Liberty BBandnow Holdings,
  LLC..........................  January 25, 2000   Series A convertible   1,063,829    $20,000,000
                                                         preferred
Archstone Communities
  Investment LLC-I.............  January 27, 2000   Series A convertible      26,596    $   500,000
                                                         preferred

  Warrants

     The following sets forth information pertaining to sales of warrants by the registrant during the last three years. Except as noted below, there were no underwriting discounts or commissions on the sale of the warrants. Exemption from registration of the warrants listed below is claimed under Section 4(2) of the Securities Act.


PURCHASER                                DATE           TYPE OF STOCK        SHARES     CONSIDERATION
---------                                ----           -------------        ------     -------------
Marcus & Partners, L.P...........  January 6, 2000         Warrants           600,000    $   175,000
DOTCOM Limited Partnership.......  February 3, 2000        Warrants           300,000    $    60,000

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


        EXHIBIT
         NUMBER                              DESCRIPTION OF EXHIBITS
        -------                              -----------------------
            1.1+           -- Form of underwriting agreement.
            3.1**          -- Form of Certificate of Incorporation.
            3.2+           -- Form of Restated Certificate of Incorporation (to be
                              effective simultaneously with closing of offering).
            3.3*           -- Bylaws.
            3.4+           -- Amended and Restated Bylaws (to be effective
                              simultaneously with closing of offering).
            4.1+           -- Specimen of common stock certificate.
            4.2+           -- Form of Rights Agreement
            4.3**          -- Certificate of Designations, Preferences and Relative
                              Rights of Series A Convertible Preferred Stock (to be
                              converted into common stock upon the closing of the
                              offering).
            5.1+           -- Opinion of King & Spalding (including the consent of such counsel) regarding the legality of the common stock.
           10.1*           -- Employment agreement dated June 24, 1999 between James R.
                              Price and the registrant.
           10.2*           -- Employment agreement dated June 24, 1999 between Charles
                              W. (Bo) Price and the registrant.
           10.3*           -- Employment agreement dated June 24, 1999 between Matthew
                              Hutchins, Sr. and the registrant.
           10.4*           -- Employment agreement dated June 24, 1999 between Daniel
                              A. Gillett and the registrant.
           10.5*           -- Form of Indemnification Agreement.
           10.6*           -- Omnibus Stock Plan of I3S, Inc., a Texas corporation,
                              effective February 13, 1996, and amended and restated on
                              October 7, 1999.
           10.7*           -- Form of Stock Option Agreements.
           10.8**          -- Forms of Power of Attorney for James and Charles W. (Bo)
                              Price.
         ++10.9**          -- Master High Speed Data Services Access and Right of Entry
                              Agreement dated February 23, 1999 between Archstone
                              Communities Trust and the registrant.
         ++10.10**         -- High Speed Data Services Marketing Agreement dated July
                              9, 1999 between AvalonBay Communities, Inc. and the
                              registrant.
         ++10.11**         -- Broadband Content Teaming Agreement dated February 19,
                              1999 between Yahoo!/Broadcast.com and the registrant.
         ++10.12**         -- Master High Speed Data Services Access Agreement dated
                              August 5, 1998 between Cable Plus Holding Company and the
                              registrant.
         ++10.13**         -- Master High Speed Data Services Marketing Agreement dated
                              March 5, 1998 between Camden Development, Inc. and the
                              registrant.
         ++10.14**         -- Master High Speed Data Services Access Agreement dated
                              March 16, 1999 between Global Interactive Communications
                              Corp. and the registrant.
         ++10.15**         -- Master High Speed Data Services Agreement dated November
                              12, 1998 between GTE Media Ventures Incorporated and the
                              registrant.
         ++10.16**         -- Strategic Alliance Agreement dated March 10, 1998 between
                              TVMAX Telecommunications, Inc., d/b/a Optel and the
                              registrant.
         ++10.17**         -- Master High Speed Data Services Marketing Agreement dated
                              February 1, 1999 between Private Cable, Inc. and the
                              registrant.
         ++10.18**         -- Master High Speed Data Services Agreement dated June 22,
                              1999 between Seren Innovations, Inc. and the registrant.

        EXHIBIT
         NUMBER                              DESCRIPTION OF EXHIBITS
        -------                              -----------------------
         ++10.19**         -- Purchase Agreement dated July 23, 1999 between Adaptive
                              Broadband Corporation and the registrant.
         ++10.20**         -- Communications Services Agreement dated June 18, 1999
                              between Waller Creek Communications, Inc., d/b/a Pontio
                              Communications Company, Inc. and the registrant.
         ++10.21**         -- Master Purchase Agreement dated July 15, 1999 between
                              Nortel Networks Inc. and the registrant.
         ++10.22**         -- High Speed Data Services Right-of-Entry Agreement dated
                              October 14, 1999 between Forest City Residential
                              Management, Inc. and the registrant.
           10.23**         -- Advisory Agreement dated December 21, 1999 between Marcus
                              & Partners, L.P. and the registrant.
           10.24**         -- Letter Agreement dated January 25, 2000 between Liberty
                              Media Corporation and the registrant.
           10.25*          -- Stock Purchase Agreement dated April 4, 1997 between
                              I(3)S Funding I, L.L.C., the registrant, James R. Price,
                              Gary A. Dobbins, Clay C. Scott, Jr., Charles W. (Bo)
                              Price and George Venner.
           10.26*          -- Stock Purchase Agreement dated March 31, 1998 between
                              I(3)S Funding I, L.L.C., the registrant, James R. Price,
                              Gary A. Dobbins, Clay C. Scott, Jr., Charles W. (Bo)
                              Price and George Venner.
           10.27*          -- Amendment to Stock Purchase Agreement dated June 30, 1998 between I(3)S Funding I, L.L.C., the registrant, James R.
                              Price, Gary A. Dobbins, Clay C. Scott, Jr., Charles W.
                              (Bo) Price and George Venner.
           10.28*          -- Stock Purchase Agreement dated July 10, 1998 between
                              Spotswood Capital LLC, the registrant, James R. Price,
                              Gary A. Dobbins, Clay C. Scott, Jr., Charles W. (Bo)
                              Price, George Venner and I(3)S Funding I, L.L.C.
           10.29*          -- Stock Purchase Agreement dated July 10, 1998 between Blue
                              Ridge Investors Limited Partnership, the registrant,
                              James R. Price, Gary A. Dobbins, Clay C. Scott, Jr.,
                              Charles W. (Bo) Price, George Venner and I(3)S Funding I,
                              L.L.C.
           10.30*          -- Stock Purchase Agreement dated December 30, 1998 between
                              Spotswood Capital LLC., the registrant, James R. Price,
                              Gary A. Dobbins, Clay C. Scott, Jr., Charles W. (Bo)
                              Price, George Venner, Blue Ridge Investors Limited
                              Partnership and I(3)S Funding I, L.L.C.
           10.31*          -- Stock Purchase Agreement dated December 30, 1998 between
                              Blue Ridge Investors Limited Partnership, the registrant,
                              James R. Price, Gary A. Dobbins, Clay C. Scott, Jr.,
                              Charles W. (Bo) Price, George Venner, Spotswood Capital,
                              LLC and I(3)S Funding I, L.L.C.
           10.32*          -- Stock Purchase Agreement dated December 30, 1998 between
                              I(3)S Funding I, L.L.C., the registrant, James R. Price,
                              Gary A. Dobbins, Clay C. Scott, Jr., Charles W. (Bo)
                              Price, George Venner, Spotswood Capital, LLC and Blue
                              Ridge Investors Limited Partnership.
           10.33*          -- Amendment to Stock Purchase Agreements dated June 25,
                              1999 between I(3)S Funding I, L.L.C., Blue Ridge
                              Investors Limited Partnership, Spotswood Capital, LLC,
                              the registrant, James R. Price, Gary A. Dobbins, Clay C.
                              Scott, Jr., Charles W. (Bo) Price and George Venner.
           10.34**         -- Series A Convertible Preferred Stock Purchase Agreement
                              dated June 25, 1999 between Nortel Networks Inc., Ascend
                              Communications Inc. (Lucent), Blue Ridge Investors II
                              Limited Partnership, I(3)S Funding I, LLC, Blue Ridge
                              Investors Limited Partnership and the registrant.
           10.35**         -- Series A Convertible Preferred Stock Purchase Agreement
                              dated November 2, 1999 between Archstone Communities
                              Trust, Archstone Communities Investment LLC-I and the
                              registrant.
           10.36**         -- Series A Convertible Preferred Stock Purchase Agreement
                              dated January 27, 2000 between Archstone Communities
                              Investment LLC-I and the registrant.

        EXHIBIT
         NUMBER                              DESCRIPTION OF EXHIBITS
        -------                              -----------------------
           10.37**         -- Series A Convertible Preferred Stock Purchase Agreement
                              dated November 24, 1999 between Microsoft Corporation and
                              the registrant.
           10.38**         -- Series A Convertible Preferred Stock Purchase Agreement
                              dated January 25, 2000 between Liberty BBandnow Holdings,
                              LLC and the registrant.
           10.39*          -- First Amended and Restated Registration Rights Agreement
                              dated January 25, 2000 between the registrant and Blue
                              Ridge Investors Limited Partnership, Blue Ridge Investors
                              II Limited Partnership, I(3)S Funding I, L.L.C., Nortel
                              Networks Inc., Ascend Communications, Inc., Archstone
                              Communities Trust, Archstone Communities Investment
                              LLC-I, Paradigm/I(3)S, L.P., Microsoft Corporation, CFE,
                              Inc., TeleNet Capital Group, LLC, Telecommunications
                              Investments, LLC, Summit Properties, Inc. and Liberty
                              BBandnow Holdings, LLC.
           10.40*          -- Addendum to the First Amended and Restated Registration
                              Rights Agreement dated January 27, 2000 between Archstone
                              Communities Investment LLC-1 and the registrant.
           10.41**         -- Stock Purchase Warrant dated January 6, 2000 between
                              Marcus & Partners, L.P. and the registrant.
           10.42**         -- Subscription Agreement dated as of January 6, 2000
                              between Marcus & Partners, L.P. and the registrant.
           10.43**         -- Registration Rights Agreement dated as of January 6, 2000 between Marcus & Partners, L.P. and the registrant.
           10.44**         -- Stock Purchase Warrants between DOTCOM Limited
                              Partnership and the registrant.
           10.45**         -- Subscription Agreement dated as of February 3, 2000
                              between DOTCOM Limited Partnership and the registrant.
           10.46**         -- Registration Rights Agreement dated as of February 3,
                              2000 between DOTCOM Limited Partnership and the
                              registrant.
           10.47**         -- Secured Promissory Note dated June 25, 1998 between the registrant (borrower) and Ascend Communications, Inc.
                              (lender) in the amount of $10,000,000, as amended for a
                              total of $25,000,000.
           21.1*           -- Subsidiaries.
           23.1**          -- Consent of Ernst & Young LLP.
           23.2+           -- Consent of King & Spalding (included in Exhibit 5.1).
           24.1*           -- Power of attorney (included in the signature page of this
                              Registration Statement).
           27.1*           -- Financial data schedule.
           99.1*           -- Consent of Gary S. Howard.
           99.2*           -- Consent of Jeffrey A. Marcus.
           99.3*           -- Consent of Jack A. Riggs.


---------------


 * Previously filed



** Filed herewith


 + To be filed by amendment


++ Portions of this exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the registrant's application requesting Confidential Treatment under Rule 406 of the Securities Act.


     (b) Financial Statement Schedules.

     All financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          1) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          2) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be a part of this registration statement as of the time it was declared effective.

          3) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          4) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on March 21, 2000.


                                            BroadbandNOW, Inc.

                                            By:  /s/ MATTHEW HUTCHINS, SR.
                                              ----------------------------------
                                                    Matthew Hutchins, Sr.
                                                President and Chief Executive
                                                            Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew Hutchins, Sr., President and Chief Executive Officer of BroadbandNOW, Inc., and Daniel A. Gillett, Vice President, Corporate Development and Chief Financial Officer of BroadbandNOW, Inc., or either of them, and any agent for service named in this registration statement and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                     DATE
                      ---------                                      -----                     ----

*                                                        Chairman of the Board            March 21, 2000
-----------------------------------------------------
James R. Price

              /s/ MATTHEW HUTCHINS, SR.                  President, Chief Executive       March 21, 2000
-----------------------------------------------------      Officer and Director
                Matthew Hutchins, Sr.

*                                                        Executive Vice President and     March 21, 2000
-----------------------------------------------------      Director
Charles W. (Bo) Price

*                                                        Senior Vice President and        March 21, 2000
-----------------------------------------------------      Chief Financial Officer
Daniel A. Gillett

*                                                        Secretary and Director           March 21, 2000
-----------------------------------------------------
Clay C. Scott, Jr.

*                                                        Director                         March 21, 2000
-----------------------------------------------------
Tracy Scott Turner

*                                                        Director                         March 21, 2000
-----------------------------------------------------
Russell R. Myers

           *By: /s/ MATTHEW HUTCHINS, SR.
  ------------------------------------------------
                Matthew Hutchins, Sr.
                  Attorney-in-fact

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                              DESCRIPTION OF EXHIBITS
        -------                              -----------------------
            1.1+           -- Form of underwriting agreement.
            3.1**          -- Form of Certificate of Incorporation.
            3.2+           -- Form of Restated Certificate of Incorporation (to be
                              effective simultaneously with closing of offering).
            3.3*           -- Bylaws.
            3.4+           -- Amended and Restated Bylaws (to be effective
                              simultaneously with closing of offering).
            4.1+           -- Specimen of common stock certificate.
            4.2+           -- Form of Rights Agreement
            4.3**          -- Certificate of Designations, Preferences and Relative
                              Rights of Series A Convertible Preferred Stock (to be
                              converted into common stock upon the closing of the
                              offering).
            5.1+           -- Opinion of King & Spalding (including the consent of such counsel) regarding the legality of the common stock.
           10.1*           -- Employment agreement dated June 24, 1999 between James R.
                              Price and the registrant.
           10.2*           -- Employment agreement dated June 24, 1999 between Charles
                              W. (Bo) Price and the registrant.
           10.3*           -- Employment agreement dated June 24, 1999 between Matthew
                              Hutchins, Sr. and the registrant.
           10.4*           -- Employment agreement dated June 24, 1999 between Daniel
                              A. Gillett and the registrant.
           10.5*           -- Form of Indemnification Agreement.
           10.6*           -- Omnibus Stock Plan of I3S, Inc., a Texas corporation,
                              effective February 13, 1996, and amended and restated on
                              October 7, 1999.
           10.7*           -- Form of Stock Option Agreements.
           10.8**          -- Forms of Power of Attorney for James and Charles W. (Bo)
                              Price.
         ++10.9**          -- Master High Speed Data Services Access and Right of Entry
                              Agreement dated February 23, 1999 between Archstone
                              Communities Trust and the registrant.
         ++10.10**         -- High Speed Data Services Marketing Agreement dated July
                              9, 1999 between AvalonBay Communities, Inc. and the
                              registrant.
         ++10.11**         -- Broadband Content Teaming Agreement dated February 19,
                              1999 between Yahoo!/Broadcast.com and the registrant.
         ++10.12**         -- Master High Speed Data Services Access Agreement dated
                              August 5, 1998 between Cable Plus Holding Company and the
                              registrant.
         ++10.13**         -- Master High Speed Data Services Marketing Agreement dated
                              March 5, 1998 between Camden Development, Inc. and the
                              registrant.
         ++10.14**         -- Master High Speed Data Services Access Agreement dated
                              March 16, 1999 between Global Interactive Communications
                              Corp. and the registrant.
         ++10.15**         -- Master High Speed Data Services Agreement dated November
                              12, 1998 between GTE Media Ventures Incorporated and the
                              registrant.
         ++10.16**         -- Strategic Alliance Agreement dated March 10, 1998 between
                              TVMAX Telecommunications, Inc., d/b/a Optel and the
                              registrant.
         ++10.17**         -- Master High Speed Data Services Marketing Agreement dated
                              February 1, 1999 between Private Cable, Inc. and the
                              registrant.
         ++10.18**         -- Master High Speed Data Services Agreement dated June 22,
                              1999 between Seren Innovations, Inc. and the registrant.
         ++10.19**         -- Purchase Agreement dated July 23, 1999 between Adaptive
                              Broadband Corporation and the registrant.

        EXHIBIT
         NUMBER                              DESCRIPTION OF EXHIBITS
        -------                              -----------------------
         ++10.20**         -- Communications Services Agreement dated June 18, 1999
                              between Waller Creek Communications, Inc., d/b/a Pontio
                              Communications Company, Inc. and the registrant.
         ++10.21**         -- Master Purchase Agreement dated July 15, 1999 between
                              Nortel Networks Inc. and the registrant.
         ++10.22**         -- High Speed Data Services Right-of-Entry Agreement dated
                              October 14, 1999 between Forest City Residential
                              Management, Inc. and the registrant.
           10.23**         -- Advisory Agreement dated December 21, 1999 between Marcus
                              & Partners, L.P. and the registrant.
           10.24**         -- Letter Agreement dated January 25, 2000 between Liberty
                              Media Corporation and the registrant.
           10.25*          -- Stock Purchase Agreement dated April 4, 1997 between
                              I(3)S Funding I, L.L.C., the registrant, James R. Price,
                              Gary A. Dobbins, Clay C. Scott, Jr., Charles W. (Bo)
                              Price and George Venner.
           10.26*          -- Stock Purchase Agreement dated March 31, 1998 between
                              I(3)S Funding I, L.L.C., the registrant, James R. Price,
                              Gary A. Dobbins, Clay C. Scott, Jr., Charles W. (Bo)
                              Price and George Venner.
           10.27*          -- Amendment to Stock Purchase Agreement dated June 30, 1998 between I(3)S Funding I, L.L.C., the registrant, James R.
                              Price, Gary A. Dobbins, Clay C. Scott, Jr., Charles W.
                              (Bo) Price and George Venner.
           10.28*          -- Stock Purchase Agreement dated July 10, 1998 between
                              Spotswood Capital LLC, the registrant, James R. Price,
                              Gary A. Dobbins, Clay C. Scott, Jr., Charles W. (Bo)
                              Price, George Venner and I(3)S Funding I, L.L.C.
           10.29*          -- Stock Purchase Agreement dated July 10, 1998 between Blue
                              Ridge Investors Limited Partnership, the registrant,
                              James R. Price, Gary A. Dobbins, Clay C. Scott, Jr.,
                              Charles W. (Bo) Price, George Venner and I(3)S Funding I,
                              L.L.C.
           10.30*          -- Stock Purchase Agreement dated December 30, 1998 between
                              Spotswood Capital LLC., the registrant, James R. Price,
                              Gary A. Dobbins, Clay C. Scott, Jr., Charles W. (Bo)
                              Price, George Venner, Blue Ridge Investors Limited
                              Partnership and I(3)S Funding I, L.L.C.
           10.31*          -- Stock Purchase Agreement dated December 30, 1998 between
                              Blue Ridge Investors Limited Partnership, the registrant,
                              James R. Price, Gary A. Dobbins, Clay C. Scott, Jr.,
                              Charles W. (Bo) Price, George Venner, Spotswood Capital,
                              LLC and I(3)S Funding I, L.L.C.
           10.32*          -- Stock Purchase Agreement dated December 30, 1998 between
                              I(3)S Funding I, L.L.C., the registrant, James R. Price,
                              Gary A. Dobbins, Clay C. Scott, Jr., Charles W. (Bo)
                              Price, George Venner, Spotswood Capital, LLC and Blue
                              Ridge Investors Limited Partnership.
           10.33*          -- Amendment to Stock Purchase Agreements dated June 25,
                              1999 between I(3)S Funding I, L.L.C., Blue Ridge
                              Investors Limited Partnership, Spotswood Capital, LLC,
                              the registrant, James R. Price, Gary A. Dobbins, Clay C.
                              Scott, Jr., Charles W. (Bo) Price and George Venner.
           10.34**         -- Series A Convertible Preferred Stock Purchase Agreement
                              dated June 25, 1999 between Nortel Networks Inc., Ascend
                              Communications Inc. (Lucent), Blue Ridge Investors II
                              Limited Partnership, I(3)S Funding I, LLC, Blue Ridge
                              Investors Limited Partnership and the registrant.
           10.35**         -- Series A Convertible Preferred Stock Purchase Agreement
                              dated November 2, 1999 between Archstone Communities
                              Trust, Archstone Communities Investment LLC-I and the
                              registrant.
           10.36**         -- Series A Convertible Preferred Stock Purchase Agreement
                              dated January 27, 2000 between Archstone Communities
                              Investment LLC-I and the registrant.
           10.37**         -- Series A Convertible Preferred Stock Purchase Agreement
                              dated November 24, 1999 between Microsoft Corporation and
                              the registrant.
           10.38**         -- Series A Convertible Preferred Stock Purchase Agreement
                              dated January 25, 2000 between Liberty BBandnow Holdings,
                              LLC and the registrant.

        EXHIBIT
         NUMBER                              DESCRIPTION OF EXHIBITS
        -------                              -----------------------
           10.39*          -- First Amended and Restated Registration Rights Agreement
                              dated January 25, 2000 between the registrant and Blue
                              Ridge Investors Limited Partnership, Blue Ridge Investors
                              II Limited Partnership, I(3)S Funding I, L.L.C., Nortel
                              Networks Inc., Ascend Communications, Inc., Archstone
                              Communities Trust, Archstone Communities Investment
                              LLC-I, Paradigm/I(3)S, L.P., Microsoft Corporation, CFE,
                              Inc., TeleNet Capital Group, LLC, Telecommunications
                              Investments, LLC, Summit Properties, Inc. and Liberty
                              BBandnow Holdings, LLC.
           10.40*          -- Addendum to the First Amended and Restated Registration
                              Rights Agreement dated January 27, 2000 between Archstone
                              Communities Investment LLC-1 and the registrant.
           10.41**         -- Stock Purchase Warrant dated January 6, 2000 between
                              Marcus & Partners, L.P. and the registrant.
           10.42**         -- Subscription Agreement dated as of January 6, 2000
                              between Marcus & Partners, L.P. and the registrant.
           10.43**         -- Registration Rights Agreement dated as of January 6, 2000 between Marcus & Partners, L.P. and the registrant.
           10.44**         -- Stock Purchase Warrants between DOTCOM Limited
                              Partnership and the registrant.
           10.45**         -- Subscription Agreement dated as of February 3, 2000
                              between DOTCOM Limited Partnership and the registrant.
           10.46**         -- Registration Rights Agreement dated as of February 3,
                              2000 between DOTCOM Limited Partnership and the
                              registrant.
           10.47**         -- Secured Promissory Note dated June 25, 1998 between the registrant (borrower) and Ascend Communications, Inc.
                              (lender) in the amount of $10,000,000, as amended for a
                              total of $25,000,000.
           21.1*           -- Subsidiaries.
           23.1**          -- Consent of Ernst & Young LLP.
           23.2+           -- Consent of King & Spalding (included in Exhibit 5.1).
           24.1*           -- Power of attorney (included in the signature page of this
                              Registration Statement).
           27.1*           -- Financial data schedule.
           99.1*           -- Consent of Gary S. Howard.
           99.2*           -- Consent of Jeffrey A. Marcus.
           99.3*           -- Consent of Jack A. Riggs.


---------------


 * Previously filed



** Filed herewith


 + To be filed by amendment


++ Portions of this exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the registrant's application requesting Confidential Treatment under Rule 406 of the Securities Act.